Exhibit 10.14(b)

SECOND AMENDMENT
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
HF LOGISTICS-SKX, LLC

This Second Amendment to Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX, LLC (“Amendment”) is made and entered into this 12th day of February, 2019 by and between HF Logistics I, LLC, a Delaware limited liability company (“HF”) and Skechers R.B., LLC, a Delaware limited liability company (“Skechers”, and together with HF, the “Members”).

RECITALS

A.The Members executed that certain Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX, LLC dated April 12, 2010, but effective as of January 30, 2010 (as amended by a First Amendment dated as of August 11, 2015, the “Existing LLC Agreement”).

B.Although the expansion right set forth in the Existing LLC Agreement has lapsed, Skechers Parent has stated its desire to expand into the Expansion Parcel (although the expansion building will contain approximately 750,000 square feet instead of 500,000 square feet, as originally contemplated under the Existing LLC Agreement), and to that end, Skechers Parent and the T2 Subsidiary will be entering into a new lease (the “Expansion Parcel Lease”) for the building and other improvements to be constructed on the Expansion Parcel (as defined herein).  However, to accomplish the desired expansion, additional land is required beyond the approximately 22.37 acre Expansion Parcel, which is currently owned by the T2 Subsidiary (the “Original Expansion Parcel”).  Highland Fairview Partners V, a Delaware general partnership (“HFPV”), which is an Affiliate of HF, owns approximately 12.93 acres of land adjacent to the Original Expansion Parcel (the “Additional Expansion Parcel”), and is willing to contribute the Additional Expansion Parcel to the T2 Subsidiary to enable the expansion to occur.  The Original Expansion Parcel and the Additional Expansion Parcel are together referred to herein as the “Expansion Parcel”.

C.The Members desire to further amend the Agreement.

NOW, THEREFORE, it is agreed as follows:

1.Concurrently with the execution of this Amendment, and in accordance with the terms and conditions of the Amended T2 LLC Agreement (as defined below):

(a)The Company shall assign its entire Company Interest in the T2 Subsidiary to HF and Skechers, pursuant to an assignment in the form of Exhibit “A” attached hereto;

(b)HF shall cause HFPV to contribute (by grant deed), the Additional Expansion Parcel to the T2 Subsidiary; and

(c)Skechers shall contribute cash in the amount of $7,000,000 to the T2 Subsidiary.

2.As a condition to the effectiveness of this Amendment, concurrently herewith (a) Skechers Parent and the T2 Subsidiary shall enter into the Expansion Parcel Lease, which shall be in the form of Exhibit “B” attached hereto (and the Sublease referred to therein shall also be executed), (b) Skechers Parent and the Company shall enter into a Fourth Amendment to Lease Agreement in the form

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089402.000005 4814-7657-7400.7

of Exhibit “C” attached hereto, and (c) Skechers, HF and HFPV shall have executed the Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX T2, LLC (the “Amended T2 LLC Agreement”) (and the Development Management Agreement referred to therein shall also be executed) in the form of Exhibit “D” attached hereto.

3.New Section 10.2.4 is hereby added to the Existing LLC Agreement, as follows:

“10.2.4  Partner Representative.  The Members shall take all reasonable actions to avoid the application to the Company of the provisions of Section 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, including filing all necessary elections to avoid the application of such provisions.  If, however, such provisions do apply to the Company, the Tax Matters Partner shall act as the “Partnership Representative” for purposes of Sections 6221 through 6241 of the Code, as so amended.”

4.Section 17.1 of the Existing LLC Agreement is hereby amended by changing the address for notices to HF to read as follows:

“c/o HF Logistics-SKX, LLC

HF Logistics I, LLC

c/o Highland Fairview Properties

14225 Corporate Way

Moreno Valley, California 92553

Attention:  Iddo Benzeevi

With Copy To:

Baker & Hostetler LLP

11601 Wilshire Boulevard, Suite 1400

Los Angeles, California 90025-7120

Attention:  Bruce R. Greene, Esq.

With Additional Copy To:

James Lieb, Esq.

Executive Vice President

TG Services, Inc.

4 Stage Coach Run

East Brunswick, New Jersey 08816”

5.Skechers hereby releases and discharges HF, and its members, officers, directors, agents and employees, and the heirs, successors and assigns of each of the foregoing, from any and all claims, demands, costs, expenses, lawsuits, actions, causes of action, obligations and liabilities of every nature, known or unknown, which relate to the fact that the Expansion Parcel was not leased to Skechers, and the fact that the Expansion Parcel has not yet been developed and is not producing income, including, but not limited to, those claims made in that certain letter dated September 4, 2018 from Eric V. Rowen, Esq. of Greenberg Traurig LLP (Skechers’ attorney) to HF (including claims for breach of fiduciary duty, or any other claims which Skechers may have which relate to the subject matter of such letter).

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In executing and delivering this Amendment (and specifically the release provisions of this Paragraph), Skechers acknowledges it is familiar with the provisions of California Civil Code Section 1542 and expressly agrees to waive the provisions of said statute, which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Skechers acknowledges that it understands the terms of the foregoing release provision and is entering into this Amendment and the release herein freely and voluntarily, without duress or coercion.

6.Capitalized terms used in this Amendment have the same meanings as are set forth in the Existing LLC Agreement, except as provided herein.

7.Except as set forth in this Amendment, the Existing LLC Agreement remains in full force and effect as written.

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IN WITNESS WHEREOF, the Members have executed this Amendment as of the date first above written.

“HF”		“SKECHERS”
HF LOGISTICS I, LLC, a Delaware limited liability company		SKECHERS R.B., LLC, a Delaware limited liability company

By:	/s/ Iddo Benzeevi	By:		Skechers U.S.A., Inc., a Delaware
	Iddo Benzeevi, President and Chief Executive Officer			corporation, its sole member

			By:	/s/ David Weinberg
David Weinberg, Chief Operating Officer

By its signature hereon, Skechers Parent guarantees to HF and the Company, its obligation to fund the $7,000,000 Additional Capital Contribution of Skechers as set forth in Section 1(c) of this Amendment.

“SKECHERS PARENT”
SKECHERS U.S.A., INC., a Delaware corporation

By:	/s/ David Weinberg
David Weinberg, Chief Operating Officer

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EXHIBIT “A”

FORM OF ASSIGNMENT

HF Logistics-SKX, LLC, a Delaware limited liability company (“Assignor”) hereby assigns and transfers its entire Company Interest (as such term is defined in that certain Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX T2, LLC, a Delaware limited liability company (the “T2 LLC Agreement”) as follows:

(a)50% to HF Logistics I, LLC, a Delaware limited liability company (“HF”); and

(b)50% to Skechers R.B., LLC, a Delaware limited liability company (“Skechers”, and together with HF, the “Assignees”).

The foregoing assignment includes all right, title and interest in Assignor’s Capital Account in HF Logistics-SKX T2, LLC, a Delaware limited liability company (“T2”), all right to receive distributions from T2, and all voting and management rights in T2, all as more fully set forth in the T2 LLC Agreement.

It is agreed that the foregoing Assignment shall be treated as a distribution of property from T2 to Assignees.

Assignees hereby agree that they shall be deemed to be Members of T2 from and after the date of this Assignment, and agree to be bound by and to comply with all provisions of the T2 LLC Agreement relating to the rights and obligations of the Members.

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Executed this _____ day of _____________, 2019.

ASSIGNOR:

HF LOGISTICS-SKX, LLC, a Delaware limited liability company

By:	HF Logistics I, LLC, a Delaware limited liability company

By:
Iddo Benzeevi, President and Chief Executive Officer

By:	Skechers R.B., LLC, a Delaware limited liability company

	By:	Skechers U.S.A., Inc., Delaware corporation, its sole member

By:
David Weinberg, Chief Operating Officer

ASSIGNEES:

HF LOGISTICS I, LLC, a Delaware limited liability company

By:
Iddo Benzeevi, President and Chief Executive Officer

SKECHERS R.B., LLC, a Delaware limited liability company

By:	Skechers U.S.A., Inc., Delaware corporation, its sole member

By:
David Weinberg, Chief Operating Officer

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EXHIBIT “B”

EXPANSION PARCEL LEASE

THIS LEASE AGREEMENT (the “Lease”) is made this _____ day of ______________, 2019 (the “Effective Date”), between HF LOGISTICS-SKX T2, LLC, a Delaware limited liability company (“Landlord”), and the Tenant named below.

Tenant:	Skechers U.S.A., Inc., a Delaware corporation
Tenant's Representative:	Paul Galliher
Address and Phone:	228 Manhattan Beach Blvd.
Manhattan Beach, CA 90266
Telephone:(909) 390-1619
Building:	That certain Building, containing approximately 750,000 net rentable square feet, to be constructed by Landlord in accordance with the provisions of this Lease.
Project:	Highland Fairview Corporate Park
Premises:

The Building, together with the parking areas, landscaped areas and other areas consisting of approximately 35.30 acres of land situated in Moreno Valley, California, as shown on the Site Plan attached hereto as Exhibit “A”, and consisting of Parcel 2 and Parcel 3 of Parcel Map No. 35629 (APN’s: 488-350-031 and 035, and 488-350-027, 032 and 036).

Possession:

If construction has not commenced within eighteen (18) months after the Effective Date, for any reason other than a default hereunder by Tenant, then Tenant may terminate this Lease by notice to Landlord within thirty (30) days after the end of such eighteen (18) month period (unless construction is commenced within such thirty (30) day period, in which case this Lease shall not be terminated).  Upon termination, any prepaid Base Rent and Estimated Operating Expense Payments made by Tenant shall be promptly returned to Tenant, and neither party shall have any further rights or obligations under this Lease, except for those rights and obligations which expressly survive termination of the Lease as set forth herein.

Lease Term:	Beginning on the Commencement Date and ending on the last day of the 180th full calendar month thereafter (the “Termination Date”).
Commencement Date:

The earlier of (a) 30 days after the date of Substantial Completion of the Premises or (b) the date Tenant shall commence its business operations in the Premises.  The parties agree to execute a written instrument which confirms the Commencement Date and the Termination Date promptly after such dates have been determined.

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Monthly Base Rent:	See Addendum 1
Expense Payments (estimates only	Operating Expenses$10,588
and subject to adjustment to actual	Taxes$73,333
costs and expenses according to the	Insurance$24,044
provisions of this Lease)	Total:$107,965

Initial Monthly Base Rent and Estimated

Operating Expense Payments:	$565,465

Security Deposit:	None

Broker:	None

Addenda:	1. Base Rent
2.Construction
3.Miscellaneous Provisions

Exhibits:	A - Site Plan
B – Building Design Criteria
C – Form of Highland Fairview Sublease

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1.Granting Clause.  In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2.Acceptance of Premises.  Except as otherwise set forth in the Lease, Tenant shall accept the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions.  Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes.  Except as otherwise set forth in the Lease, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use.  The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord's responsibility under the Lease and any punchlist items agreed to in writing by Landlord and Tenant.  Notwithstanding anything to the contrary set forth herein, Landlord represents and warrants that as of the Commencement Date (i) the structural integrity of the Premises, including without limitation, the foundation, roof, and any load bearing or retaining walls, is free from any material latent or patent defects, (ii) Landlord is currently not the subject of any bankruptcy or insolvency proceeding, (iii) the Premises shall be in compliance with all Legal Requirements (hereinafter defined) in effect as of the Commencement Date of this Lease, (iv) Landlord has full power, right and authority to execute and perform this Lease and all limited liability company action necessary to do so has been duly taken, and (v)  there are no covenants, conditions, restrictions or agreements in existence which are not part of the public records which will adversely affect the permitted use of the Premises.  If any of the foregoing representations or warranties are inaccurate, Landlord shall, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such inaccuracy, rectify the same at Landlord’s expense.

3.Use.  The Premises shall be used only for the purpose of receiving, storing, packaging, shipping and selling (but limited to wholesale sales) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto; provided, however, with Landlord's prior written consent, and provided that such use is permissible under applicable zoning and other Legal Requirements.  Tenant may also use the Premises for light manufacturing.  Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises, without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.  Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises.  Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project.  For purposes of the preceding sentence, noise or vibrations from Tenant’s material handling system shall not be considered “objectionable” by Landlord.  Outside storage, including without limitation, storage of non-operable trucks and other non-operable vehicles, is prohibited without Landlord's prior written consent; provided, however, that subject to applicable Legal Requirements, Tenant shall be permitted to park trucks and trailers used in Tenant’s business operations on and from the Premises overnight at the truck docks of the Premises and Tenant’s customers shall be permitted to park their vehicles overnight from time to time in the parking areas of the Premises, provided such customer’s vehicles and such trucks and trailers are at all times in operable condition and there is no interference with the ingress and egress of the Project.  Except as otherwise set forth in the Lease, Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). Tenant shall, at its

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expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant's specific use or occupation of the Premises.  Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant's or Landlord's insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits.  If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant's use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord.  Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease.

Notwithstanding anything contained herein to the contrary, Tenant's obligations hereunder shall relate only to the interior of the Premises and any changes to the Premises or the Building that relate solely to the specific manner of use of the Premises by Tenant, and Landlord shall make all other additions to or modifications of the Premises required from time to time by Legal Requirements.  The cost of such additions or modifications made by Landlord shall be included in Operating Expenses pursuant to Paragraph 6 of this Lease, except for those additions or modifications which are Landlord's sole responsibility pursuant to the provisions of this Lease.

Landlord represents that the improvements constructed or installed by Landlord pursuant to the Construction Addendum attached to this Lease shall comply in all material respects with all applicable covenants or restrictions of record and all applicable laws, building codes, regulations and ordinances in effect on the Commencement Date of this Lease.

4.Rent.  Tenant shall pay Base Rent in the amount set forth above.  The first month's Base Rent (estimated at $457,500) and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the Effective Date, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date.  Payments of Base Rent for any fractional calendar month shall be prorated.  All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith.  The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.  Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease.  If Tenant is delinquent in any monthly installment of Base Rent or estimated Operating Expenses for more than 10 days, Tenant shall pay to Landlord on demand a late charge equal to 5 percent of such delinquent sum.  The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty.

5.Security Deposit.  Intentionally Omitted.

6.Operating Expense Payments.  During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of the Operating Expenses for the Premises.  Payments thereof for any fractional calendar month shall be prorated.  The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Premises including, but not limited to costs of: Taxes (hereinafter defined) and fees payable to tax consultants and attorneys for consultation and contesting taxes; insurance; maintenance, repair and replacement of the Premises, including without limitation, paving and parking areas, non-structural areas of the roof (including the roof membrane), alleys, and driveways, mowing, landscaping, exterior painting, amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Premises is, or may in the future be, subject to; property management fees payable to an independent property manager, but excluding

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property management fees paid to Landlord or any affiliate of Landlord; security services, if any; trash collection, sweeping and removal; and additions or alterations made by Landlord to the Premises in order to comply with Legal Requirements enacted after the Commencement Date (other than those expressly required herein to be made by and paid for exclusively by Tenant or Landlord) or that are appropriate to the continued operation of the Premises as a warehouse and distribution facility in the market area.  The cost of additions or alterations or repairs that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes.  Operating Expenses do not include amortization for capital repairs and capital replacements required to be made by Landlord under Paragraph 10 of this Lease, costs of Restoration to the extent of Net Proceeds received by Landlord with respect thereto, or leasing commissions.  Further, Operating Expenses shall not mean or include:  (i) costs incurred in connection with the initial construction of the Premises, or correction of defects in design or construction;  (ii) interest, principal, or other payments on account of any indebtedness that is secured by any encumbrance on any part of the Premises, or rental or other payments under any ground lease, or any payments in the nature of returns on or of equity of any kind;  (iii) costs of selling, syndicating, financing, mortgaging or hypothecating any part of or interest in the Premises;  (iv) taxes on the income of Landlord or Landlord's franchise taxes (unless any of said taxes are hereafter instituted by applicable taxing authorities in substitution for ad valorem real property taxes);  (v) depreciation;  (vi) Landlord's overhead costs, including equipment, supplies, accounting and legal fees, rent and other occupancy costs or any other costs associated with the operation or internal organization and function of Landlord as a business entity (but this provision does not prevent the payment of a management fee to Landlord as provided in this Paragraph 6);  (vii) fees or other costs for professional services provided by space planners, architects, engineers, and other similar professional consultants, real estate commissions, and marketing and advertising expenses;  (viii) costs of defending or prosecuting litigation with any party, unless a favorable judgment would reduce or avoid an increase in Operating Expenses, or unless the litigation is to enforce compliance with Rules and Regulations of the Project, or other standards or requirements for the general benefit of the tenants in the Project;  (ix) costs incurred as a result of Landlord's violation or breach of this Lease or of any other lease, contract, law or ordinance, including fines and penalties; (x) late charges, interest or penalties of any kind for late or other improper payment of any public or private obligation, including ad valorem taxes;  (xi) costs of removing Hazardous Materials or of correcting any other conditions in order to comply with any environmental law or ordinance (but this exclusion shall not constitute a release by Landlord of Tenant for any such costs for which Tenant is liable pursuant to Paragraph 30 of this Lease);  (xii) costs for which Landlord is reimbursed from any other source;  (xiii) costs related to any building or land not included in the Premises; (xiv) the part of any costs or other sum paid to any affiliate of Landlord that may exceed the fair market price or cost generally payable for substantially similar goods or services in the area of the Premises; (xv) bad debt expenses; (xvi) costs arising from Landlord’s charitable or political contributions, if any; and (xvii) the cost of Landlord’s compliance with the provisions of Paragraphs 2, 3 or Addendum 3 hereof, or any other costs which are charged to Landlord and not to be borne by Tenant under the terms of the Lease.

Notwithstanding anything contained herein to the contrary, the property management fees payable to any independent property manager (which excludes Landlord or any affiliate of Landlord), as set forth in this Paragraph 6, shall not exceed 2% of the gross monthly revenues collected from Tenant.

Landlord shall provide Tenant within 90 days following the final day of the calendar year Landlord's itemized year-end operating expense reconciliation reports which reference and include all applicable Operating Expenses for such year.  Upon Tenant's written request (which request shall be limited to once in a calendar year), Landlord shall provide photocopies of invoices, bills and other verification to substantiate Operating Expenses.  If Tenant's total payments of estimated Operating Expenses for any year are less than the actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall retain such excess

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and credit it against Tenant's next payment of Operating Expenses.  For purposes of calculating Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease.

7.Utilities.  Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises.  All utilities shall be separately metered or charged directly to Tenant by the provider. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent.

If not part of the initial construction, Landlord may, at its sole expense, install solar panels on the roof of the Premises which will generate electricity which will be supplied to the Premises (which may flow directly into the power grid established by the electrical utility provider selected by Tenant).  Tenant agrees to cooperate with Landlord (at no expense to Tenant) in connection with such installation, including any metering system which Landlord may elect to install, and Tenant agrees to utilize the electrical power generated by such solar panel system when it is available.  To the extent that Tenant’s electrical bill is reduced (either directly or indirectly,  which may be effectuated by means of credits and/or  vouchers provided to Tenant by Landlord or by the electrical service provider) by virtue of Tenant’s use of the electrical power generated by such solar panel system, Tenant will pay a like amount (including any applicable sales tax) to Landlord as payment for the cost of providing such electrical power; provided, however, that under no circumstances will the total amount paid to Landlord and the electrical utility provider exceed the amount which Tenant would otherwise have paid to the electrical utility provider had the solar panel system not been utilized.  Payments to Landlord shall be made monthly along with the payments of Base Rent, for the cost of electrical power for the previous month.  Landlord shall not be responsible to Tenant for any disruption or any other problem involving the electrical service supplied by such solar panels.   Tenant acknowledges that electricity may only be provided from such solar panels during daylight and that accordingly, Tenant will still need to obtain and maintain its own electrical service (24/7) from an electrical utility provider.

8.Taxes.  Landlord shall pay all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that accrue against the Premises during the Lease Term, including any increased Taxes resulting from the sale or other disposition of the Premises by Landlord, or any other change of ownership which results in the reassessment of Taxes.  Taxes shall be included in the computation of Operating Expenses charged to Tenant.  Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof.   If Landlord fails to contest the real estate taxes, Tenant shall have the right to request Landlord to contest such taxes, and Landlord shall so contest, at Tenant's sole cost and expense (including, without limitation, Landlord's reasonable attorneys' fees and reasonable fees payable to tax consultants and attorneys for consultation and  contesting taxes) , if, in Landlord's reasonable judgment, such contest is warranted; provided, however, Tenant's request of such contesting of Taxes shall be limited to one request in a calendar year.  Landlord shall cooperate in the institution and prosecution of any such proceedings of contesting taxes and will execute any documents reasonably required therefor.  All reductions, refunds, or rebates of Taxes paid or payable by Tenant shall belong to Tenant whether as a consequence of a Tenant proceeding or otherwise.  All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable

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hereunder.  If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require.  Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.

9.Insurance.  Landlord shall maintain special form (including theft) property insurance covering the full replacement cost of the Building and other improvements on the Premises.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance or rent loss insurance and earthquake insurance and terrorism insurance, if such insurance is customarily required by lenders with respect to comparable buildings in the market area of the Premises, and if the cost thereof is commercially reasonable.  All such insurance shall be included as part of the Operating Expenses charged to Tenant.  The Building (and such other improvements) may be included in a blanket policy (in which case the cost of such insurance allocable to the Building and such other improvements will be determined by Landlord based upon the insurer's cost calculations).  Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant's use of the Premises.

Tenant, at its expense, shall maintain during the Lease Term:  all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant's expense; worker's compensation insurance with no less than the minimum limits required by law; employer's liability insurance with such limits as required by law; and commercial liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $1,000,000, for a total minimum combined general liability and umbrella limit of $2,000,000 (together with such additional umbrella coverage as Landlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises.  Landlord may from time to time require reasonable increases in any such limits.  The commercial liability policies shall name Landlord and any Lender as an additional insured, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless 30 days' prior written notice shall have been given to Landlord, contain a hostile fire endorsement and a contractual liability endorsement and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies).  Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance.

Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein.  The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto.  The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

Except in the case of negligence or breach of this Lease by Landlord or its agents, neither Landlord nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places, (ii) injury to Tenant’s business or for any loss of income or profit therefrom.

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10.Landlord's Repairs.  Landlord shall maintain, at its expense (and not as part of Operating Expenses), the structural components of the roof, foundation footings (excluding the slab), and exterior walls of the Building in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, its agents and contractors excluded.  The term “walls” as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries.  Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair.

Landlord shall also be responsible for the repair, maintenance and upkeep of the non-structural portions of the roof (including skylights), exterior walls (including exterior wall painting), and for the upkeep and maintenance (in accordance with applicable Legal Requirements) of the areas of the Premises which are subject to the Water Quality Management Plan.  The costs and expenses of the foregoing shall be included in the computation of Operating Expenses charged to Tenant.

In the event of an emergency, Tenant shall have the right to make such temporary, emergency repairs (and only such temporary, emergency repairs) to the roof, foundation or exterior walls of the Building as may be reasonably necessary to prevent material damage to Tenant's property at the Premises and/or personal injury to Tenant's employees at the Premises (provided Tenant first attempts to notify Landlord telephonically of such emergency and notifies Landlord of such circumstances in writing as soon as practicable thereafter).  In such event, Landlord shall reimburse Tenant for the reasonable, out-of-pocket costs actually incurred by Tenant in making such repairs.  If Landlord fails to reimburse Tenant for the reasonable, out-of-pocket costs incurred by Tenant in making such repairs, up to but not to exceed $25,000.00 with respect to such emergency, within 30 days after demand therefor, accompanied by supporting evidence of the costs incurred by Tenant, then Tenant may bring an action for damages against Landlord to recover such costs, together with interest thereof at the rate provided for in Paragraph 37(j) of the Lease, and reasonable attorney's fees incurred by Tenant in bringing such action for damages. In no event, however, shall Tenant have a right to terminate the Lease.

11.Tenant's Repairs.  Subject to Landlord's obligations as set forth in Paragraph 10 of this Lease, and subject to the provisions of Paragraphs 15 and 16, and subject to the right of Landlord set forth below in this Paragraph 11, Tenant, at its expense, shall repair, replace and maintain in good condition, reasonable wear and tear, and losses and damages caused by Landlord, its agents and contractors excepted, all portions of the Premises including, without limitation, dock and loading areas, truck doors, plumbing, water and sewer lines up to the public right-of-way, entries, doors, ceilings, windows, interior walls, interior side of demising walls, heating, ventilation and air conditioning systems, the fire sprinklers and fire protection systems, the slab (other than structural defects in the slab), the parking areas, driveways, alleys, and all landscaped areas and grounds.  Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Lease Term.  Heating, ventilation and air conditioning systems shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into by Tenant.  The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord.  If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within 10 days after demand therefor.  Subject to Paragraphs 15 and 16, Tenant shall bear the full cost of any repair or replacement to any part of the Building or other improvements to the Premises or the Project that results from damage caused by Tenant, its agents, contractors, or invitees and any repair that benefits only the Premises.

12.Tenant-Made Alterations and Trade Fixtures.  Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) in excess of $50,000 shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, provided that such alteration does not materially affect the structure or the roof of

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the Building, or modify the utility systems of the Building.  Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations.  All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used.  All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval.  Landlord may monitor construction of the Tenant-Made Alterations.  Tenant shall reimburse Landlord for its reasonable costs in reviewing plans and specifications and in monitoring construction.  Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.  Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non‑responsibility pursuant to applicable law.  Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker's compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction.  Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors.  Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord's property, except to the extent Landlord requires removal at Tenant's expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord's consent to any Tenant-Made Alterations.  Upon Tenant's written request, Landlord shall provide Tenant, at the time of Tenant's request for approval of Tenant-Made Alterations, a list of which Tenant-Made Alterations Landlord will require Tenant to remove upon surrender of the Premises.  Tenant shall repair any damage caused by such removal.

Tenant, at its own cost and expense and without Landlord's prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord's requirements set forth above.  Upon surrender or vacating of the Premises, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

13.Signs and Roof.  Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed.  Without limiting the generality of the foregoing, Tenant may not paint its name on the roof of the Building.  Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building facia surface to which its signs are attached.  Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments.  All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord's approval and conform in all respects to Landlord's requirements.  The use of the roof shall be reserved exclusively to Landlord for any use which does not interfere with Tenant’s business operations including, but not limited to the installation of solar panels (as described in Section 7) or leasing space to cellular telephone service providers for cell tower placement.

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14.Parking.  Tenant shall be entitled to parking only within the boundaries of the Premises which are designated as parking areas on the Site Plan.

15.Damage and Destruction.  If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within 30 days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises.

(a)If the Premises are damaged by fire or other casualty covered by insurance which Landlord is required to carry hereunder (and for which there are sufficient insurance proceeds available, excluding any deductible, to repair the damage), then Landlord shall, subject to Force Majeure events and delays arising from the collection of insurance proceeds, repair such damage (excluding the improvements installed by Tenant or by Landlord and paid by Tenant) within 9 months and this Lease shall continue in full force and effect.  Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord.  If the Premises are damaged by fire or other casualty and there is no insurance or insufficient insurance proceeds (excluding any deductible) to repair the Premises, then Landlord may, at its option, either terminate this Lease, by giving notice to Tenant within 30 days of the date of damage, or repair such damage in the same manner as if there had been sufficient insurance proceeds available, at Landlord’s expense, and if Landlord so elects to repair, then the Lease shall continue in full force and effect.  Landlord’s failure to deliver a termination notice to Tenant as aforesaid, shall be deemed Landlord’s election to repair the Premises.

(b)If the Premises are damaged during the last 18 months of the Lease Term, and if the restoration time is estimated to exceed 6 months and such damage materially interferes with Tenant’s use of the Premises, Tenant may elect to terminate this Lease upon notice to Landlord given no later than 30 days after Tenant’s receipt of Landlord's written notice of its estimate of the amount of time it will take to repair the Premises.  If Tenant elects not to terminate this Lease or if Landlord estimates that the repair will take 6 months or less, then, Landlord shall promptly repair the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds from Force Majeure events. Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease.

(c)Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last 9 months of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage.  Base Rent and Operating Expenses shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises.  Unless Tenant has terminated the Lease pursuant to this Section 15, such abatement shall be the sole remedy of Tenant.

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(d)If Landlord shall be obligated to repair or restore the Premises under the provisions of this Section 15 and shall not complete the restoration within the estimated or required time as provided above, Tenant may, at its election, give written notice to Landlord and to any Lenders of which Tenant has actual notice of Tenant's election to use the proceeds of such insurance to perform the necessary repairs or restorations of the Premises.  If Tenant gives such notice to Landlord and such Lenders and such repair or restoration is not commenced within 60 days after receipt of such notice, then Tenant shall be entitled to take over the repairs or restoration and to use all available insurance proceeds for such purposes.  If Landlord or a lender completes the repair or restoration of the Premises within 60 days after receipt of such notice, Tenant shall not have such right.  “Commence” as used in this Paragraph shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

(e)In the event Landlord fails to perform any terms, covenants, conditions, or warranties under this Lease or under applicable law, beyond the applicable cure period, then Tenant shall have the right, but not the obligation to make the necessary and applicable repairs or to take the necessary appropriate action, on behalf of Landlord, and Landlord shall credit Tenant’s Base Rent for the cost of such repairs.

(f)Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4), to the extent that they are inconsistent with the provisions of this Paragraph.

16.Condemnation.

(a)Immediately upon obtaining knowledge of the institution of any proceeding which may result in the transfer of title to all or a portion of the Premises by condemnation or other eminent domain proceeding, or by reason of any agreement with any potential condemning authority in settlement of or under any such proceedings (each, a “Taking”), Tenant shall notify Landlord thereof and Landlord (and Landlord’s Lender, if any) shall be entitled to participate in any such proceeding at Tenant’s expense.  Landlord, immediately upon obtaining knowledge of the institution of any proceeding which may result in Taking, shall notify Tenant thereof and Tenant shall have the right to participate in such proceeding at its own expense.  Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Taking, except that Tenant does not assign to Landlord any award or payment on account of Tenant’s Trade Fixtures or other tangible personal property, moving expenses and similar claims which do not decrease the award to Landlord, and Tenant shall have a right to make a separate claim therefore against the condemning authority.

(b)If (i) the entire Premises or (ii) at least 15% of the floor area of the Premises, the loss of which, in any case, even after Restoration (meaning the restoration of the Premises as nearly as possible to the same physical condition as existed immediately prior to the Taking) would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant, or (iii) access to the Premises that exists as of the date hereof (unless sufficient access can be available after Restoration at a reasonable cost to Tenant in excess of the “Net Award”, being the entire award paid by reason of the Taking, less actual and reasonable costs incurred in collecting same, or (iv) the number of parking spaces that would, if eliminated, reduce the total number required by Legal Requirements (unless sufficient replacement parking spaces can be provided on the Premises to satisfy such Legal Requirements at a reasonable cost to Tenant in excess of the Net Award), shall be subject of a Taking, then Tenant shall have the right, exercisable within thirty (30) days after the Taking has occurred, to serve Tenant’s Termination Notice of its intention to terminate this Lease the Termination Date, which shall be no sooner than thirty (30) days after the date of Tenant’s Termination Notice and not later than ninety (90) days after the Tenant’s Termination Notice.

In the event that Tenant shall timely serve Tenant’s Termination Notice upon Landlord, this Lease and the Lease Term hereof shall terminate on the Termination Date.

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(c)In the event of any Taking of part of the Premises which does not result in a termination of this Lease, the Net Award of such Taking shall be retained by Landlord, unless if separately awarded to Tenant, and, promptly after such Taking, Tenant shall commence and diligently continue to perform the Restoration whether or not the Net Award shall be sufficient to do so.

Upon the payment to Landlord of the Net Award of the Taking which falls within the provisions of this subparagraph (c), Landlord (and Landlord’s Lender, if any) shall, to the extent received, make that portion of the Net Award equal to the cost of Restoration (the “Restoration Award”) available to Tenant for Restoration, the balance remaining (the “Net Surplus Award”) shall be the property of Landlord, and shall be applied, at Landlord’s option, as follows:

(i)The Net Surplus Award shall be retained by Landlord, in which  event the Base Rent becoming due after Landlord receives the Net Surplus Award, but exclusive of any extended Term for which Tenant had not exercised its extension option as of the date Tenant received notice of such Taking, shall be reduced by an amount which bears the same proportion to the Base Rent payable immediately prior to such Taking as the fair market rent of the portion of the Premises so taken shall bear to the fair market rent of the whole of the Premises immediately prior to such Taking.

(ii)Tenant shall receive that portion of the Net Surplus Award equal to the present value (calculated at a discount rate of nine percent (9%) of the reductions in the Base Rent, exclusive of any extended Terms for which Tenant had not exercised its extension option as of the date Tenant received notice of such Taking, that would have occurred had Landlord elected to apply the Net Surplus Award under subparagraph (i) above; that portion of the Net Surplus Award in excess of the amount so received by Tenant shall be retained by Landlord; and the Base Rent shall not be reduced.

(d)Except with respect to an award or payment to which Tenant is entitled pursuant to the foregoing provisions of this Paragraph no agreement with any condemning authority in settlement of or under threat of any condemnation or other eminent domain proceedings shall be made by either Landlord or Tenant without the written consent of the other, which consent shall not be reasonably withheld, conditioned or delayed provided such award or payment is applied in accordance with this Lease.

(e)Notwithstanding anything to the contrary set forth herein after a Taking which does not result in the termination of this Lease, the Monthly Base Rent and Operating Expense Payments and other charges, if any, due hereunder shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the original rentable floor area of the Premises prior to such taking.

17.Assignment and Subletting.  Without Landlord's prior written consent, which Landlord shall not unreasonably withhold, condition or delay, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect.  For purposes of this paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless such ownership interests are publicly traded or unless such transfers do not result in a loss of such control.  Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”), without the prior written consent of Landlord, but upon notice to Landlord, and provided that any Tenant Affiliate which is assignee assumes in writing all of Tenant’s obligations under the Lease and any Tenant Affiliate which is a subtenant executes a sublease which complies with the requirements below.  Notwithstanding the above, concurrently with the execution of this Lease, Tenant shall enter into a sublease of 30,000 square feet of the Premises with Highland Fairview (or one of its affiliates).  The sublease shall be in substantially the form of Exhibit “C” attached

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hereto.  The prior written consent of Landlord to such sublease shall not be required, provided that the sublease shall remain subordinate to this Lease.  Tenant shall reimburse Landlord for all of Landlord's reasonable out-of-pocket expenses in connection with any assignment or sublease.

It shall be reasonable for the Landlord to withhold its consent to any assignment or sublease in any of the following instances:  (i) an Event of Default has occurred and is continuing that would not be cured upon the proposed sublease or assignment; (ii) the assignee or sublessee does not have a net worth calculated according to generally accepted accounting principles at least equal to $50 million immediately prior to such assignment or sublease; (iii) the intended use of the Premises by the assignee or sublessee is not reasonably satisfactory to Landlord; (iv) the identity or business reputation of the assignee or sublessee will, in the good faith judgment of Landlord, tend to damage the goodwill or reputation of the Project; (v) in the case of a sublease, the subtenant has not acknowledged that the Lease controls over any inconsistent provision in the sublease; or (vi) the proposed assignee or sublessee is a governmental agency.  Tenant and Landlord acknowledge that each of the foregoing criteria is reasonable as of the date of execution of this Lease.  The foregoing criteria shall not exclude any other reasonable basis for Landlord to refuse its consent to such assignment or sublease.  Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease.  Tenant shall provide to Landlord all information concerning the assignee or sublessee as Landlord may request.

Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant's obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant's other obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such assignments or sublettings).  In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease (prorated if less than 100% of the Premises are subleased or assigned), then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder 50% of all such excess rental and other excess consideration within 10 days following receipt thereof by Tenant.

If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant's leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord.  No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

18.Indemnification.  Except for the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, and to the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord's members and their respective agents, employees and contractors and any Lender, from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Premises and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents.  The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Paragraph 18.

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Except for the gross negligence or willful misconduct of Tenant, its agents, employees or contractors, and to the extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant, and Tenant's shareholders, directors, officers, agents, employees and contractors,  from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or loss of property occurring in or about the Premises or the Project resulting from the grossly negligent or willful acts or omissions of Landlord.

The provisions of this paragraph shall survive termination of the Lease with respect to events occurring prior to such termination.

19.Inspection and Access.  Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose.  Landlord and Landlord's representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers and, during the last two years of the Lease Term, to prospective tenants.  Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Premises is available for sale.  Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant's use or occupancy of the Premises. At Landlord's request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

20.Quiet Enjoyment.  Upon payment by Tenant of the rent for the Premises and the observance and performance of all of the covenants, conditions and provisions on Tenant's part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.  If Tenant shall not be in default beyond any applicable grace period provided herein, Tenant shall peaceably and quietly occupy and enjoy the full possession and use of the Premises and the use of the Common Areas.

21.Surrender.  Upon expiration of the Lease Term or earlier termination of the Lease, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraphs 15 and 16, and Tenant’s removal or non-removal of Tenant-Made Alterations pursuant to the provisions of Paragraph 12 excepted.  Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property.  All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses, and obligations concerning the condition and repair of the Premises.

22.Holding Over.  If Tenant retains possession of the Premises after the expiration of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to double the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over.  All other payments shall continue under the terms of this Lease.  In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over.  No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph

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22 shall not be construed as consent for Tenant to retain possession of the Premises.  For purposes of this Paragraph 22, “possession of the Premises” shall continue until, among other things, Tenant has delivered all keys to the Premises to Landlord, Landlord has complete and total dominion and control over the Premises, and Tenant has completely fulfilled all obligations required of it upon termination of the Lease as set forth in this Lease, including, without limitation, those concerning the condition and repair of the Premises.

23.Events of Default.  Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(i)Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of 10 days from the date of written notice thereof.

(ii)Tenant or any guarantor or surety of Tenant's obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “proceeding for relief”); (C) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(iii)Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

(iv)Tenant shall abandon or vacate the Premises or fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease.  Notwithstanding anything contained herein to the contrary, Tenant's abandoning, vacating, or failing to continuously operate its business at, the Premises shall not constitute an Event of Default if, prior to vacating, abandoning, or ceasing to continuously operate its business at the Premises, Tenant has made arrangements reasonably acceptable to Landlord to (a) insure that the insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy, abandonment, or ceasing of operations, (b) insure that the Premises are reasonably secured from theft and vandalism, and (c) insure that the Premises will be properly maintained after such vacation.  Tenant shall inspect the Premises at least once each month and report monthly in writing to Landlord in the event the condition of the Premises has materially changed.

(v)Tenant shall attempt or there shall occur any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease except as otherwise permitted in this Lease.

(vi)Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within 30 days after any such lien or encumbrance is filed against the Premises.

(vii)As long as Tenant (or an affiliate of Tenant) is a member of Landlord, any default by Tenant, or an affiliate of Tenant, under Landlord’s Operating Agreement (beyond any applicable notice or cure period set forth therein).

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(viii)Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided herein, such default shall continue for more than 30 days after Landlord shall have given Tenant written notice of such default, or if performance is not possible within such period, any failure of Tenant to commence performance within such period and to diligently prosecute such performance to completion.

(ix)Tenant shall default (beyond any applicable notice and/or cure period) under that certain Lease dated September 25, 2007 (as amended) between Landlord and Tenant for approximately 82.59 acres of land adjacent to the Premises (the “Prior Lease”).

24.Landlord's Remedies.  Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election:  terminate this Lease or Tenant's right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity.  Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom.  If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

Except as otherwise provided in the next paragraph, if Tenant breaches this Lease and abandons the Premises prior to the end of the term hereof, or if Tenant's right to possession is terminated by Landlord because of an Event of Default by Tenant under this Lease, this Lease shall terminate.  Upon such termination, Landlord may recover from Tenant the following, as provided in Section 1951.2 of the Civil Code of California: (i) the worth at the time of award of the unpaid Base Rent and other charges under this Lease that had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the reasonable value of the unpaid Base Rent and other charges under this Lease which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award by which the reasonable value of the unpaid Base Rent and other charges under this Lease for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom.  As used herein, the following terms are defined: (a) the “worth at the time of award” of the amounts referred to in Sections (i) and (ii) is computed by allowing interest at the lesser of 18 percent per annum or the maximum lawful rate.  The “worth at the time of award” of the amount referred to in Section (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent; (b) the “time of award” as used in clauses (i), (ii), and (iii) above is the date on which judgment is entered by a court of competent jurisdiction; (c) The “reasonable value” of the amount referred to in clause (ii) above is computed by determining the mathematical product of (1) the “reasonable annual rental value” (as defined herein) and (2) the number of years, including fractional parts thereof, between the date of termination and the time of award.  The “reasonable value” of the amount referred to in clause (iii) is computed by determining the mathematical product of (1) the annual Base Rent and other charges under this Lease and (2) the number of years including fractional parts thereof remaining in the balance of the term of this Lease after the time of award.

Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due.  This remedy is intended to be the remedy described in California Civil Code Section 1951.4 and the

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following provision from such Civil Code Section is hereby repeated:  “The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).”  Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant.  Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same.  Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default.  A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.  To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge.  The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings.  Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises).  Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

25.Tenant's Remedies/Limitation of Liability.  Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary so long as Landlord commences performing within said period and diligently prosecutes such performance to completion).  Upon such failure Tenant shall have the option but not the obligation to cause such repair and deduct such reasonable amount from the Base Rent.  Notwithstanding anything to the contrary contained herein, in the event of an emergency situation which effects the roof or structural integrity of the Premises, Landlord shall use its best efforts to repair such damage within five (5) days of Tenant’s written notice of such event.  In the event of an emergency (any event that in Tenant’s reasonable opinion poses a potential threat to life and/or property), and/or in the event that Landlord shall fail to perform any of Landlord’s responsibilities within the applicable cure period, then Tenant shall have the right, but not the obligation to make the necessary and appropriate repairs, or to take the appropriate action on behalf of Landlord, and Landlord shall promptly reimburse Tenant the full cost of such repairs or action.  If Landlord shall fail to fully reimburse Tenant for such costs, Tenant may, but shall not be required to deduct such amounts from any amounts owing or to become owing from Tenant to Landlord.  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord's

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obligations hereunder.  All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter.  The term “Landlord” in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, it being understood that Landlord shall not be released from any obligations accruing prior to such transfer unless such obligations have been assumed in writing by Landlord’s successor, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner's ownership.  Any liability of Landlord under this Lease shall be limited solely to its interest in the Premises, and in no event shall any personal liability be asserted against Landlord or any of Landlord’s partners in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord or any of Landlord’s partners.

26.Intentionally Deleted.

27.Subordination.  This Lease and Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant.  Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder.  Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder.  Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder.  The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.

Notwithstanding the foregoing paragraph, Tenant shall not be obligated to subordinate the Lease or its interest therein to any mortgage, deed of trust or ground lease on the Project or the Premises unless concurrently with such subordination the holder of such mortgage or deed of trust or the ground lessor under such ground lease upon commercially reasonable terms including, agreeing not to disturb Tenant's possession of the Premises under the terms of the Lease in the event such holder or ground lessor acquires title to the Premises through foreclosure, deed in lieu of foreclosure or otherwise.  Landlord shall use reasonable commercial efforts to obtain, at no cost to Tenant, a non-disturbance agreement from any such holder or ground lessor existing as of the Commencement Date for the benefit of Tenant in a commercially reasonable form within 20 days of the date of this Lease.

28.Mechanic's Liens.  Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the

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Premises or under this Lease.  Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within 30 days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such 30 day period.

29.Estoppel Certificates.  Tenant agrees, from time to time, within 10 days after request of Landlord, to execute and deliver to Landlord, or Landlord's designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord's default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord.  Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord's execution of this Lease.  No cure or grace period provided in this Lease shall apply to Tenant's obligations to timely deliver an estoppel certificate.  Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within 10 days after Landlord's written request thereof.

30.Environmental Requirements.  Except for Hazardous Material (as defined below) contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes and equipment maintenance, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Material in or about the Premises without Landlord's prior written consent.  Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Premises or the Project by Tenant, its agents, employees, contractors, subtenants or invitees.  Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises.  The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following:  the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder.  The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).  As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant's “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

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Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Premises or the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the property by Tenant, its agents, employees, contractors, subtenants, assignees or invitees or disturbed by Tenant, its agents, employees, contractors, subtenants, assignees or invitees in breach of the requirements of this Paragraph 30, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials for which Tenant is obligated to remediate as provided above or any other breach of the requirements under this Paragraph 30 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance.  The obligations of Tenant under this Paragraph 30 shall survive any termination of this Lease.

Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Paragraph 30, or the environmental condition of the Premises.  Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations.  Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests.  Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

Landlord represents and warrants that except for information contained in the Phase I Environmental Assessment Reports prepared by LOR Environmental, Inc., and delivered to Tenant in connection with the Prior Lease, Landlord, to Landlord's knowledge without further inquiry, is unaware of any environmental conditions affecting the Premises.

Notwithstanding anything to the contrary in this Paragraph 30, Tenant shall have no liability of any kind to Landlord or any other party and Landlord shall indemnify Tenant as to Hazardous Materials on the Premises caused or permitted by Landlord, its agents, employees, contractors or invitees.

31.Rules and Regulations.  Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project.  The current rules and regulations are attached hereto.  In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control.  Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

32.Security Service.  Tenant acknowledges and agrees that, while Landlord may patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

33.Force Majeure.  Except for monetary obligations, neither Landlord nor Tenant shall be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of

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permits, enemy or hostile governmental action, acts of terrorism, civil commotion, fire or other casualty, inability to obtain financing due to general economic conditions (as opposed to conditions which are specific to the Landlord or the Project), and other causes beyond the reasonable control of Landlord or Tenant (“Force Majeure”).

34.Entire Agreement.  This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof.  No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease.  This Lease may not be amended except by an instrument in writing signed by both parties hereto.

35.Severability.  If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.  It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

36.No Brokers.   Tenant represents and warrants to Landlord, and Landlord represents and warrants to Tenant, that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and each of the Parties agrees to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with indemnifying party with regard to this leasing transaction.

37.Miscellaneous.

(a)Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

(b)If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

(c)All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses below.  Either party may by notice given aforesaid change its address for all subsequent notices.  Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(d)Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord’s right to withhold any consent or approval shall not be unreasonably withheld or delayed.

(e)All payments of monetary sums due by Tenant to Landlord hereunder, including, but not limited to, Base Rent and payments of Operating Expenses, shall be deemed to be “rent”.

(f)Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record.  Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

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(g)The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(h)The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(i)Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.  The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(j)Any amount not paid by Tenant within 10 days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 10 percent per year.  It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken , reserved, or received with respect to this Lease, then it is Landlord's and Tenant's express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(k)Construction and interpretation of this Lease shall be governed by the laws of the State of California, excluding any principles of conflicts of laws.

(l)Time is of the essence as to the performance of Tenant's obligations under this Lease.

(m)All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof.  In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

38.Landlord's Lien/Subordination. Provided Tenant is not in default under the Lease, Landlord, at the request of Tenant, agrees to subordinate Landlord's lien, if any, arising under the Lease against Tenant's property or any of Tenant’s leased or financed property located on the Premises and agrees that Tenant’s property or its leased or financed property shall not become part of the Premises or encumbered by a lien by Landlord regardless of the manner in which the leased or financed property may be attached or affixed to the Premises.  Such subordination shall be required only if the lender or lessor shall be a bank or other financial institution or the vendor of Tenant's equipment or a financing entity related to such vendor and shall be subject to such conditions as Landlord may reasonably require.  Tenant shall reimburse Landlord for all reasonable out-of-pocket expenses incurred by Landlord in negotiating and executing such agreement with Tenant's lender.

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39.Limitation of Liability of Trustees, Shareholders, Members and Officers of Landlord.  Any obligation or liability whatsoever of Landlord which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its members, trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

40.Limitation of Liability of Directors, Shareholders, and Officers of Tenant. Any obligation or liability whatsoever of Tenant, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

41.Civil Code § 1938 Disclosure. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease, the Premises has not undergone inspection by a Certified Access Specialist (a “CASp”).  Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.”  The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection.  Landlord and Tenant hereby mutually agree that the cost of the CASp inspection will be borne by Tenant, and that Tenant shall be responsible for the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

42.Energy Disclosure Requirements.  Tenant will cooperate with Landlord in all reasonable respects to enable Landlord to comply with its obligations under AB-802 (or any successor statute, or any regulations promulgated thereunder, or any similar State or City law) relating to energy disclosures, and the measurement of energy efficiency by the State Resources Conservation and Development Commission and/or the Public Utilities Commission, including delivering information regarding Tenant’s energy consumption to Landlord in a format compatible with the U.S. EPA’s Energy Star Portfolio Manager.  Tenant hereby specifically authorizes Moreno Valley Utility to release to Landlord any information requested by Landlord relative to Tenant’s energy consumption at the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:		TENANT:
HF LOGISTICS-SKX T2, LLC, a Delaware limited liability company		SKECHERS U.S.A., INC., a Delaware corporation

By:	HF Logistics I, LLC, a Delaware limited	By:
	liability company	David Weinberg, Chief Operating Officer

By:	Address:
Iddo Benzeevi, President and	228 Manhattan Beach Blvd.
Chief Executive Officer	Manhattan Beach, CA 90266

Address:
14225 Corporate Way
Moreno Valley, CA 92553

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RULES AND REGULATIONS

1.The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Project.

4.Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5.Except as otherwise set forth in the Lease, if Tenant desires telegraphic, telephonic or other electric connections in the Premises, no boring or cutting of wires will be permitted without Landlord’s prior consent, which shall not be unreasonably withheld or delayed.  Any such installation or connection shall be made at Tenant's expense.

6.Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus (except for Tenant’s material handling system) in the Premises, except as specifically approved in the Lease.  The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited.  Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7.Parking any type of recreational vehicles is specifically prohibited on or about the Project.  Except for the overnight parking of operative vehicles and except as permitted in the Lease, no vehicle of any type shall be stored in the parking areas at any time.  In the event that a vehicle is disabled, it shall be removed within 48 hours.  There shall be no “For Sale” or other advertising signs on or about any parked vehicle.  All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.  All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.Tenant shall maintain the Premises free from rodents, insects and other pests.

9.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10.Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness.  Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11.Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

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12.Except as otherwise set forth in the Lease, Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13.All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14.No auction, public or private, will be permitted on the Premises or the Project without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

15.No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16.The Premises shall not be used for lodging, sleeping or cooking (except for microwave usage) or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.  No gaming devices shall be operated in the Premises.

17.Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity.  Landlord's consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18.Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not related to Tenant's use of the Premises as permitted under the Lease.

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ADDENDUM 1

BASE RENT

Base Rent shall be computed as set forth below:

The Monthly Base Rent as of the Effective Date shall be computed by multiplying $.61 psf by the number of rentable square feet in the Premises ($457,500 based on 750,000 rentable square feet).  The Monthly Base Rent shall increase by 2.5% on the first day of the 13th full calendar month after the Effective Date, and shall increase again by 2.5% on each 12-month anniversary thereafter during the next five (5) years, and 3% thereafter.  It is understood and agreed that no Monthly Base Rent shall be payable (other than the prepaid Base Rent due on the Effective Date pursuant to Paragraph 4 of the Lease) until the Commencement Date.  The Monthly Base Rent payable as of the Commencement Date shall be determined using the foregoing computations.

*	The foregoing Monthly Base Rent amounts are based upon the Premises containing 750,000 rentable square feet of space, and are therefore subject to adjustment as set forth in Paragraph 1 of Addendum 3.

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ADDENDUM 2

CONSTRUCTION

CONSTRUCTION OF PREMISES

1.	Standard Specifications and Final Plans; Change Orders.

(a)Preparation of Final Plans.  Landlord shall furnish or perform, at Landlord's sole cost and expense, those items of construction and those improvements (“Landlord Improvements”) provided for in the Building Design Criteria, together with the addendum thereto (collectively the “Specifications”) attached as Exhibit “B”.  Landlord shall provide Tenant with final working drawings and specifications for the Landlord Improvements (the “Final Plans”) which are consistent with the Specifications.  Tenant shall respond promptly to any inquiries by Landlord during the development of the Final Plans and, to the extent requested by Landlord, shall cooperate with Landlord and Landlord's architect in developing the Final Plans.  When Landlord requests Tenant to specify details or layouts, Tenant shall promptly specify same within ten (10) days thereafter so as not to delay completion of the Final Plans or the Landlord Improvements.  Tenant shall pay to Landlord upon demand all increased costs incurred by Landlord in completing the Final Plans to the extent such costs are attributable to any such Tenant‑caused delays.

(b)Change Orders.  The Specifications define the entire scope of Landlord's obligation to construct or provide the Landlord Improvements.  Tenant shall not be entitled to specify or designate any finishes, grades of materials, or other specifications or details of the construction of the Landlord Improvements which are not specifically provided for in or contemplated by the Specifications unless requested to do so by Landlord.  Subject to this paragraph, however, Landlord shall make additions or changes to the Specifications requested by Tenant.  If Tenant shall desire any such changes, Tenant shall so advise Landlord in writing (a “Change Order Request”) as promptly as possible so as not to delay the orderly development of the Final Plans.  All reasonable costs incurred by Landlord in having any Change Order Request reviewed and evaluated shall be reimbursed by Tenant upon demand.  Such costs shall include, but not be limited to, the reasonable costs of architects, engineers, and consultants in reviewing and designing any such changes and the cost of contractors in providing cost estimates and constructability, functionality and product availability analyses.  Tenant acknowledges and agrees that (i) Landlord shall not be obligated to accept any Change Order Request if in the reasonable judgment of Landlord the requested change would have an adverse effect on the quality, useful life, value, functionality or costs of operating or maintaining the Landlord Improvements; (ii) Tenant shall bear all costs and expenses associated with incorporating into the Final Plans and the Landlord Improvements any Change Order Request accepted by Landlord, including without limitation an administrative fee to Landlord equal to 10 percent of the increased cost resulting from such change (and Tenant shall pay such costs to Landlord, in advance as provided below); (iii) Landlord shall not be obligated to accept the least expensive method of incorporating the requested change if in the reasonable judgment of Landlord, such method does not incorporate sound construction practices; (iv) if the Change Order Request affects the roof, slab, structural components or systems or equipment to be installed within the Landlord Improvements or the future serviceability of the Landlord Improvements, and the Landlord determines that in order to lease the building to any subsequent tenant, additional work will have to be done to remove the effect of such change, the anticipated costs of restoring the Landlord Improvements to the condition it would have been in but for such change will also be paid in advance by the Tenant as a condition to Tenant's change, as provided below; and (v) to the extent Tenant specifies any items which have not been recommended by Landlord, Tenant assumes full responsibility for their performance.  Upon agreement between Landlord and Tenant on the change that will be incorporated into the Final

34

Plans and Landlord Improvements as a result of a Change Order Request, and the cost of such change, the Landlord and Tenant shall execute a change order (a “Change Order”) setting forth the parties' agreement as to such terms.  Payment of the Change Order cost shall be due from Tenant within 30 days of the mutual execution of the Change Order.

(c)Approval of Final Plans.  Landlord shall submit the Final Plans to Tenant for its approval and Tenant shall advise Landlord, within 5 days thereafter, of its approval or disapproval of such Final Plans.  Tenant's right to disapprove the proposed Final Plans (“Objection”) shall be limited to material inconsistencies with the Specifications and any Change Orders then entered into, and noncompliance with or violation of applicable laws, codes, ordinances or other legal requirements.  If Tenant shall not make an Objection to the proposed Final Plans or any element or aspect thereof within the 5 day period set forth above, then such Final Plans or the portions not objected to by Tenant shall be deemed approved.  Resolution of any Objection by Tenant to the Final Plans shall be governed by Paragraph 3 below.

(d)Commencement of Construction Before Final Plans.  Landlord may commence construction prior to finalization of the Final Plans and Tenant agrees that it shall cooperate with Landlord in reviewing and approving portions of the Final Plans for different stages or elements of the work so that construction can proceed on a “fast track” basis.  The approval process for such portions of the Final Plans shall be substantially as set forth above, provided, however, that any Objection may not be inconsistent with the previously approved portions of the Final Plans.

(e)Change Orders During Construction.  In the event that subsequent to the completion and approval of the Final Plans, Tenant desires to make a change in the work provided for therein, the parties shall proceed in accordance with the foregoing provisions relating to changes requested during the development of the Final Plans.

2.

Landlord and Tenant Representatives.  Landlord hereby designates Patrick Revere to serve as Landlord's representative and Tenant hereby designates Paul Galliher to serve as Tenant's representative during the design and construction of the Landlord Improvements.  Either party may change its representative by notice to the other party.  All communications between Landlord and Tenant relating to the design and construction of the Initial Improvements shall be forwarded to or made by such party's representative.  In addition, no Change Order shall be binding on Landlord unless executed by Landlord’s Representative and no Change Order shall be binding on Tenant unless executed by Tenant’s Representative.

3.	Dispute Resolution.

(a)Conference of Senior Representatives.  The parties shall make good faith efforts to resolve any dispute which may arise under this Addendum in an expedient manner.  In the event, however, that any dispute arises, either party may notify the other party of its intent to invoke the dispute resolution procedure herein set forth by delivering written notice to the other party.  In such event, if the parties' respective representatives are unable to reach agreement on the subject dispute within 10 business days after delivery of such notice, then each party shall, within 5 business days thereafter, designate a senior executive officer of its management to meet at a mutually agreed location to resolve the dispute.

(b)Arbitration.  Should any dispute arise between Landlord and Tenant with respect to any matters set forth in this Addendum 2 or otherwise relating to the construction of the Improvements, which is not resolved within the time period set forth in Paragraph 3(a) above, the parties shall submit such dispute to final and binding arbitration to be administered in accordance with the Streamlined Arbitration Rules and Procedures of JAMS (Judicial Arbitration and Mediation Service).  Unless the

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parties mutually agree otherwise, the arbitration shall take place at a JAMS Resolution Center in Los Angeles County, California, the arbitration shall be conducted by one arbitrator (who must be disinterested and independent of the Members), and the arbitrator shall award attorneys’ fees and the costs of arbitration (JAMS fees and the fees of the arbitrator) to the prevailing party.  The decision of the arbitrator (the “Determination”) shall be binding and conclusive on the parties, except to the extent that appeals are permitted under California Code of Civil Procedure §1286.2.  After the Determination, subject to any cure rights set forth in this Agreement, the prevailing party under the Determination may enforce its rights under this Agreement notwithstanding the filing or pendency of any appeal, but such party shall be responsible for any damages caused as a result of the taking of such action if the Determination is eventually set aside on appeal and either the court renders a decision on the merits in favor of the appealing party, or the appealing party is eventually the prevailing party in any subsequent arbitration proceeding.  The arbitration award may be enforced in accordance with California Code of Civil Procedure §1285, et seq. or the Federal Arbitration Act (9 U.S.C. §1, et seq.).  To the extent that matters of law are to be considered by the arbitrator, California law shall apply.  Nothing herein shall prohibit a party from seeking a provisional remedy from a court of competent jurisdiction (e.g., a temporary restraining order or preliminary injunctive relief) pending the results of any such arbitration.

4.Tenant's Installations.  Subject to applicable ordinances and building codes governing Tenant's right to occupy or perform in the Premises, and to the provisions of the Lease regarding Tenant-Made Alterations, which apply to the Tenant's initial installations before Substantial Completion as well as any after Substantial Completion, Tenant shall be allowed to install its improvements, machinery, equipment, fixtures, or other personal property on the Premises when, in Landlord's opinion, such installation will not interfere with Landlord's completion of construction or increase the cost thereof.  Tenant does hereby agree to assume all risk of loss or damage to its machinery, equipment, fixtures, and other personal property, including any loss or damage resulting from the negligence of Landlord and to indemnify, defend, and hold Landlord harmless from any and all liability, loss, or damage arising from any injury to the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such occupancy or installation.  All of Tenant’s installation work shall be coordinated with Landlord’s general contractor.  Prior to commencement of any such installation work by Tenant, Landlord shall be furnished with evidence that Tenant’s contractors have obtained and maintain adequate insurance to protect the Landlord and its related parties from any liability resulting from such installation work.  Landlord shall receive a certificate of insurance evidencing such insurance coverage, which shall indicate that Landlord is an additional insured.  To the extent Tenant uses any of Landlord's contractors or subcontractors in connection with the installation of its improvements, Tenant acknowledges and agrees that Landlord's work shall take priority over that of the Tenant and that Tenant shall not divert Landlord's contractors or subcontractors from the performance of their work obligations for Landlord.

5.	Substantial Completion.

(a)Determination of Substantial Completion.  Landlord shall diligently proceed with the construction of the Landlord Improvements to achieve Substantial Completion, provided that such commencement of construction shall not be more than eighteen (18) months after the Effective Date.  “Substantial Completion” shall be deemed to have occurred on the date upon which the architect who prepared the Final Plans (“Architect of Record”) certifies that the Landlord Improvements have been completed in substantial accordance with the Final Plans subject only to completion of punch list items which do not materially interfere with the utilization of the Landlord Improvements for the purposes for which they were intended.

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(b)Inspection and Punch List.  As soon as Substantial Completion has been achieved, Landlord shall notify Tenant in writing of the date certified by the Architect of Record as the date of Substantial Completion.  Within 15 business days following the date of Substantial Completion, Landlord and Tenant shall jointly inspect the Landlord Improvements and agree upon a punch list of items in accordance with the Final Plans needing completion or correction.  Landlord shall use all reasonable diligent efforts to complete all punch list items within 45 days after agreement upon the punch list, subject, however, to long lead time items which must be ordered and to seasonal requirements for any landscaping and exterior work.

(c)Acceptance.  Within 10 days after the Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises and confirmation of the Commencement Date.  If Tenant occupies any portion of the Premises prior to Substantial Completion, the terms of this Lease shall apply to such occupancy or use of the Premises by Tenant.  Except for incomplete punch list items referred to above, Tenant upon the Commencement Date shall have and hold the Premises as the same shall then be without any liability or obligation on the part of Landlord under this Lease for making any further alterations improvements of any kind in or about the Premises during the Lease Term, or any extension or renewal thereof.

(d)Tenant-Caused Delay.  If Substantial Completion is delayed as a result of Tenant Change Orders, Tenant's interference with the construction of the Landlord Improvements and/or the Tenant Improvements, delays resulting from Tenant's using Landlord's contractors and/or subcontractors to complete Tenant's installations), or Tenant's failure to promptly respond to Landlord's request to specify details or layouts or other matters, or Tenant’s improperly failing or refusing to fund its share of the cost of Tenant Improvements, as set forth in Paragraph 6 below, then the Commencement Date shall be deemed to have occurred when, in the opinion of the Architect of Record, Substantial Completion would have otherwise occurred and any additional costs incurred by Landlord in completing the Landlord Improvements and/or the Tenant Improvements which are a result of such Tenant-caused delays shall be reimbursed by Tenant upon demand by Landlord.

6.Tenant Improvements.

(a)In addition to the construction of the Landlord Improvements as described above, Landlord agrees to construct those tenant improvements (the “Tenant Improvements”) which are requested by Tenant prior to the mutual approval of the Drawings (as defined below).

(b)Landlord shall pay for the Tenant Improvements by providing an allowance (the “Allowance”) up to a maximum amount of $3,880,000 ($5.07 psf, exclusive of the area to be subleased to Highland Fairview (or one of its Affiliates)), and Tenant shall pay for the cost of the Tenant Improvements in excess of such amount.  Provided, however, that the obligation of Landlord to pay for any Tenant Improvements in excess of $2,880,000 are contingent upon there being any funds left after the construction of the Building has been completed in the “contingency” line item of the Development Budget, as defined in the Development Management Agreement between Landlord and HFC Holdings, LLC (not to exceed $1,000,000) (such amount, the “Contingent Allowance”). If after the Drawings (as defined below) have been mutually agreed upon and Tenant has approved the bids for the Tenant Improvements, the cost of the Tenant Improvements is estimated to exceed $2,880,000, prior to Landlord’s commencement of construction of the Tenant Improvements, Tenant shall deposit the difference (between the total estimated cost of the Tenant Improvements and $2,880,000) into an escrow account with First American Title Insurance Company or another mutually agreeable escrow company (“Escrow Holder”).  The parties shall execute joint escrow instructions to the Escrow Holder which shall also be acceptable to Escrow Holder (including any “general escrow instructions” reasonably required by Escrow Holder), and which shall provide that the funds shall be distributed from escrow only upon joint written instructions from Landlord and Tenant.  The cost of the escrow shall be paid one-half by Landlord and one-half by Tenant.

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The first $2,880,000 of the Allowance shall be applied against the actual cost of the Tenant Improvements, as such costs are incurred by Landlord.  After such amount has been fully applied, Landlord shall give notice to Tenant, and any additional costs of the Tenant Improvements shall be paid from escrow.  No more frequently than monthly, Landlord shall submit to Tenant a demand for a disbursement from escrow, together with copies of invoices or other documentation which shows the costs of the Tenant Improvements covered by such demand.  Unless Tenant disputes that such costs are due and payable, within ten (10) days after receipt of such demand from Landlord, Tenant shall give Escrow Holder written instructions to disburse the amount requested (which instructions shall be joined by Landlord).  If Tenant disputes the amount due, it shall direct the disbursement of any amounts not in dispute, and shall specify the basis for any disputed amounts.  If Landlord agrees with the dispute, Landlord will seek to resolve the dispute with the general contractor or any applicable subcontractors.  If Landlord does not agree with the dispute, Landlord shall authorize Tenant to deal directly with the general contractor or any applicable subcontractors to seek to resolve the dispute.  Any costs or expenses incurred by Landlord which result from a dispute which is not resolved in favor of the Tenant shall be paid or reimbursed by Tenant to Landlord on demand.  If the Property is encumbered by any mechanics lien as a result of a dispute by Tenant which is not agreed to by Landlord, Tenant shall, at its expense, promptly pay-off or bond around such lien.

After final completion of the Landlord Improvements or the Tenant Improvements, the Tenant Improvements shall be reconciled with the total amount applied from the Allowance and the total amount disbursed to Landlord from escrow.  If the total cost of the Tenant Improvements exceeded $2,880,000, and if any portion of the Contingent Allowance is available, then such amount, not to exceed $1,000,000, shall be promptly paid by Landlord to Tenant.

If after approval of the Drawings (as defined below), Tenant shall desire any changes to the Tenant Improvements it shall follow the procedure for Change Orders described in Paragraph 1(b) above.  Any and all costs of reviewing any Change Order Request relative to the Tenant Improvements, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord shall approve shall be at Tenant's sole cost and expense, and shall be paid to Landlord upon demand and before commencement of the work covered by the Change Order.

Landlord shall proceed with and complete the construction of the Tenant Improvements in a good and workmanlike manner in accordance with all legal requirements and any Drawings prepared and approved by the parties as described below.  The construction of the Tenant Improvements shall, to the extent possible, be coordinated with the construction of the Landlord Improvements.  The Landlord Improvements shall not be deemed to have achieved Substantial Completion until the Tenant Improvements shall also have been Substantially Completed (also to be based upon the opinion of the Architect of Record).

The Landlord and Tenant shall work together to prepare designs and construction drawings (collectively, the “Drawings”) for the Tenant Improvements and any such Drawings must be mutually approved by Landlord and Tenant before work is commenced.  The cost of such designs and drawings shall be part of the allowance described above.  After the Drawings are mutually approved, the Tenant Improvements will be put out to bid, and the amount of the bids will be presented to Tenant for approval.  Landlord will competitively bid all Tenant Improvements and will disclose such bids to Tenant on an "open book" basis.  The Tenant Improvements will not be constructed until Tenant has approved the bids.

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ADDENDUM 3

MISCELLANEOUS PROVISIONS

1.Measurement of Premises.  After completion of construction of the Building and Improvements, and prior to the Commencement Date, Landlord shall cause its architect to measure the rentable space in the Building and deliver to Tenant a written certificate certifying the correct dimension of the Building.  The measurement shall be made in accordance with current BOMA standards for measurement of industrial buildings.  Upon the determination of the actual floor area of the Building, the Base Rent payable by Tenant hereunder shall be adjusted to reflect the floor area of the Building.

2.Tax Proration.  Landlord shall, at its expense, use its best efforts to have the Premises separately assessed from any contiguous land which it owns.  If the Premises are assessed as part of a larger tax parcel (a “Tax Parcel”), Tenant shall pay to Landlord a proportionate amount of all Taxes attributable to such Tax Parcel and the Building and Improvements thereon in the manner hereinafter provided.  When Tenant is required to pay a proportionate share of Taxes to Landlord, the same shall be paid to Landlord within twenty (20) days following receipt of Landlord’s written notification that such taxes and assessments are due.  Landlord’s written notification shall be forwarded to Tenant not later than thirty (30) days prior to the date such taxes and assessments shall be due and shall be accompanied by a copy of the tax bill or certificate and such additional information as Tenant may reasonably require to show how Tenant’s proportionate share of such taxes and assessments was calculated,  Tenant’s proportionate share of such taxes and assessments shall be determined by Landlord on an equitable basis, considering the respective land areas of the separate parcels which make up the Tax Parcel and the respective leasable areas of any buildings constructed thereon.

3.Net Lease.  It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that Base Rent, reimbursement of Operating Expenses and all other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  This is a net lease and Base Rent, reimbursement of Operating Expenses and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein.  This Lease shall not terminate and shall not have any right to terminate this Lease, during the Lease Term, except as otherwise expressly provided herein.  Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease for any reason, including (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord (ii) under any mortgage or deed of trust which may now or hereafter encumber the Premises (iii) any action with respect to this Lease (including the rejection hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, (iv) the Taking of the Premises or any portion thereof, (v) the prohibition of restriction of Tenant’s use of the Premises or any portion thereof, (vii) the eviction of Tenant from possession of the Premises, by paramount title or otherwise, or (viii) default by Landlord hereunder on any other agreement between Landlord and Tenant.  Tenant waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law to quit, terminate or surrender this Lease or the Premises; to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Base Rent, reimbursement of Operating Expenses or any other sums payable under this Lease, and for any statutory lien or offset right against Landlord or its property, each except as otherwise expressly provided herein.

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4.Statements.  Tenant shall submit to Landlord (a) one hundred twenty (120) days of the end of each fiscal year of Tenant annual balance sheets, income and cash flow statements for Tenant, certified by an independent public accountant and (ii) within 90 days of the end of each fiscal year, gross sales figures at the Premises during such fiscal year, certified by the senior financial officer of Tenant.  Quarterly 10Qs as filed with the Securities and Exchange Commission shall satisfy the requirements contained in subparagraph (i) herein.  Copies of the 10Ks filed with the Securities and Exchange Commission will satisfy the requirement contained in subparagraph (ii).  The obligations of Tenant shall continue whether or not this Lease shall have been assigned (unless Tenant has been released from liability hereunder).  To the extent that any information provided by Tenant to Landlord pursuant to this Paragraph is not otherwise available to the general public, Landlord shall keep such information confidential and shall only disclose such information to Landlord or Landlord’s Lender if any, and their respective agents, partners, members, employees, attorneys, accountants, brokers and potential purchasers and investors, unless otherwise required by a court order.

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EXHIBIT “A”

SITE PLAN

EXHIBIT "A"

SITE PLAN

Existing Building
SR-60
750,000 SF
Eucalyptus Ave.
Redlands Blvd.

Exhibit “A”-1

EXHIBIT “B”

Building Design Criteria

750,000 SF Distribution Facility

Rancho Belago, CA

_____________________________________________________________________________________

Prepared for:

Skechers U.S.A

228 Manhattan Beach Blvd.

Manhattan Beach, CA 90266

P: 909.390.1619

Prepared by:

Highland Fairview

14225 Corporate Way

Moreno Valley, Ca 92553

P: 714.824.8037

E: prevere@highlandfairview.com

Revised: 11/29/2018

Exhibit “B”-1

1.	GENERAL BUILDING DESIGN:

a.	Total Building Area: 750,000 SF
b.	Building Dimensions (Approx. excluding pop-out): 650’ x 1,150’
c.	Site Size: 1,540,000 SF (35.3 AC)
d.	Dock Height: 48”
e.	Clear Height: 45’ behind the first column line
f.	Doors:
i.	Drive-in Doors: 4
ii.	Dock Doors: 70
g.	Parking Requirements:
i.	Auto Parking Provided: 295 Stalls
ii.	Additional Trailer Parking Provided: 70 Spaces (12’x53’)
h.	Max ridge height: 50’
i.	Bay Spacing:
i.	60’ speed bay, 50’ typical bay spacing perpendicular to dock doors
ii.	58’-10” bay typical parallel to dock doors, odd bay at end per plan

2.	CONSTRUCTION TYPE:

a.	IIIB per 2016 CBC
b.	ESFR using FM Approved K-25 heads w/ electric or diesel fire pump (Fire protection contractor to determine if pump is required)
c.	Concrete tilt-up wall construction, steel truss hybrid roof structure with wood deck and TPO roofing

3.	OCCUPANCY CLASSIFICATION:

a.	B (Office)
b.	S-1 (Storage)
i.	Designed for future High Pile Storage commodities I-IV and carton non-expanded plastics (separate permit required)

4.	APPLICABLE CODES:

a.	2016 California Building Code
b.	2016 California Electrical Code
c.	2016 California Mechanical Code
d.	2016 California Plumbing Code
e.	2016 California Energy Code
f.	2016 California Fire Code
g.	2016 California Green Building Standards Code
h.	2016 NFPA Fire Alarm

Exhibit “B”-2

i.	2016 NFPA Fire Sprinkler
j.	American with Disabilities Act

5.	SITE WORK:

a.

Soils Report:  Provided by Leighton Associates, to be considered part of the construction documents, all paving sections below are minimum requirements, general contractor to review soils report for specific site requirements and requirements above these minimum specifications.

b.	Pad to be dock high, import/export as necessary per grading plan
c.	Concrete paving on site per soils report
d.

Concrete paving at truck yard and truck drives to be unreinforced Minimum 6” thick concrete paving, with minimum 3,000 psi compressive strength at 28 days, control/construction joints at 15’o.c. max, with equal sides

e.

Concrete paving at auto stall and auto drives to be unreinforced Minimum 5” thick concrete paving, with minimum 3,000 psi compressive strength at 28 days, control/construction joints at 15’o.c. max, with equal sides

f.	The control and construction joint spacing to be a maximum of 15’-0” o.c. Provide ¾” diameter x 16” long smooth dowels spaced at 12” o.c. at all construction joints
g.	Concrete sidewalks to be minimum 4” thick
h.	6” high concrete curbs to be provided at auto parking and drive areas
i.	12” high concrete curbs to be provided at truck yard
j.	Provide screen walls, fencing, gates and trash enclosures per architectural plan

6.	ROOF FRAMING SYSTEM:

a.	Roof Slope: 1/8” per 1’ minimum
b.	Hybrid Steel Truss Panelized Wood Roof Joist Load Design:
i.	Steel Joist Dead Load = 12 PSF
ii.	Steel Girder Dead Load = 14 PSF
iii.	Steel Joist/Girder Live load (reducible)= 20 PSF

c.

All structural steel trusses to be prime painted “dark grey” by the truss manufacturer.  All steel ledgers to be “gray” prime painted to match the steel trusses. General contractor to touch up all exposed structural steel in field.

d.	Roof will accommodate a 4 psf solar load over the entire building
e.	A 400 lbs point load at the bottom chord of the truss will be included to accommodate sprinkler loads. (Fire Sprinklers will be design build as noted in section 22 of this specification)
f.	All structural steel roof support columns to be tube steel columns as per Structural Drawings.

Exhibit “B”-3

g.	Roof Sheathing:
i.	Provide for 1/2” min. thick roof sheathing, unless otherwise specified by the Structural Engineer.
ii.

Provide for roof sheathing Moisture Inspection interior/exterior by an inspector approved by the roofing inspector, prior to any roofing membrane installation, as required by owner’s roofing consultant.

h.	All seismic straps/steel tubes to be designed below the roof sheathing.
i.	All roof diaphragm nails are to be galvanized screw shank (with glue coat).
j.	All sub-purlin hangers to be galvanized with a medium level corrosion protection.

7.	SMOKE HATCH/ SKYLIGHTS:

a.

Provide 1.33% total of building area, with 48”x96” wood curb mounted smoke hatch/skylights with 360 ̊ fusible link to be verified by Design-Build Fire Sprinkler Contractor and Fire Department Requirements.  Provide UL 793 listed smoke-hatches

b.	Provide 1.67% total of building area, with 48”x96” wood curb mounted skylights

8.	ROOF ACCESS:

a.	Provide (1) roof access ladder(s) to meet OSHA Requirements with locking device, location per plan.

Exhibit “B”-4

9.	ROOFING:

a.	Mechanically fastened 60 mil TPO single ply membrane over 1/2" thick dens-decking 20 year "NDL" warranty is included, unless otherwise specified by the Structural Engineer.
b.	Provide built-up crickets at skylights to provide drainage around skylights, or any other mechanical equipment mounted on roof.
c.	Provide cap sheet at Conditioned spaces if required per CalGreen and Local jurisdiction.

10.	INSULATION:

a.	Roof Insulation: Provide white – faced scrim foil at underside of roof-deck, typ.

11.	FOUNDATION:

a.	All foundations to be minimum 3,000 psi concrete, unless specified by the structural engineer

12.	BUILDING FLOOR SLAB:

a.	Dock height per section 1 – General Building Design
b.	Slab to be 7” thick 4,500 PSI at 28 days concrete design mix to allow for 1 1/2” maximum aggregate size with concrete slump to be 4” plus or minus 1”. Un-reinforced slab.
c.

Provide 3/4” diameter x 16” long smooth greased dowels spaced at 12” o.c. at all construction joints or alternatively provide 1/4” x 4 ½”x 4 ½” @ 18” o.c. diamond shaped plate dowels unless noted otherwise on structural drawings.  Provide 3/4” diameter x 16” long smooth dowels at 24” o.c. placed in dowel baskets at all control joints unless noted otherwise on structural drawings.

Note:  Tenant shall provide Landlord 90 days before the issuance of building permits any modifications required to the floor slab, including footings below the slab, required for the Tenants Material Handling Equipment (MHE).  Landlord will deliver the floor in accordance with this spec and the requested modification from the tenant and the tenants rack designer / installer.  Costs associated with modification to the slab will be credited against tenants TI allowance in accordance with Addendum 2 of the lease.

Exhibit “B”-5

d.	All floor slabs to be placed on compacted native soil, unless stated otherwise in the Soils Report.
e.	Finish: Provide “burnished” floor finish throughout entire warehouse floor slab.
f.	Floor Flatness: Ff = 50 (local minimums FF34)
g.	Floor Levelness: Fl = 35 (local minimums FL24)
h.	Control Joints: Saw cut control joints must be 1-1/4” minimum depth as soon as the slab will support the weight of the saw and operator without disturbing the final finish.
i.	Floor Joint Spacing: To be 18’-0” maximum center to center at Office and Warehouse floor slabs.
j.	Floor slab to be wet cured with an approved protective wet covering for a minimum period of 7 days.
k.	Sub-grade compaction under floor slab to be 95% minimum for the upper most 12”, unless stated otherwise in the Soils Report. (in order to achieve a bearing pressure of 2,000 PSF minimum)
l.	All equipment used on the floor slab during the construction phase of work shall be properly protected (diapered and non-marking tires) to prohibit oils from leaking on the floor slab.
m.

Provide 10’-0” wide perimeter floor pour strips at all truck dock walls and 3’-1 ½” wide at all other walls, unless noted otherwise on structural drawings.  No underground piping, conduits, etc. allowed in pour-strip at dock doors to allow for current and future recessed dock levelers.

n.	All floor slab nail or brace frame holes to be filled with approved 2-part epoxy compound to match concrete color. Pega Bond LV 2000, Burke Epoxy Injection Resin or equal.
o.	All floor slab panel form nail holes to be predrilled and wood doweled prior to nailing. Brace holes to be predrilled.
p.	Provide diamond control joints at all columns unless noted otherwise on structural drawings
q.	Chamfer and reveal strips attached to floor slab must be properly patched prior to sealing floor slab.
r.	Provide alternate to fill all construction joints and control joints with semi-rigid epoxy joint filler MM-80, or an approved equal (in writing by the Architect).
s.	Floor includes a floor sealer
t.	Slab will be designed accommodate the wire guided system
u.	Seismic zone: Site Class Definition “D”
v.	Floor Slope will be 0%

Exhibit “B”-6

13.	CONCRETE WALL PANELS:

a.	Concrete Panels: Panel thickness, reinforcing, and concrete psi as per structural drawings.
b.	All wall panels are to be tied with rebar into floor slab as determined by the Structural Engineer.
c.	All concrete tilt-up wall panels must be lifted from building exterior.
d.	Properly sack all wall lift point pockets once walls have been erected.

14.	GLAZING:

a.	All exterior glazing to be low e dual glazed Medium Performance Glass set in rear glazed aluminum system. Systems to be wet sealed and designed for CBC code minimum wind loads.
b.	Storefront framing to be design build by general contractor

15.	OVERHEAD DOORS:

a.	Dock Doors:
i.	9’x10’ sectional overhead with vision glazing, 2” 24 GA
ii.	Door track protection at all doors
iii.	Provide 3” x3” x ¼” steel angle at dock sill, and galvanized steel 3/16” bent metal plate jamb guards 5’ high A.F.F.
iv.	Designed for CBC 2016 code minimum wind load exposure
v.	Manual operation
vi.	Prefinished by manufacturer – white
vii.	Provide bollards at each dock door

b.	Drive Thru Doors:
i.	12’x14’ sectional overhead with vision glazing, 2” 24 GA
ii.	Provide bollards per plan (4 per door)
iii.	Provide 3” x3” x ¼” steel angle at dock sill, and galvanized steel 3/16” bent metal plate jamb guards 5’ high A.F.F.
iv.	Designed for CBC 2016 code minimum wind load exposure
v.	Prefinished by manufacturer – white

Exhibit “B”-7

16.	EXTERIOR MAN DOORS:

a.

Hollow metal doors:  1 3/4” hollow metal doors.  Self-closing.  Provide heavy duty spring chain for 90° opening.  Provide panic hardware, paint to match building with semi-gloss enamel.  Provide steel kick plate.

b.

Entry doors: to be aluminum frame tempered glass with chrome push/pull bars (self-closing) designed for CBC 2016 code minimum wind loads.  (Less active door to be anchored to floor and head.)  Provide panic hardware.

c.	Emergency Exit Doors: will meet FTZ requirements (no exterior handles)

17.	DOCK EQUIPMENT:

a.	Provide two dock bumpers at all dock doors, minimum 4½ ” projection
b.	Provide underground conduit to all dock doors for future and current equipment

18.	PAINTING:

a.	Exterior: (2) coats acrylic flat, roll on primer; spray on finish coat. Prime all curbs to receive paint.
b.	Interior Warehouse:
c.	Walls: White (2) coat flat to cover.
d.	Roof Structure Underside: Touch up dark gray primer at steel, typ.
e.	Interior Structural Columns: Factory prime to match roof truss color, lower 10’ to be painted safety yellow. Touch up dark gray primer above 10’ typ.
f.	Paint Touch-Up: Provide paint touch-up at all field welded connections.
g.	Door numbers: Paint door numbers on exterior above each dock door 12” high and on interior side of door 12” high. Exact location to be reviewed by Landlord & architect.
h.	Bollards: all bollards to be painted OSHA safety yellow, except bollards at fire equipment to be red
i.	Fire Lane will be painted in shipping yards
j.	Parking Stalls, curbs to be painted to city requirements and approved plans
k.	All interior paint to meet CalGreen and LEED standards for VOC content

19.	MECHANICAL:

a.

Warehouse:  Provide roof mounted exhaust fans to provide a minimum 1 air change per hour.  Make up air to be provided with wall louvered vents with changeable filters, and burglar bars (Amount to be determined by mechanical

Exhibit “B”-8

design-build contractor and coordinated with the Architect and structural engineer).
b.	Electrical room: Provide exhaust fan, makeup air to come from warehouse through louvers in door.
c.	Mechanical Engineering: to be design build

20.	PLUMBING:

a.

1,500 LF of sewer under the slab is provided. The tenant will provide Landlord with the location for the installation of the sewer piping no later than 90 days prior to the issuance of building permits. Any additional piping would be at tenant’s expense.

b.

300 LF of water line overhead provided.  The tenant will provide Landlord with the location for the installation of the water lines no later than 90 days prior to the issuance of building permits. Any additional piping would be at tenant’s expense.

c.

Provide exterior roof drains with overflow scuppers typical at exterior dock walls.  Exterior downspouts to be 12” x 12” typ. painted. Provide cast iron interior roof drains with interior overflow drains at office areas and walls facing public streets. (Refer to Roof Plans for locations and sizes.)

d.	Provide required monitoring manhole(s) if required by the City requirements.
e.	Provide domestic water service(s) to the building.
f.	Provide required landscape irrigation water meter(s) as required.
g.	Provide hose bibs at main entries, trash enclosures, trash compactors, and at roof
h.	Plumbing engineering to be design build

21.	ELECTRICAL:

a.	The electrical service is to be as follows:
i.	Two (2) 4,000-amp UGPS / one (1) 1,200-amp UGPS / two (2) 4,000- amp metering section & distribution boards / one (1) 1,200 amp switchgear / 200-amp house panel
ii.	Additional 4,000 AMP services will be and paid for by Tenant as outlined in section 26.
iii.	Run empty conduit for future power to every dock door (not within the wall). Panels not included.
b.

Exterior parking lot lighting to be LED wall mounted and steel pole mounted fixtures (photo cell on and photo cell off).  Lighting to be two foot-candles minimum in all parking lot areas.  Lighting at all man doors to be per code.

Exhibit “B”-9

c.	Provide exterior soffit lights at exterior building entry soffits.
d.	Provide electrical hook up(s) for landscape irrigation controller.
e.	Emergency lighting and required exit lighting to meet CBC, N.F.P.A. and CFC editions currently enforced by the governing agencies.
f.	Stub in phone service and provide required telephone backboard(s). Provide (2) 4” conduits.
g.	Provide for electric/telephone room accessible by Power Company from exterior of building. Room size to be determined by Electrical Design-Build Contractor.
h.	Electrical conduit to all fire PIV’s and detector checks for fire monitoring.
i.	Electrical gear by ‘Square D’, or approved equal by the Owner, in writing.
j.	Any conduit to be installed by tenant after the slab has been installed is subject to the alterations and improvements provisions in the lease.
k.	Electrical engineering to be design build

22.	FIRE SPRINKLER SYSTEM:

a.	All fire systems must be 100% complete with all required fire hydrants, piv’s, bells, fire loops approved by Fire Department, and the most current Edition of the CFC.
b.	Full Sprinkler System to be ESFR using FM approved K-25 heads and pump if required
c.	Max ridge not to exceed 50’.
d.	Provide fire extinguisher(s) per Fire Department Requirements and MHE Design.
e.	All ceiling hung sprinkler pipe will be recessed within the trusses.
f.	Fire protection is design-build.
g.	All gaps in slab at fire risers to be filled with clean gravel, typ.

23.	FIRE ALARM:

a.	Designed to comply with all codes by design build contractor.
b.	Design to be design build by general contractor
c.	Permitting and plans submittal to be by design-build contractor

24.	PIPE BOLLARD PROTECTION

a.	Provide 6” diameter schedule 80 pipe bollards 2500 psi concrete filled at the minimum following locations. All bollards within truck court to be 10” diameter filled with concrete:

Exhibit “B”-10

i.	At fire riser locations, exposed PIV’s
ii.	Fire hydrants
iii.	Power transformers per utility comparing requirements
iv.	At exterior stairs
v.	At gates (4 per gate minimum)
vi.	At each light pole in the shipping yard
vii.	At dock and ramp doors
viii.	Elsewhere as noted on plan

25.	LANDSCAPE AND IRRIGATION:

a.	Landscape and Irrigation to meet the governing jurisdiction standards.
b.	All irrigation systems to be automatic and meet City requirements.
c.	Provide separate water meter(s) for landscape irrigation.
d.	Provide drip irrigation where glazing is adjacent to the grade.
e.	Irrigation heads to be (1) foot behind curbs at parking stalls.
f.	Landscape Architect to determine if recycled water is available for the project.

26.	TENANT IMPROVEMENTS:

The Tenant has requested that Landlord deliver the following items (“Tenant Improvements”), which were not included in the “Landlord Improvements” listed in the building design criteria set forth in Paragraphs 1-25 above.

•	Three (3) additional 4,000 AMP Services
•	Stairs to Roof Access
•	Float and Grind VNA for a F-min of 70/80 (Long/ Trans)
•	Electrical distribution on each column
•	Guardhouse with Restrooms (2)
•	Driver Check-In Entrance (8x10 area with a restroom, power for vending machines, notification bell)

Exhibit “B”-11

•	Dock Door Equipment (mechanical levelers, dock seals, dock light, dock lock, dock fan and convenience electrical outlet) (includes conduit within wall)
•	Facility Area - Battery Charging Areas (3) (12 and 20 amp disconnects, safety eyewash, quad receptacles, each charging area will have panel scheduling of 1400 AMPS)
•	Electrical Connections for Compactors (750 AMP power and disconnects for 5 compactors)
•	Electric Drop and Data Runs for Supervisor Work Stations
•	Facility Areas / Office Area (7,500 SF Total)
•	Open Offices (2,500 SF)
•	Breakroom (600 SF)
•	Supply Closet & Storage Closet (160 SF)
•	Other Office Area with Restrooms (approx. 4,240 SF)
•	Lighting System (LED lighting)
•	Signage
•	Outside Smoking Area (400 SF)
•	Conveyor Bridge & Conveyor Openings + Reinforcement of Bldg A wall
•	Roof reinforcement for ceiling hanging of conveyor
•	Equipment canopies (if any) & supporting wall openings
•	4” empty conduit for fiber run from current data center to MDF in new building—no 90˚ bends
•	UPS & back-up generators
•	Mezzanine footings

Landlord has budgeted $1,260,000 (which includes a contingency of $210,000) in the Development Budget (a copy of which is attached as an exhibit to the Development Management Agreement, a copy of which is an exhibit to the Amended and Restated Limited Liability Company Agreement of Landlord), for roof-mounted solar panels which will generate 350 kW.  Landlord will have a discussion with Tenant before the roof-mounted solar panels are installed, and if Tenant requests, some or all of the solar panels will be installed on carports, provided that the solar panels generate 350 kW in the aggregate.  Any costs in excess of those in the Development Budget for the construction of carport-mounted solar panels (including the cost of the construction of the carports and any additional solar panels required to generate 350 kW) shall be paid for in accordance with Paragraph 6(b) of Addendum 2 to the Lease (as described below).

Landlord will install the Tenant Improvements as indicated above, which shall be paid for in accordance with Paragraph 6(b) of Addendum 2 to the Lease, which provides as follows:

“Landlord shall pay for the Tenant Improvements by providing an allowance (the “Allowance”) up to a maximum amount of $3,880,000 ($5.07 psf, exclusive of the area to be subleased to Highland Fairview (or one of its Affiliates)), and Tenant shall pay for the cost of the Tenant Improvements in excess of such amount.  Provided, however, that the obligation of Landlord to pay for any Tenant Improvements in excess of $2,880,000 are contingent upon there being any funds left after the construction of the Building has been completed in the “contingency” line item of the Development Budget, as defined in the Development Management Agreement between Landlord and HFC Holdings, LLC (not to exceed $1,000,000) (such amount, the “Contingent Allowance”).  If after the Drawings (as defined below) have been mutually agreed upon and Tenant has approved the bids for the Tenant

Exhibit “B”-12

Improvements, the cost of the Tenant Improvements is estimated to exceed $2,880,000, prior to Landlord’s commencement of construction of the Tenant Improvements, Tenant shall deposit the difference (between the total estimated cost of the Tenant Improvements and $2,880,000) into an escrow account with First American Title Insurance Company or another mutually agreeable escrow company (“Escrow Holder”).  The parties shall execute joint escrow instructions to the Escrow Holder which shall also be acceptable to Escrow Holder (including any “general escrow instructions” reasonably required by Escrow Holder), and which shall provide that the funds shall be distributed from escrow only upon joint written instructions from Landlord and Tenant.  The cost of the escrow shall be paid one-half by Landlord and one-half by Tenant.

The first $2,880,000 of the Allowance shall be applied against the actual cost of the Tenant Improvements, as such costs are incurred by Landlord.  After such amount has been fully applied, Landlord shall give notice to Tenant, and any additional costs of the Tenant Improvements shall be paid from escrow.  No more frequently than monthly, Landlord shall submit to Tenant a demand for a disbursement from escrow, together with copies of invoices or other documentation which shows the costs of the Tenant Improvements covered by such demand.  Unless Tenant disputes that such costs are due and payable, within ten (10) days after receipt of such demand from Landlord, Tenant shall give Escrow Holder written instructions to disburse the amount requested (which instructions shall be joined by Landlord).  If Tenant disputes the amount due, it shall direct the disbursement of any amounts not in dispute, and shall specify the basis for any disputed amounts.  If Landlord agrees with the dispute, Landlord will seek to resolve the dispute with the general contractor or any applicable subcontractors.  If Landlord does not agree with the dispute, Landlord shall authorize Tenant to deal directly with the general contractor or any applicable subcontractors to seek to resolve the dispute.  Any costs or expenses incurred by Landlord which result from a dispute which is not resolved in favor of the Tenant shall be paid or reimbursed by Tenant to Landlord on demand.  If the Property is encumbered by any mechanics lien as a result of a dispute by Tenant which is not agreed to by Landlord, Tenant shall, at its expense, promptly pay-off or bond around such lien.

After final completion of the Landlord Improvements or the Tenant Improvements, the Tenant Improvements shall be reconciled with the total amount applied from the Allowance and the total amount disbursed to Landlord from escrow.  If the total cost of the Tenant Improvements exceeded $2,880,000, and if any portion of the Contingent Allowance is available, then such amount, not to exceed $1,000,000, shall be promptly paid by Landlord to Tenant.

If after approval of the Drawings (as defined below), Tenant shall desire any changes to the Tenant Improvements it shall follow the procedure for Change Orders described in Paragraph 1(b) above.  Any and all costs of reviewing any Change Order Request relative to the Tenant Improvements, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord shall approve shall be at Tenant's sole cost and expense, and shall be paid to Landlord upon demand and before commencement of the work covered by the Change Order.

Landlord shall proceed with and complete the construction of the Tenant Improvements in a good and workmanlike manner in accordance with all legal requirements and any Drawings prepared and approved by the parties as described below.  The construction of the Tenant Improvements shall, to the extent possible, be coordinated with the construction of the Landlord Improvements.  The Landlord Improvements shall not be deemed to have achieved Substantial Completion until the Tenant Improvements shall also have been Substantially Completed (also to be based upon the opinion of the Architect of Record).

The Landlord and Tenant shall work together to prepare designs and construction drawings (collectively, the “Drawings”) for the Tenant Improvements and any such Drawings must be mutually

Exhibit “B”-13

approved by Landlord and Tenant before work is commenced.  The cost of such designs and drawings shall be part of the allowance described above.  After the Drawings are mutually approved, the Tenant Improvements will be put out to bid, and the amount of the bids will be presented to Tenant for approval.  Landlord will competitively bid all Tenant Improvements and will disclose such bids to Tenant on an "open book" basis.  The Tenant Improvements will not be constructed until Tenant has approved the bids.”

Exhibit “B”-14

EXHIBIT “C”

FORM OF HIGHLAND FAIRVIEW SUBLEASE

THIS SUBLEASE AGREEMENT (the “Sublease”) is made as of __________, 2019 (“Effective Date”) by and between SKECHERS, U.S.A., INC., a Delaware corporation (“Sublandlord”), and HIGHLAND FAIRVIEW PROPERTIES, a Delaware general partnership (“Subtenant”).

RECITALS

WHEREAS, HF Logistics-SKX T2, LLC, a Delaware limited liability company, as landlord (“Landlord”), and Sublandlord, as tenant, entered into that certain Lease of even date herewith (as the same may be amended from time to time, the “Master Lease”) for the premises (the “Premises”), which will consist of approximately 750,000 net rentable square feet in a building (the “Building”) to be constructed on approximately 35.30 acres of land in Moreno Valley, California, as  more particularly described in the Master Lease, which Premises is part of a project known as Highland Fairview Corporate Park (the “Project”).

WHEREAS, Sublandlord desires to sublease a portion of the Premises to Subtenant, consisting of approximately 30,000 net rentable square feet in the approximate location shown on Exhibit “B” attached hereto (the “Subleased Premises”);

WHEREAS, Landlord has previously approved the subletting of the Subleased Premises by Sublandlord to Subtenant; and

WHEREAS, Sublandlord and Subtenant desire to set forth herein the terms and conditions applicable to the subleasing of the Subleased Premises.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

AGREEMENT

1.Term.

(a)Initial Term.  Sublandlord does hereby lease and demise to Subtenant, and Subtenant does hereby lease and accept from Sublandlord, the Subleased Premises for a term (the “Sublease Term”) commencing on the “Commencement Date” of the Master Lease (the “Sublease Commencement Date”) and terminating at the end of the 60th full month thereafter (the “Sublease Termination Date”), subject to extension or earlier termination pursuant to the terms of the Master Lease or this Sublease.

(b)Option to Extend.  Subtenant may extend the Sublease Term for one (1) period of sixty (60) months, on the same terms and conditions (including the Base Rent calculation), provided that Subtenant gives notice of its exercise of its option to extend to Sublandlord not later than three (3) months prior to the Sublease Termination Date.

2.Rent.

(a)Base Rent.  Commencing on the Sublease Commencement Date, Subtenant shall pay to Sublandlord base rent (the “Base Rent”) for the Subleased Premises in the same amount on a per square foot basis as is payable by Sublandlord to Landlord under the Master Lease.  Base Rent shall be payable in advance, without demand and without abatement, reduction, set-off or deduction, on the first day of each calendar month during the Sublease Term with appropriate prorations for partial months.

Exhibit “C”-1

All rent shall be paid by Subtenant to Sublandlord at the address set forth in Paragraph 16 below, or any other address designated by Sublandlord in a notice to Tenant:

(b)Additional Rent.

(i)Subtenant shall pay to Sublandlord, as Additional Rent, an amount equal to Subtenant’s “pro rata share” of Operating Expenses, Taxes and Insurance (as such terms are defined in the Master Lease), which are sometimes herein collectively referred to as “Other Charges,” for each Lease Year during the Sublease Term.  Subtenant’s “pro rata share” share shall be a fraction, the numerator of which is the number of rentable square feet in the Subleased Premises and the denominator of which is the number of rentable square feet in the Building (which is agreed initially to be 750,000 square feet, subject to adjustment as set forth in the Master Lease, and accordingly, it is agreed that Subtenant’s pro rata share is initially (4%).

(ii)Within a reasonable time following receipt from Landlord of invoices or other notices with respect to the Other Charges, Sublandlord shall invoice Subtenant for the Additional Rent due from Subtenant as described in clause (i) above, which invoices shall be based upon Landlord’s calculation (or estimate, if Landlord is permitted to estimate such charges under the Master Lease) of the Other Charges, and Subtenant shall pay the Additional Rent to Sublandlord within ten (10) business days after Subtenant’s receipt of such invoice.  If and when any of the Other Charges which have been estimated are reconciled under the Master Lease, they shall likewise be reconciled under this Sublease.

(iii)Any costs or expenses for services or utilities in excess of those required by the Master Lease to be supplied to a Sublandlord by Landlord, which are not otherwise included in Operating Expenses, and which are attributable directly to Subtenant’s use or occupancy of the Subleased Premises, shall be paid by Subtenant as Additional Rent on the next date for payment of Base Rent after the date Sublandlord invoices Subtenant therefor (which invoices shall be based on invoices for such costs or expenses received from Landlord).

(c)Rent.  All Base Rent, Additional Rent and other monetary sums payable by Subtenant under this Sublease are considered to be “rent.”

3.Landlord Obligations.  With respect to provisions regarding any work, services or other obligations required to be performed by Landlord under the Master Lease, Sublandlord’s sole obligation to Subtenant with respect thereto shall be to request performance of the same from Landlord, upon request in writing by Subtenant, and to use reasonable efforts to obtain the performance of such work, services or other obligations by Landlord; provided, however, the foregoing shall not require Sublandlord to institute any legal action to obtain such performance.  If Sublandlord fails or refuses to do so after request from Subtenant, Subtenant shall have the right to request the performance of any such work, services or other obligations directly from Landlord, and to institute legal proceedings against Landlord (which may be brought in Sublandlord’s name if required by law) as may be required to obtain from Landlord any such work, services or other obligations. Sublandlord agrees to cooperate with Subtenant in connection therewith, at Subtenant’s expense, and to execute such documents as may be reasonably required in connection therewith.

4.Landlord Consents.  In all cases where the consent or approval of Landlord is required under the Master Lease to take any actions, the consent or approval of Sublandlord shall also be required under this Sublease, and Subtenant shall therefore be required to obtain the consent of both Sublandlord and Landlord before taking such actions.  Sublandlord shall use reasonable efforts to obtain any such consents or approvals of Landlord, upon request in writing by Subtenant, but Sublandlord shall not be required to institute any legal action to obtain any such consent or approval.  If Sublandlord fails or refuses to do so after request from Subtenant, Subtenant shall have the right to request such consents or

Exhibit “C”-2

approvals directly from Landlord, and to institute legal proceedings against Landlord (which may be brought in Sublandlord’s name if required by law) as may be required to obtain from Landlord any such consents or approvals.  Sublandlord agrees to cooperate with Subtenant in connection therewith, at Subtenant’s expense, and to execute such documents as may be reasonably required in connection therewith.

5.Relationship to Master Lease.

(a)This Sublease and all of Subtenant’s rights hereunder are expressly subject and subordinate to all of the terms of the Master Lease, provided that the sum of $50 million in the second paragraph of Paragraph 17 shall instead be $5 million.  Subtenant shall comply with all obligations of and restrictions imposed on Sublandlord under the Master Lease with respect to the Subleased Premises, except to the extent any such obligations are not applicable to this Sublease or are limited by the terms of this Sublease (e.g., without limitation, Subtenant only pays those amounts of Base Rent and Additional Rent described herein).  Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord’s obligations under the Master Lease and, except as expressly set forth herein, Sublandlord shall not be obligated to provide any services to Subtenant in connection with this Sublease.  Subtenant acknowledges that any termination of the Master Lease will result in a termination of the Sublease, provided, however, that Sublandlord shall not voluntarily terminate the Master Lease prior to the end of the Term of the Master Lease without the consent of Subtenant.

(b)Except as otherwise expressly provided herein, (i) Sublandlord shall be deemed to have the same rights, in its capacity as “sublandlord” hereunder, as Landlord has in its capacity as “landlord” under the Master Lease; and (ii) Subtenant shall be deemed to have the same rights, in its capacity as “subtenant” hereunder, as Sublandlord has in its capacity as “tenant” under the Master Lease, all to the extent and only to the extent such rights pertain to the use and occupancy of the Subleased Premises (and the parking areas) during the Sublease Term.  To the extent the provisions of this Sublease contradict the terms of the Master Lease insofar as they impact Sublandlord’s obligations under the Master Lease (such that Sublandlord would be in default under the Master Lease), the terms of the Master Lease shall govern.

(c)Nothing contained in this Sublease shall serve to release Sublandlord from the further performance of any of its obligations under the Master Lease or to relieve Sublandlord from any of its liability under the Master Lease.

6.Use.  The Subleased Premises shall be used by Subtenant only for general office uses, and services and storage incidental to such uses, and any other uses permitted under the Master Lease.

7.Default.  Any act or omission by Subtenant that would constitute a default under the Master Lease shall, subject to the same notice and cure provisions provided in the Master Lease, be deemed a default by Subtenant under this Sublease.  For purposes of clarification, any failure by Subtenant to pay rent when due hereunder or any failure by Subtenant to perform any other obligations required under this Sublease shall be deemed a default hereunder if any of the same is not cured within the applicable cure period after notice thereof.  Any such default by Subtenant shall entitle Sublandlord to exercise any and all remedies available to Landlord under the Master Lease or any other remedies available at law or in equity under the laws of the State of California.

8.Intentionally Omitted.

9.Quiet Enjoyment.  Provided Subtenant is not in default beyond applicable notice and cure periods hereunder, Subtenant shall have the quiet enjoyment of the Subleased Premises during the Sublease Term without interference by Sublandlord or anyone claiming by, through or under Sublandlord.

Exhibit “C”-3

10.Subordination.  Notwithstanding the provisions of Section 9 above, Subtenant accepts this Sublease subject and subordinate to any mortgage, deed of trust or ground lease now or hereafter placed on the Premises or the Building, or any portion thereof, and to replacements, renewals and extensions thereof. This clause shall be self-operative, but upon the request of any mortgagee of Sublandlord or Landlord, Subtenant shall execute a commercially reasonably subordination agreement in favor of such mortgagee or ground lessor.

11.Insurance and Indemnities.  Subtenant hereby agrees to indemnify and hold Landlord and Sublandlord harmless with regard to Subtenant’s leasing and use of the Subleased Premises, to the same extent that Sublandlord is required to indemnify and hold Landlord harmless with respect to the Premises under the Master Lease.  Likewise, Subtenant hereby agrees to obtain and provide evidence satisfactory to Sublandlord and Landlord, on or before the Effective Date, that Subtenant is carrying insurance in the same amounts and of the same types required to be carried by Sublandlord under the Master Lease with regard to the Premises. Neither Sublandlord nor Subtenant shall be liable to the other party (by way of subrogation or otherwise) or to any insurance company insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workmans’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Sublease.

12.Intentionally Omitted.

13.Parking. During the Sublease Term, Subtenant shall be provided with a sufficient number of parking spaces in the parking area of the Premises as shall be required by the City, which parking spaces shall be in close proximity to the Subleased Premises.  Subtenant hereby agrees to comply with all of the terms and conditions of the Master Lease relating to parking.

14.No Brokers.  Sublandlord and Subtenant each hereby represent and warrant to the other, and shall indemnify and defend the other for any breach of the foregoing representation or warranty hereof by a party, that no brokers’ or finders’ fees or commissions will be owed arising out of the entering into this Sublease as a result of the warranting party’s actions or inactions.

15.Sublandlord’s Representations and Certain Covenants.

(a)Sublandlord hereby represents that (i) a true and correct copy of the Master Lease (including, without limitation, all amendments and/or supplements thereto) is attached hereto as Exhibit “A”, and the Master Lease is in full force and effect; (ii) Sublandlord has not received or given any notice of default from or to Landlord relating to the Master Lease, and Sublandlord is not aware of any occurrence or circumstance which, with notice or the passage of time, would be deemed a default by either Sublandlord or Landlord under the Master Lease; and (iii) Sublandlord has no knowledge, nor has Sublandlord received written notice from any governmental authority or any other person, of any existing or threatened material violation of any laws applicable to the use or condition of the Premises or any part thereof.

(b)During the Sublease Term, Sublandlord will (i) pay, when and as due, all rent and other charges payable by Sublandlord under the Master Lease, (ii) not exercise any voluntary right to terminate the Master Lease prior to the end of the term of the Master Lease without the prior written consent of Subtenant, and (iii) not amend or modify the Master Lease in any respect which creates additional obligations of Subtenant under this Sublease, or decreases Subtenant’s rights under this Sublease, without the prior written consent of Subtenant.

Exhibit “C”-4

(c)Sublandlord shall indemnify, defend and hold Subtenant harmless from any and all damages suffered by Subtenant as a result of any breach of the foregoing representations, warranties or covenants, which indemnification obligation shall survive any termination of this Sublease.

(d)Sublandlord will perform all of its covenants and obligations under the Master Lease, and will not default thereunder.  If Sublandlord receives any notice of default or potential default from Landlord under the Master Lease, Sublandlord will promptly send a copy of such notice to Subtenant, and unless such default results from any act or omission which is a default by Subtenant under this Sublease, Sublandlord will cure such default within any applicable cure period set forth in the Master Lease.

16.Notices:  Any notice, demand or other communication required or permitted to be given or served by either party to this Sublease shall be in writing, and shall be deemed given when either (i) personally delivered, or (ii) deposited with the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested, or (iii) delivered by a nationally recognized overnight delivery service providing proof of delivery, properly addressed to the other party at the address set forth below (as the same may be changed by giving written notice of the aforesaid in accordance with this Section 16).

Sublandlord’s Address:
228 Manhattan Beach Boulevard Manhattan Beach, CA 90266 Attn: David Weinberg, COO
With a copy to: Philip Paccione, Esq. Skechers U.S.A., Inc. 228 Manhattan Beach Boulevard Manhattan Beach, CA 90266
Subtenant’s Address:
Highland Fairview Properties 14225 Corporate Way Moreno Valley, CA 92553 Attn: Iddo Benzeevi
With a copy to: James Lieb, Esq. Executive Vice President The Trump Group 400 Park Avenue New York, NY 10022

17.Counterparts.  This Sublease may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

Exhibit “C”-5

18.Capitalized Terms.  Any capitalized term used in this Sublease which is not defined herein shall have the same meaning attributable to that term in the Master Lease.

19.Miscellaneous.  This Sublease shall be governed by the laws of the State of California.  This Sublease supersedes all prior discussions and agreements between the parties and incorporates their entire Agreement with respect to the matters set forth herein.  This Sublease may not be amended or modified except by a writing executed by both parties.

20.Condition of Subleased Premises.  The Subleased Premises shall be delivered to Subtenant on the Sublease Commencement Date in its “as is” condition.  By accepting possession of the Subleased Premises, Subtenant shall be deemed to have accepted the physical condition thereof, except to the extent that Landlord has made any warranties or representations to Sublandlord as to the condition of the Premises, which may be enforced in the same manner as Serb forth herein for the enforcement of other obligations of Landlord.  Sublandlord has no obligation to improve or construct any improvements to the Subleased Premises.  It is understood that any necessary demising wall which shall separate the Subleased Premises from the rest of the Premises shall be constructed by Landlord pursuant to its construction obligations under the Master Lease, and any additional cost thereof imposed by Landlord on Sublandlord shall be paid by Subtenant.

(Remainder of Page Intentionally Left Blank)

Exhibit “C”-6

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

SKECHERS, U.S.A., INC., a Delaware corporation

By:
Name:
Title:

SUBTENANT:

HIGHLAND FAIRVIEW PROPERTIES, a Delaware general partnership

By:
	Name:	Iddo Benzeevi
	Title:	President and Chief Executive Officer

Exhibit “C”-7

Exhibit “A”
Master Lease

Exhibit “C”-8

Exhibit “B”

Subleased Premises

SR-60
Existing Building
750,000 SF
Eucalyptus Ave.
Sub-Lease Area
Redlands Blvd.

Exhibit “C”-9

EXHIBIT “C

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) is made and entered into this _____ day of _____________, 2019 by and between HF LOGISTICS-SKX T1, LLC, a Delaware limited liability company (“Landlord”) and SKECHERS U.S.A., INC., a Delaware corporation (“Tenant”).

RECITALS

A.

HF LOGISTICS I, LLC, a Delaware limited liability company and Tenant entered into that certain Lease Agreement dated September 25, 2007 (the “Original Lease”), as amended by that certain Amendment to Lease Agreement dated December 18, 2009 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease Agreement dated April 12, 2010 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease Agreement dated August 18, 2010 (the “Third Amendment”).  HF Logistics I, LLC assigned all of its right, title and interest as landlord under the Lease to Landlord, and Landlord assumed the obligations of HF Logistics I, LLC as landlord under the Lease.  The Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is referred to herein as the “Lease”.  Pursuant to the Lease, Tenant has leased from Landlord certain premises situated at the northwest corner of Theodore Street and Eucalyptus Avenue in Moreno Valley, California, as more fully described therein.

B.

The parties desire to further amend the Lease to extend the term, so that the Termination Date will be the same date as the termination date of that certain Lease dated of even date herewith between HF Logistics-SKX T2, LLC, a Delaware limited liability company, as landlord, and Tenant, as tenant, for approximately 35.30 acres of land situated adjacent to the Premises, upon which will be constructed an approximately 750,000 square foot building (the “Expansion Parcel Lease”).

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.The Termination Date shall be the “Termination Date” as set forth in the Expansion Parcel Lease.

2.The Base Rent payable under the Lease from the original Termination Date (November 15, 2031) until the new Termination Date (as established under this Fourth Amendment) shall be at the same rates per square foot that are then payable under the Expansion Parcel Lease.

3.The parties agree that the provisions in the Lease relating to the Expansion Site (Addendum 4, Paragraph 3) are of no further force or effect.  Upon request of Landlord, Tenant will execute and deliver any instrument reasonably required to remove from the public records any memorandum of option which may have been recorded with respect to the Expansion Site.

4.Paragraph 23 of the Lease is hereby amended by adding the following clause (viii):

“viii.Tenant shall default (beyond any applicable notice and/or cure period) under that certain lease of even date herewith between HF Logistics-SKX T2 LLC, as landlord, and Tenant, as tenant, for approximately 35.30 acres of land adjacent to the Premises.”

5.Capitalized terms used in this Fourth Amendment shall have the same meanings as set forth in the Lease, unless a different definition is set forth herein.

6.Except as amended by this Fourth Amendment, all terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first above written.

“LANDLORD”	“TENANT”

HF LOGISTICS I, LLC, a Delaware limited liability company	SKECHERS U.S.A., INC., a Delaware corporation

By	By
Iddo Benzeevi, President and Chief Executive Officer	David Weinberg, Chief Operating Officer

2

EXHIBIT “D”

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
HF LOGISTICS-SKX T2, LLC

THE LIMITED LIABILITY COMPANY INTERESTS IN HF LOGISTICS-SKX T2, LLC (THE “INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN Article 11 AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE INTERESTS HAVE NOT BEEN REGISTERED (i) UNDER ANY SECURITIES LAWS OF THE SEVERAL STATES (THE “STATE ACTS”), OR (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON EXEMPTIONS PROVIDED THEREIN, AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF Article 11 AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH STATE ACTS, AND (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE FEDERAL ACT. IN ADDITION, ANY INTERESTS ACQUIRED BY NON-U.S. PERSONS MAY NOT, DIRECTLY OR INDIRECTLY, BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED IN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A U.S. PERSON EXCEPT IN COMPLIANCE WITH THIS AGREEMENT AND THE FEDERAL ACT AND ALL APPLICABLE STATE ACTS.  AS USED HEREIN, “UNITED STATES” MEANS THE UNITED STATES OF AMERICA, ITS TERRITORIES AND POSSESSIONS, AND ALL AREAS SUBJECT TO ITS JURISDICTION, AND A “U.S. PERSON” MEANS A CITIZEN OR RESIDENT OF THE UNITED STATES (INCLUDING THE ESTATE OF ANY SUCH PERSON), A CORPORATION, COMPANY, OR OTHER PERSON CREATED OR ORGANIZED UNDER THE LAWS OF THE UNITED STATES OR ANY POLITICAL SUBDIVISION THEREOF OR THEREIN, AND AN ESTATE OR TRUST THE INCOME OF WHICH IS SUBJECT TO UNITED STATES FEDERAL INCOME TAXATION REGARDLESS OF ITS SOURCE.

TABLE OF CONTENTS

i

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HF LOGISTICS-SKX T2 LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HF LOGISTICS-SKX T2, LLC (the “Company”), is entered into and effective as of the ____ day of ______________, 2019 (the “Effective Date”) by and between HF LOGISTICS I, LLC, a Delaware limited liability company (“HF”), SKECHERS R.B., LLC, a Delaware limited liability company (“Skechers,” or the “Skechers Member”), and Highland Fairview Partners V, a Delaware general partnership (“HFPV”, and together with HF, the “HF Member,” and the HF Member together with Skechers, the “Members”).

RECITALS

WHEREAS, on or about April 12, 2010, HF Logistics-SKX, LLC, a Delaware limited liability company (“SKX LLC”), as the sole member of the Company, entered into that certain Limited Liability Company Agreement of HF Logistics-SKX T2, LLC (the “Original Agreement”) which set forth the terms and conditions under which the Company would be organized, managed and operated; and

WHEREAS, concurrently herewith, SKX LLC has assigned 50% of its Company Interest to HF and 50% of its Company Interest to Skechers; and

WHEREAS, concurrently herewith, with the consent of HF and Skechers, HFPV has been admitted as a Member of the Company; and

WHEREAS, the Members desire to amend and restate the Original Agreement so as to reflect the terms and conditions upon which the Company will hereafter be organized, managed and operated.

NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, have agreed and do hereby agree as follows:

This Agreement amends and supersedes the Original Agreement.

Article 1
DEFINED TERMS

Section 1.1Certain Defined Terms.  Unless otherwise clearly indicated to the contrary, the following terms shall have the following meanings:

1.1.11.1.1“Act” means Sections 18-101 et seq. of the Delaware Corporation Laws Ann., commonly known as the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute.

1.1.21.1.2“Additional Capital Contributions” means the total of all Capital Contributions made to the Company by the Members in accordance with Section 4.1.2.

1.1.31.1.3“Additional Funding Obligation” has the meaning set forth in Section 6.9(a).

1.1.41.1.4Intentionally Deleted.

1.1.51.1.5“Affiliate” means with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (b) any Person owning or controlling fifty-one percent (51%) or more of the outstanding voting interests of such Person, or (c) any Person of which such Person owns or controls fifty-one percent (51%) or more of the voting interests.  For the purposes of this Agreement, it is agreed that HF and HFPV are Affiliates of each other.

1.1.61.1.6“Agreement” means this Amended and Restated Limited Liability Company Agreement of HF Logistics-SKX T2, LLC, as it may be amended, supplemented or restated from time to time.

1.1.71.1.7“Assignee” means a Person to whom any Company Interest has been transferred in a manner permitted under this Agreement, but who has not been admitted to the Company as a Member.

1.1.81.1.8“Available Cash” means, with respect to any period for which such calculation is being made:

(a)all cash revenues and funds received by the Company from whatever source, including Capital Transaction Proceeds (except with respect to Liquidating Transactions), plus the amount of any reduction in existing Reserves of the Company;

(b)less the sum of the following:

(i)all required interest or principal payments, escrow account payments and any other payments made during such period by the Company on account of the Debt of the Company, if any;

(ii)all cash expenditures (including capital expenditures) made by the Company during such period;

(iii)all payments made by the Company during such period to any Reserve account (including the amount of any increase in any existing Reserves of the Company).

1.1.91.1.9“Bankruptcy Action” means (a) the filing of any voluntary or involuntary bankruptcy (and in the case of an involuntary bankruptcy, such proceeding shall not have been dismissed within ninety (90) days), insolvency or reorganization case or proceeding, instituting any proceeding under any applicable insolvency law or otherwise seeking any relief under any laws relating to the relief from debts or the protection of debtors generally by or against any Person, (b) the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for any Person or a substantial portion of its properties, (c) making any assignment for the benefit of creditors by any Person, (d) any Person being adjudged a bankrupt or insolvent, or having entered against it an order of relief in any bankruptcy or insolvency proceeding, (e) any Person filing a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (f) any Person filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the foregoing nature, (g) the filing of any proceeding with respect to any Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, which has not been dismissed within one hundred twenty (120) days after the commencement thereof, or (h) the appointment of a trustee, receiver, assignee, sequestrator, custodian or liquidator with respect to any Person which has not been vacated or stayed within ninety (90) days after the appointment or such appointment is not vacated within ninety (90) days after the expiration of any such stay.

1.1.101.1.10“Breaching Member” shall mean any Member who has committed an Event of Default.

1.1.111.1.11“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Riverside, California, are authorized or required by law to close.

1.1.121.1.12“Buy-Sell Deposit” has the meaning set forth in Section 8.6.

1.1.131.1.13“Buy-Sell Notice” has the meaning set forth in Section 8.1.

1.1.141.1.14“Capital Account” means the Capital Account maintained for a Member pursuant to Exhibit “A” attached hereto.

1.1.151.1.15“Capital Contribution” means, with respect to any Member, any cash, cash equivalents or the Agreed Value (as defined in Exhibit “A”) of property which such Member contributes or is deemed to contribute to the Company pursuant to Article 4.  Such amounts shall be treated as contributions to the Company pursuant to Section 721(a) of the Code.

1.1.161.1.16“Capital Transaction” has the meaning as set forth in Section 5.2(c).

1.1.171.1.17“Capital Transaction Proceeds” has the meaning as set forth in Section 5.2(c).

1.1.181.1.18“Certificate” means the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware, as amended from time to time.

1.1.191.1.19“Closing Date” means the Effective Date.

1.1.201.1.20“Code” means the Internal Revenue Code of 1986, as amended.  Any reference herein to a specific Section or Sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

1.1.211.1.21“Company” has the meaning set forth in the preamble.

1.1.221.1.22“Company Assets” means (a) the Property and the Project, and (b) all other assets of the Company.

1.1.231.1.23“Company Interest” means the ownership interest in the Company held by a Member, which includes any and all benefits to which the holder of such a Company Interest may be entitled as provided in this Agreement (including any voting rights and rights to receive distributions of Available Cash), together with all obligations of such Member to comply with the terms and provisions of this Agreement.

1.1.241.1.24“Company Record Date” means the record dates established by the Managing Members for the distribution of Available Cash, or if they fail to agree as to any record date, such term means the last day of the current month.

1.1.251.1.25“Company Year” means the fiscal year of the Company.

1.1.261.1.26“Completion of the Project” has the meaning set forth in the Development Management Agreement.

1.1.271.1.27“Construction Lender” means any lender under the Construction Loan.

1.1.281.1.28“Construction Loan” means a construction loan from a Construction Lender to be taken out to finance the development of the Property in accordance with the Lease.

1.1.29“Construction Loan Documents” means any and all documents which evidence the Construction Loan, including a construction loan agreement, promissory notes, deeds of trust, assignments of leases and rents, security agreements, financing statements, pledge agreements and environmental indemnity agreements.

1.1.291.1.30“Contribution Percentages” means the ratio at which the Members are required to make Capital Contributions, which is twenty-five percent (25%) for HF, 25% for HFPV and fifty percent (50%) for Skechers.

1.1.301.1.31“Debt” means, as to any Person as of any date of determination, (a) all indebtedness of such Person for money borrowed or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for money borrowed or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.

1.1.311.1.32“Default” has the meaning set forth in Section 4.1.5(c).  For clarification, the use of the word “default” (uncapitalized) in this Agreement shall mean any default other than a Default which is defined in Section 4.1.5(c).

1.1.321.1.33“Default Amount” has the meaning set forth in Section 4.1.5(c).

1.1.331.1.34“Default Date” has the meaning set forth in Section 4.1.5(c).

1.1.341.1.35“Default Member” has the meaning set forth in Section 4.1.5(c).

1.1.351.1.36“Default Notice” has the meaning set forth in Section 4.1.5(b).

1.1.361.1.37“Deposit Date” has the meaning set forth in Section 8.6.

1.1.371.1.38“Determination” has the meaning set forth in Section 15.2.

1.1.381.1.39“Development Budget” has the meaning set forth in the Development Management Agreement.

1.1.391.1.40“Development Management Agreement” means that certain Development Management Agreement of even date herewith between the Company and HFC Holdings, LLC, a Delaware limited liability company (which is an Affiliate of HF), a copy of which is attached hereto as Exhibit “B”.

1.1.401.1.41“Development Manager” has the meaning set forth in the Development Management Agreement.

1.1.411.1.42Intentionally Deleted.

1.1.421.1.43“Distribution Percentages” means the ratio at which the Members are entitled to receive distributions of Available Cash, which is twenty-five percent (25%) for HF, 25% for HFPV and fifty percent (50%) for Skechers, subject to adjustment as set forth in Section 4.1.5.

1.1.431.1.44“Effective Date” has the meaning set forth in the preamble.

1.1.441.1.45“Embargoed Person” has the meaning set forth in Section 2.5.10.

1.1.451.1.46“Event of Default” shall mean a default by a Member (which includes a default by a Member in its capacity as Managing Member) in the performance of its obligations under this Agreement which is not cured within any applicable cure period set forth herein, but excluding a default under Article 4 or Article 6 with respect to required Additional Capital Contributions or required loans.

1.1.461.1.47“Event of Dissolution” has the meaning set forth in Section 13.1.

1.1.471.1.48“HF” has the meaning set forth in the preamble.

1.1.481.1.49“HF Loan” has the meaning set forth in Section 6.5(a).

1.1.491.1.50“HF Managing Member” means HF acting in its capacity as a Managing Member of the Company.

1.1.501.1.51“HFPV Property” means approximately 12.93 acres of land situated in the City of Moreno Valley, California consisting of Parcel 3 of Parcel Map No. 35629 (APNs: 488-350-027, 032 and 036).

1.1.511.1.52“HF-SKX Property” means approximately 22.37 acres of land situated in the City of Moreno Valley, California consisting of Parcel 2 of Parcel Map No. 35629 (APNs: 488-350-031 and 035).

1.1.521.1.53“Incapacity” or “Incapacitated” means (a) as to any individual Member, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (b) as to any corporation which is a Member, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any partnership or limited liability company (or partnership) which is a Member, the dissolution and commencement of winding up of the partnership or the limited liability company (or partnership); (d) as to any estate which is a Member, the distribution by the fiduciary of the estate’s entire interest in the Company; or (e) as to any trustee of a trust which is a Member, the termination of the trust (but not the substitution of a new trustee).

1.1.531.1.54“Indemnitee” means (a) any Person made a party to a proceeding brought by an unaffiliated third party by reason of such Person’s status as (i) a Member, or (ii) a director, officer, member, manager, partner, trustee, or shareholder of the Company, or a Member or an Affiliate of a Member, or (b) such other Persons acting in good faith on behalf of the Company as determined by the Managing Members in their reasonable judgment.

1.1.541.1.55“Initial Capital Contributions” means the total of all Capital Contributions made to the Company by the Members in accordance with Section 4.1.1.

1.1.551.1.56“Invoking Member” has the meaning set forth in Section 8.1.

1.1.561.1.57“IRS” means the United States Internal Revenue Service.

1.1.571.1.58“Lease” means that certain lease of even date herewith between the Company, as landlord, and Skechers Parent, as tenant, and any subsequent amendments.

1.1.581.1.59“Lender” means any Construction Lender or any Permanent Lender, as the case may be, or their respective successors-in-interest.

1.1.591.1.60“Liquidating Transaction” means any transaction or series of related transactions which results in the sale or other disposition of all or substantially all of the Company Assets.

1.1.601.1.61“Liquidator” has the meaning set forth in Section 13.2.1.

1.1.611.1.62“Loan” means either a Construction Loan or a Permanent Loan, as the case may be.

1.1.621.1.63“Loss Item” has the meaning set forth in Section 7.6.1.

1.1.631.1.64“Managing Member” means either HF or Skechers, as the case may be, acting in the capacity as a Managing Member of the Company.

1.1.641.1.65“Managing Members” means both HF and Skechers, each acting in the capacity as a Managing Member of the Company.

1.1.651.1.66Intentionally Omitted.

1.1.661.1.67“Members” has the meaning set forth in the preamble.

1.1.671.1.68“Offeree Member” has the meaning set forth in Section 8.1.

1.1.681.1.69“Operating Budget” means a reasonably detailed budget of the estimated revenues and expenditures (including capital expenditures) of the Company, and a reasonably detailed business plan, which shall be prepared by the Skechers Managing Member and approved by the HF Managing Member in accordance with Section 7.9, as amended from time to time (with the approval of both Managing Members).  The initial Operating Budget, which has been approved by the Managing Members, is attached as Exhibit “C”.

1.1.691.1.70“Permanent Lender” means any lender under a Permanent Loan.

1.1.701.1.71“Permanent Loan” means a loan or loans taken out by the Company to pay-off a Construction Loan (whether or not designated as a “permanent loan”, and including, without limitation, a “mini-perm loan”), or any replacements or refinancing thereof.

1.1.711.1.72“Person” means an individual, corporation, partnership, limited liability company (or partnership), trust, unincorporated organization, association or other entity.

1.1.721.1.73“Plans and Specifications” means the Approved Plans (as defined in the Development Management Agreement), which have been transmitted by HF to Skechers (by “You Send It”) on January 29, 2010.

1.1.731.1.74“Prescribed Laws” has the meaning set forth in Section 2.5.10.

1.1.741.1.75“Prime Rate” means the highest prime rate reported in the Money Rates column or section of The Wall Street Journal from time to time, as having been the rate in effect for corporate loans at large United States of America money center commercial banks (whether or not such rate has actually been charged by any such bank).  If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by Wells Fargo Bank, National Association, from its Los Angeles, California office (whether or not such rate has actually been charged by such bank).  If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

1.1.751.1.76“Project” means the development of an approximately 750,000 square foot building and related improvements on the Property in accordance with the Lease.

1.1.761.1.77“Project Schedule” has the meaning set forth in the Development Management Agreement.

1.1.771.1.78“Property” means approximately 35.30 acres of land located in the City of Moreno Valley (Rancho Belago), California, as further described in the Lease, and consisting of both the HFPV Property and the HF-SKX Property.

1.1.781.1.79“Purchasing Member” has the meaning set forth in Section 8.6.

1.1.791.1.80“Regulations” has the meaning set forth in Exhibit “A”.

1.1.801.1.81“Reserves” means cash set aside into a segregated account (or maintained in a non-segregated Company account but specifically “earmarked” as a reserve) as reserves for the Company’s operations or obligations under the Lease (such as, but not limited to, roof replacement and repair and replacement of structural aspects of the building under the Lease, as reasonably determined by the Managing Members, or as set forth in an Operating Budget.  Reserves shall include any amounts required to be set aside as reserves under the Loans or under any other agreements executed by the Company which call for reserves of this nature.

1.1.811.1.82Intentionally Omitted.

1.1.821.1.83“Securities Act” means the Securities Act of 1933, as amended.

1.1.831.1.84“Selling Member” has the meaning set forth in Section 8.6.

1.1.841.1.85“Skechers” has the meaning set forth in the preamble.

1.1.851.1.86“Skechers Loan” has the meaning set forth in Section 6.5(b).

1.1.861.1.87“Skechers Parent” means Skechers U.S.A., Inc., a Delaware corporation.

1.1.871.1.88“Skechers Managing Member” means Skechers, acting in its capacity as a Managing Member of the Company.

1.1.881.1.89“Stated Amount” has the meaning set forth in Section 8.2.

1.1.891.1.90“Subsidiary’s Assets” means all assets of any Subsidiary.

1.1.901.1.91“Subsidiaries” means any future subsidiaries of the Company.

1.1.911.1.92“T1” means HF Logistics SKX-T1, LLC, a Delaware limited liability company.

1.1.921.1.93Intentionally Omitted.

1.1.931.1.94“Tax Matters Partner” has the meaning set forth in Section 10.2.1.

1.1.941.1.95“Tenant” means the Skechers Parent, or its permitted assignee as the tenant under the Lease.

1.1.951.1.96“Unrecovered Contribution” with respect to each Member means the aggregate Capital Contributions made by such Member to the Company, reduced by all amounts of cash distributed to such Member pursuant to Section 5.2 (or made under Section 5.2 pursuant to Section 13.2.1(d)).

Section 1.2Other Terms.  All capitalized terms used in this Agreement which are not defined in this 0 shall have the meanings set forth elsewhere in this Agreement.

Article 2
ORGANIZATIONAL MATTERS

Section 2.1Formation; Application of Act.

Formation of Company

2.1.2.  The Company has been formed by the filing of the Certificate with the Delaware Secretary of State.  The Members hereby agree to become Members and to operate the Company as a limited liability company under and pursuant to the provisions of the Act, and in accordance with the provisions of this Agreement.

2.1.3Application of Act.  The Company is a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and operation of the Company shall be governed by the Act.

Section 2.2Name.  The name of the Company is HF Logistics-SKX T2, LLC.  The Company’s business may be conducted under the foregoing name, or under any other name or names deemed advisable by the Managing Members.  The words “Limited Liability Company,” “L.L.C.”, “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.

Section 2.3Registered Office and Agent; Principal Office.  The address of the registered office of the Company in the State of Delaware shall be established by the Managing Members.  The registered agent for service of process on the Company in the State of Delaware at such registered office is Corporation Service Company.  The principal office of the Company is c/o Highland Fairview Properties, 14225 Corporate Way, Moreno Valley, California 92553, or such other place as the Managing Members may from time to time determine.

Section 2.4Term.  The term of the Company commenced on the date that the Certificate was filed with the Delaware Secretary of State, and shall continue for a period of fifty (50) years thereafter,

unless it is dissolved sooner pursuant to the provisions of Article 13, or as otherwise provided under the Act.

Section 2.5Representations of Members.  Each Member represents as follows:

2.5.1Such Member will acquire its Company Interest for its own account and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act.

2.5.2Such Member has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of investment in its Company Interest.  Such Member has the ability to bear the economic risk of acquiring its Company Interest.

2.5.3Such Member has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, without limitation, any Company information with respect to the Company’s financial condition, business and prospects, and any other information such Member has requested, to answer all of its inquiries about the Company, and to enable it to make its decision to acquire its Company Interest.

2.5.4Such Member is aware that the Company Interests are not registered under the Securities Act or any state securities laws and cannot be resold or transferred without registration thereunder or exemption therefrom.

2.5.5Such Member is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

2.5.6There are no consents or approvals of governmental authorities or other Persons that are required for the execution and delivery of this Agreement by such Member; the execution of this Agreement by such Member shall not constitute a default under any material contract or agreement to which such Member is bound; and no agreement or obligation exists that affects such Member that has the effect of restricting the ability of such Member to perform its obligations under this Agreement.

2.5.7There is no litigation, action or proceeding pending or, to the best knowledge of such Member threatened, to which such Member is party that, if adversely determined, could have a material adverse effect on, or enjoin, restrict or otherwise prevent, the consummation of any of the transactions contemplated by this Agreement or the ability of such Member to perform its obligations under this Agreement.

2.5.8This Agreement has been duly authorized by all requisite action (corporate, partnership, limited liability company, or otherwise), and has been duly executed and delivered by such Member.

2.5.9Such Member has the power and authority to enter into this Agreement and consummate the transactions herein provided.

2.5.10None of the funds or other assets of such Member shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under the Prescribed Laws (each such Person, an “Embargoed Person”) with the result that the transactions contemplated by the terms of this Agreement would be in violation of the Prescribed Laws.  For purposes of this Section 2.5.10 and Section 2.5.11 and Section 2.5.12, the term “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to

Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq. and (d) all other legal requirements relating to money laundering or terrorism.

2.5.11No Embargoed Person shall have any interest of any nature whatsoever in such Member, with the result that the transactions contemplated by the terms of this Agreement is or would be in violation of the Prescribed Laws.

2.5.12None of the funds of such Member shall be derived from any unlawful activity with the result that the transactions contemplated by the terms of this Agreement is or would be in violation of the Prescribed Laws.

2.5.13As long as Skechers Parent is a publicly traded company, the restrictions in Sections 2.5.10 and 2.5.11 shall not apply to any Persons who are shareholders of Skechers Parent who purchase such shares in the public marketplace or from other shareholders.

Article 3
PURPOSE

Section 3.1Purpose.  The purpose and nature of the business to be conducted by the Company is (a) to acquire the Property and to develop the Project on the Property, and to operate manage, lease, mortgage, encumber, sell and otherwise deal with the Property, the Project and other Company Assets for the production of income and profit, and (b) to conduct any activities that may be lawfully conducted by a limited liability company organized pursuant to the Act in furtherance of the foregoing.  The purpose of the Company shall not be changed unless all Members consent (any dispute in this regard shall not be subject to the expedited arbitration provisions in Article 15).

Section 3.2Powers.  The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes described herein and for the protection and benefit of the Company.

Article 4
CAPITAL CONTRIBUTIONS; MEMBER LOANS; CAPITAL ACCOUNTS

Section 4.1Capital Contributions of the Members.

4.1.1Initial Capital Contributions.  The Members shall make Initial Capital Contributions to the Company as follows:

(a)On the Closing Date, Skechers shall make an Initial Capital Contribution to the Company in the amount of Seven Million Dollars ($7,000,000), which shall be contributed in cash.  The obligation to fund such Initial Capital Contribution shall be guaranteed by Skechers Parent.

(b)On the Closing Date, HFPV shall convey to the Company, as its Initial Capital Contribution, all of HFPV’s interest in the HFPV Property, free and clear of all monetary liens and encumbrances (other than a lien of current property taxes), but subject to all other matters then of record.  The HFPV Property has an Agreed Value of $7,000,000, and HFPV will receive a Capital Account credit in that amount.  HFPV shall be deemed to have made representations to the Company, HF and Skechers as set forth on Exhibit “D” attached hereto.  Any documentary transfer tax payable with respect to the conveyance of the HFPV Property to the Company shall be paid by HF (but the amount thereof, up to Seven Thousand Seven Hundred Dollars ($7,700), shall become part of the HF Loan) and an owner’s title insurance policy (ALTA 2006 form with customary endorsements) shall be purchased, at HF’s expense (up to policy amounts aggregating $7,000,000, with the additional expense being borne by the Company) insuring the Company’s fee title ownership of the HFPV Property (the policy limits of such policies to be reasonably determined by the Members, not to be less than Seven Million Dollars ($7,000,000)).  After Completion of the Project, the Managing Members may elect to increase the amount of such insurance up to the then insurable fair market value of the Property and all improvements thereon.

(c)On the Closing Date, HF and Skechers shall cause the HF-SKX Property to be free and clear of all monetary liens and encumbrances (other than a lien of current property taxes), but subject to all other matters of record).  The HF-SKX Property has an Agreed Value of $14,000,000, and HF and Skechers shall each receive Capital Account credit in the amount of $7,000,000.  HF and Skechers shall be deemed to have made the representations to the Company and HFPV as set forth on Exhibit “E” attached hereto.

4.1.2Additional Capital Contributions.  If either Managing Member determines in the exercise of its reasonable business judgment that Additional Capital Contributions are necessary for the operation of the business of the Company, or to enable the Company to perform its obligations under the Lease, which cannot be funded from Available Cash or obtained through financing (or which are impractical to be obtained through financing), such Managing Member may (but shall not be required to) give notice to all Members, including the amount required and the purposes therefor.  Such Additional Capital Contributions shall be contributed by the Members, pro rata, according to their respective Contribution Percentages, within ten (10) days after receipt of such notice calling for such Additional Capital Contributions.  Failure by a Member to make its required Additional Capital Contribution shall give the other Members the rights and remedies specified in Section 4.1.5.  If a Member who receives a call for an Additional Capital Contribution disputes the reasonableness of such Additional Capital Contribution, it shall give notice to the Managing Member who made such call and to the other Members within such ten (10) day period, and if the Members cannot resolve the dispute within ten (10) Business Days thereafter, the dispute shall be submitted to expedited arbitration as set forth in Article 15. During the pendency of such arbitration, even though the Member who failed to make the Additional Capital Contribution shall not be deemed to be a Default Member under Section 4.1.5(c), the other Members may elect to loan to the Company (on a pro rata basis according to Contribution Percentages) the amount which such Member failed to contribute in accordance with the provisions of Section 4.1.5(d)(i).  Provided, however, that if it is determined through arbitration that such Additional Capital Contribution (or part thereof) was not reasonable, then the loan (to the extent of any amount which was not determined to be reasonable) shall not bear interest.

4.1.3Return of Capital Contributions.  Except as otherwise expressly provided herein, the Capital Contributions of the Members will be returned to the Members only in the manner and to the extent provided in Article 5 and Article 13, and no Member may withdraw from the Company or otherwise have any right to demand or receive the return of its Capital Contributions to the Company.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless expressly otherwise provided in this Agreement.  Except as otherwise provided in this Agreement, no Member shall be entitled to interest on any Capital Contribution or Capital Account notwithstanding any disproportion therein as among the Members.  Neither the Members nor the Company shall be personally liable for the return of any portion of the Capital Contributions of the Members, and the return of such Capital Contributions shall be made solely from the Company Assets to the extent, and in the priority, set forth in this Agreement.

4.1.4Liability of Members.  Except for the obligation to make Capital Contributions (including the Initial Capital Contributions under Section 4.1.1 and any required  any Additional Capital Contributions under Section 4.1.2), and any amounts which a Member may be obligated to repay to the Company under applicable law, no Member shall be required to make any Capital Contributions to the Company.  Except for the foregoing, no Member shall have any personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Company to third parties, nor shall any Member be personally liable for any obligations of the Company to third parties (unless otherwise provided in any Loan documents or other documents executed by the Members, such as personal guarantees).

4.1.5Default in Making Required Additional Capital Contributions.

(a)If any Member fails to make its Initial Capital Contribution to the Company, in addition to all other rights and remedies of the other Members, the other Members who made its Initial Capital Contribution may, by notice to the Member who fails to make its Initial Capital Contribution, with a copy to the other Members, elect to declare this Agreement null and void, and in such event any Initial Capital Contributions (whether in cash or in property) made to the Company by any Member shall be immediately returned, and the Company shall be wound up and dissolved.

(b)If any Member fails to make a required Additional Capital Contribution, any of the other Members may send a notice (the “Default Notice”) to such Member who failed to make the required Additional Capital Contribution, with a copy to the other Members, notifying such Member of its failure to make such Additional Capital Contribution, the amount of such Additional Capital Contribution, and demanding that such Additional Capital Contribution be made immediately.

(c)If a Member who receives a Default Notice fails to make a required Additional Capital Contribution within five (5) Business Days after receiving the Default Notice (the failure to make such Additional Capital Contribution is referred to as a “Default” and the date that is five (5) Business Days after the receipt of the Default Notice is referred to as the “Default Date”), then such Member shall be in default (a “Default Member” and the amount that the Default Member has failed to contribute is referred to as the “Default Amount”).  The Members other than the Default Member are referred to herein as the “Non-Defaulting Members.”  No Member shall be deemed to be a Default Member during the pendency of any expedited arbitration under Article 15 to determine whether a request for an Additional Capital Contribution is reasonable under Section 4.1.2.  If as a result of such arbitration, it is determined that the request for an Additional Capital Contribution was reasonable, then the Member who failed to make such Additional Capital Contribution shall, within five (5) Business Days thereafter, make any such Additional Capital Contribution which was not made (and which was determined to be reasonable), and failing to do so, such Member shall be a Default Member.

(d)If a Default Member fails to make such Additional Capital Contribution on or before the Default Date, the Non-Defaulting Members may, in their sole and absolute discretion, as their sole remedy, take either of the following courses of action:

(i)Any Non-Defaulting Member can withdraw any Additional Capital Contribution made by it in connection with the capital call which resulted in the Default (and to that end; in such event, such Non-Defaulting Member shall have the right to make a loan to the Company in the amount of the Additional Capital Contribution required of such Non-Defaulting Member and the Default Member under Section 4.1.2, which loan shall bear interest (except as provided in Section 4.1.2) at the lesser of the Prime Rate plus ten percent (10%) per annum, or the maximum amount allowable by law, which loan shall be repayable upon demand.  Such loan will have priority over any distributions to be made to the Members pursuant to Section 5.2 or Section 13.2 and over the repayment of any loan payable to the Default Member (or its Affiliate); or

(ii)Any Non-Defaulting Member may make an Additional Capital Contribution to the Company in the amount of the Default Amount, and then, effective as of the date on which such Non-Defaulting Member makes such Additional Capital Contribution to the Company, the Distribution Percentages of the Members shall automatically be adjusted to reflect the new ratio of the Capital Contributions of the respective Members to the total of all Capital Contributions of all Members.

(e)Notwithstanding anything herein to the contrary, for the purposes of this Section 4.1.5, the Company Interests of HF and HFPV shall be treated as one, and therefore, if either HF or HFPV fails to make a required Additional Capital Contribution and the other does not cure such default on behalf of the defaulting Member, then both HF and HFPV shall be deemed to be a Default Member and Skechers, as the Non-Defaulting Member, shall have the right to pursue the remedies in this Section 4.1.5 against both HF and HFPV.

4.1.6EACH MEMBER ACKNOWLEDGES AND AGREES THAT IT FULLY UNDERSTANDS THAT ITS INTEREST IN DISTRIBUTIONS AND CAPITAL MAY BE SUBSTANTIALLY DILUTED FOR FAILING TO MAKE REQUIRED ADDITIONAL CAPITAL CONTRIBUTIONS UNDER THIS Article 4.  EACH MEMBER FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SET FORTH IN SECTION 4.1.5(a) THIS SECTION 4.1.6, AND IN section 5.2(b), THE REMEDIES ABOVE ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE NON-DEFAULTING MEMBERS AS A RESULT OF SUCH DEFAULT.  NOTWITHSTANDING THE FOREGOING, IF A DEFAULT BY SKECHERS UNDER Article 4 RESULTS IN THE INABILITY OF THE COMPANY TO PERFORM ITS OBLIGATIONS UNDER THE LEASE THEN THE TENANT UNDER THE LEASE SHALL NOT BE ENTITLED TO DECLARE THE COMPANY TO BE IN DEFAULT UNDER THE LEASE AS A RESULT THEREOF.  ADDITIONALLY, IF A DEFAULT BY ANY MEMBER UNDER Article 4 RESULTS IN THE INABILITY OF THE COMPANY TO PERFORM ITS OBLIGATIONS UNDER THE LEASE THEN, IN ADDITION TO ANY RIGHTS AND REMEDIES THAT THE NON-DEFAULTING MEMBERS MAY HAVE AGAINST THE DEFAULT MEMBER HEREUNDER, THE DEFAULT MEMBER SHALL BE SOLELY RESPONSIBLE FOR ALL CLAIMS OF TENANT UNDER THE LEASE AS A RESULT THEREOF.

Article 5
DISTRIBUTIONS AND ALLOCATIONS

Section 5.1Distributions:  General Principles.  Except as provided in Section 13.2, Available Cash shall be distributed to the Members monthly in accordance with the provisions of Section 5.2.

Section 5.2Distributions.  Except as provided in Section 5.2(b) and 5.2(c), distributions of Available Cash shall be made to the Members in the following order of priority set forth in Section 5.2(a):

(a)To the Members pari passu in proportion to their respective Distribution Percentages.

(b)Notwithstanding the foregoing priority set forth in Section 5.2(a), the following special distribution rules shall apply: If a Member fails to make an Additional Capital Contribution under Section 4.1.2, and the Non-Defaulting Member elects to make an Additional Capital Contribution under Section 4.1.5(d)(i), then the amount of such Additional Capital Contribution shall accrue a preferred return at the rate of 11% per annum, and the total amount of such Additional Capital Contribution, plus such preferred return, shall become a priority distribution to be made before any other distributions to the Members under Section 5.2(a), or pursuant to Section 13.2.1(c), and before any repayment of any loan payable to the Defaulting Member under Article 6.

(c)Notwithstanding any provision to the contrary in this Agreement, before any distribution of Available Cash under Article 5 (including any distribution or special distribution under Sections 5.2(a) or 5.2(b)), any payments of other Loans due to any Member as described in Section 6.5, and any payments due to any Member under the buy-sell provisions in Article 8 or in any liquidation or disposition of the Company or any of the Company Assets is made, Skechers shall be entitled to receive distributions in cash equal in amounts to the principal, interest (with interest calculated at the “fixed rate” which would be applicable after giving effect to any swap contract with respect to Loan in question (or any refinancing or replacement financing thereof), fees (including all swap costs), costs and expenses paid by the Company to the holders of such Loan during the month (including any payments on maturity) in which the distribution is made.  Distributions under this clause (c), other than distributions made pursuant to this clause (c) in an amount equal to the monthly principal payments made on any Loan referenced in the first sentence of this Section 5.2(c), shall not reduce the Unrecovered Contributions of Skechers.  The Members further agree that, if Skechers receives any distribution of Available Cash from a refinancing of a Loan (or any replacement financing) in excess of the total distribution (if any) received by the HF Member from such refinancing or replacement financing (such excess being referred to in this clause (c) as the “Refinancing Excess Distribution”), the amount of the distributions to be paid to Skechers under this Section 5.2(c) shall be reduced to the extent of the additional debt service resulting from such Refinancing Excess Distribution.

(d)Notwithstanding the provisions of Section 5.2(a)-(c) or any other provision to the contrary in this Agreement, all Capital Transaction Proceeds shall be paid to Skechers until the Unrecovered Contributions of both Members are equal, and any excess distributions shall be made in accordance with the Members' Distribution Percentages.  As used herein, the following terms have the meanings indicated:

“Capital Transaction” means any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Company Asset (but not including sales in the ordinary course of business of inventory, operating equipment or furniture, fixtures, and equipment); (ii) any financing or refinancing of, or with respect to, any Company Asset except for equipment leases or purchase money financing for movables; (iii) any condemnation or transfer in lieu of condemnation of all or a portion of any Company Asset; (iv) any collection in respect of property, hazard, or casualty insurance (but not business interruption insurance) or any damage award; or (v) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

“Capital Transaction Proceeds” means all cash received by the Company from a Capital Transaction, less the sum of the following for which Capital Transaction Proceeds are used by the Company, (i) all expenses paid or incurred in connection with such Capital Transaction, (ii) amounts received from a Capital Transaction applied to repayment of indebtedness and (iii) such additions to reserves for capital expenditures, liabilities or obligations of the Company or other purposes as Skechers may determine to be necessary.  All amounts released from time to time from such reserves other than for application to the purpose for which the reserve was established shall be deemed to be Capital Transaction Proceeds.

Section 5.3Allocations.  Profits and losses of the Company (and all related items of income, gain, loss, deduction and credit) shall be allocated between the Members in the manner provided in Exhibit “A”.

Article 6
LOANS

Section 6.1Construction Loan.  The Company shall take out a Construction Loan or Construction Loans to finance the development of the Project on the Property.  Except as set forth in Section 6.4, the Lender of the Construction Loan(s) shall be selected by the HF Managing Member.  Any guarantees (completion, payment or otherwise) required by the Lender of the Construction Loan(s) shall be provided by both HF (or an Affiliate of HF) and Skechers (or an Affiliate of Skechers).  HF shall cause an HF Affiliate acceptable to the Construction Lender to provide such guarantees, and Skechers shall cause a Skechers Affiliate acceptable to the Construction Lender to provide such guarantee..  If a Construction Loan (or Construction Loans) sufficient to fund the entire cost of developing the Project on the Property cannot be obtained, HF may, at its option, loan its own funds (or funds of its Affiliates) to the Company in lieu of the Construction Loan (the interest rate on the in-lieu construction loan shall be the rate which is then being charged by institutional construction lenders in the marketplace for construction loans of this amount and nature, and the terms and conditions of such loan shall be comparable to loans then being made by such institutional construction lenders).  HF shall take the lead in procuring the Construction Loan, and Skechers shall cooperate with HF in connection therewith.  Skechers shall have the right to review and comment on the terms and conditions of the Construction Loan(s), and the Construction Loan documentation, but (except as set forth in Section 6.4) the decisions of HF in this regard shall control and will be final and conclusive (provided that HF shall act in good faith and consistent with its fiduciary duties hereunder) and the HF Managing Member, acting alone, is authorized and empowered to execute and deliver on behalf of the Company, all Construction Loan Documents, and the Construction Lender may rely on the signature of the HF Managing Member as binding the Company regardless of any possible claims by Skechers that HF did not act in good faith or consistent with its fiduciary obligations hereunder.  Notwithstanding the foregoing, Skechers Parent shall not be required to materially amend or modify the Lease in connection with obtaining the Construction Loan (except for any reasonable and customary modifications which may be required under a subordination, non-disturbance and attornment agreement).  Skechers shall be given reasonable advance notice of any regularly scheduled meetings with the prospective Construction Lender at which material issues regarding the Construction Loan are expected to be discussed and shall have the right to attend all such meetings (whether conducted in person or by telephone or electronic meeting).  Skechers shall also have the right to communicate directly with the Construction Lender to discuss the status of the Construction Loan, but will not negotiate any of its terms or conditions without the express prior approval of the HF Managing Member.

Section 6.2Permanent Loan.  The Company shall take out a Permanent Loan as soon as practical after the Completion of the Project being developed on the Property, although nothing herein shall prohibit HF from seeking such Permanent Loan at an earlier time.  HF (or its Affiliate) will be required to execute any “bad boy” nonrecourse carve-out guarantees reasonably required by the Lender of the Permanent Loan, but shall not otherwise be required to guarantee the Permanent Loan.  However, if any Permanent Loan refinances Skechers’ share of construction costs and/or is used for a distribution to Skechers, then such “bad boy” non-recourse carve-out guarantee shall be provided by both HF (or an Affiliate of HF) and Skechers (or an Affiliate of Skechers).  HF shall cause an HF Affiliate acceptable to the Permanent Lender to provide such guarantees.  HF shall take the lead in procuring the Permanent

Loan, and Skechers shall cooperate with HF in connection therewith (including using commercially reasonable efforts, at Company expense, to obtain a credit rating from a recognized credit rating agency as may be required by the Permanent Lender.  Skechers shall have the right to review and comment on the terms and conditions of the Permanent Loan (including a possible participating equity interest in the Company or any Subsidiary afforded to the Permanent Lender), and the Permanent Loan documentation, but, except as provided in Section 6.4, the decisions of HF in this regard shall control and will be final and conclusive (provided that HF shall act in good faith and consistent with its fiduciary duties hereunder).  Notwithstanding the foregoing, Skechers Parent shall not be required to materially amend or modify the Lease in connection with obtaining the Permanent Loan (except for any reasonable and customary modifications which may be required under a subordination, non-disturbance and attornment agreement) or otherwise.  Skechers shall be given reasonable advance notice of any regularly scheduled meetings with the prospective Permanent Lender at which material issues regarding the Permanent Loan are expected to be discussed and shall have the right to attend all such meetings (whether conducted in person or by telephone or electronic meeting).  Skechers shall also have the right to communicate directly with the Permanent Lender to discuss the status of the Permanent Loan, but will not negotiate any of its terms or conditions without the express prior approval of the HF Managing Member.

Section 6.3Indemnification.  The Company and the Subsidiaries shall indemnify HF (or its Affiliates) and Skechers (or its Affiliates) from any liability which may be incurred in connection with their respective guarantees of the Construction Loan, and shall indemnify HF (or its Affiliates) from any liability which may be incurred in connection with a “bad boy” nonrecourse carve-out guarantee of the Permanent Loan, but excluding in each case liability resulting from a default by the Development Manager under the Development Management Agreement, the occurrence of an Event of Default by HF or Skechers under this Agreement, or the gross negligence or willful misconduct HF or its Affiliates, or Skechers or its Affiliates, as the case may be.  However, to the extent that liability under the “bad boy” nonrecourse carve-out guarantee results from the acts or omissions of Skechers or the occurrence of an Event of Default by Skechers under this Agreement, or a default by Skechers Parent under the Lease, then such indemnification shall be afforded primarily by Skechers and only secondarily by the Company.

Section 6.4Further Actions with Respect to Permanent Loans.

(a)Notwithstanding any provision to the contrary in this Agreement, but subject to Section 7.1.4 and except as provided in Section 6.4(b), all actions, consents, approvals or decisions to be made by the Company in connection with the Permanent Loans (including, without limitation, any amendment of the Permanent Loan) or any other financing of the Project, or the pledge or encumbrance of Company Assets or assets of any Subsidiary shall only be made with the consent of all Members, which consent will not be unreasonably withheld.  Inasmuch as it is the intent of the HF Member to obtain maximum financing for construction and to refinance the Construction Loan at maturity, the consent of the Skechers Member shall only be required as to the terms and conditions of the Construction Loan and any such refinancing (including, without limitation, the amount of such refinancing if the amount is in excess of the principal then outstanding, plus 50% of the “excess value”, as described below), and not as to whether the outstanding principal amount of such Loan should be paid off, paid down or refinanced, and not to the taking out of such Loan.  Each Permanent Loan will, to the extent financeable, be in an original principal amount equal to the unpaid balance of the Loan which it refinances, plus the “excess value” of the Property (over the unpaid balance of the Construction Loan), as determined by an appraisal obtained by the new Lender, such that an amount equal to such “excess value” can be distributed to the Members upon such Permanent Loan closing.  If Skechers declines to take its share of such distribution, the amount of the applicable Permanent Loan shall be reduced by 50% of the “excess value” and the HF Member may still take such distribution, and which will then create an Unrecovered Contribution Difference for Skechers, as defined in Section 6.4(b).  If Skechers elects to fund (a “Skechers Funding”)  its share of construction costs (rather than having its share of the Construction Loan borrowed for construction or refinanced), then the amount of the Skechers Funding shall be added to the unpaid principal balance of the Construction Loan (after giving effect to the Skechers Funding) for the purpose of calculating the “excess value” in the preceding sentence.

(b)Notwithstanding any provision to the contrary in this Agreement or Section 6.4(a), the Skechers Member may at any time, or from time to time, after the initial Construction Loan has been refinanced, if Skechers elected not to take a distribution of cash from such refinancing Loan, cause the Company to refinance the existing Loan or increase the principal amount of the then existing Loan for the purpose of distributing sufficient funds to the Company so that the Company may provide a distribution to the Skechers Member (or an Affiliate of the Skechers Member) up to an amount equal to the difference between the Skechers Member’s Unrecovered Contribution and the HF Member’s Unrecovered Contribution at such time (the “Unrecovered Contribution Difference”).  The HF Member hereby consents to the foregoing use of proceeds of such refinancing or increase, it being understood and agreed that the HF Member shall not receive any proceeds of such refinancing or increase until the Skechers Member has received the Unrecovered Contribution Difference as described in the preceding sentence.  To the extent that any such refinancing or increase to the principal amount of a Loan results in Capital Transaction Proceeds, such Capital Transaction Proceeds shall be distributed in the manner set forth in Section 5.2(d).  The terms and loan documentation for such refinancing or increase to the Loan shall be determined by the Skechers Member in its sole and absolute discretion, without any required consent or approval by the HF Member.  Provided, however, that if the interest rate applicable to such refinancing or increase is less favorable to the Company than the terms of such Loan, arrangements shall be made (by an amendment to this Agreement, or otherwise) such that the HF Member shall not, through the maturity date of such Loan, be in a less favorable economic position than it was immediately prior to such refinancing or increase.

(c)Notwithstanding any provision to the contrary in this Agreement, if upon any refinancing or extension of a Loan, or any replacement refinancing thereof (other than a refinancing, extension or replacement financing under Section 6.4(b)) (the “Subject Refinancing”), the Company is unable to obtain sufficient financing to cause a distribution in the amount of the Unrecovered Contribution Difference to be made to the Skechers Member, the HF Member hereby agrees to immediately make a contribution to the Company (which amount shall be immediately distributed to the Skechers Member) in the amount necessary so that, after giving effect to such Subject Refinancing, the Unrecovered Contributions of both Members are equal (the “HF Unrecovered Contribution Difference Payment”). If the HF Member fails to make the HF Unrecovered Contribution Difference Payment as set forth above, the Skechers Member shall have all rights and remedies available under this Agreement, including, without limitation, Section 6.9 and, in addition, the HF Member shall immediately be deemed to have transferred and assigned all of its Company Interests to the Skechers Member (for no additional consideration), the Skechers Member shall be deemed to be the legal and beneficial owner of all such Company Interests and the HF Member shall cease to be a Member of the Company and shall cease to have any rights or claims under this Agreement or with respect to the Company Interests. Without limiting the automatic nature of the transfer of the Company Interests set forth in the preceding sentence, the HF Member hereby agrees to take any and all actions reasonably requested by the Skechers Member to evidence such transfer of the Company Interests, and the HF Member hereby irrevocably constitutes and appoints the Skechers Member and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the HF Member and in the name of the HF Member, or in its own name, for the purpose of taking any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section or Section 6.9 and to evidence such transfer of the Company Interests by the HF Member to the Skechers Member in accordance with this Section or Section 6.9.  The Members hereby agree that the HF Member shall not be permitted to make demand for or request an Additional Capital Contribution or an additional loan from Skechers for all or any part of the HF Unrecovered Contribution Difference Payment (whether under Section 4.1.2 or Article 6 of this Agreement or otherwise).  THE HF MEMBER ACKNOWLEDGES AND AGREES THAT IT FULLY UNDERSTANDS THAT ITS COMPANY INTERESTS AND ITS INTEREST IN DISTRIBUTIONS AND CAPITAL MAY BE LOST FOR FAILING TO MAKE THE REQUIRED HF UNRECOVERED

CONTRIBUTION DIFFERENCE PAYMENT UNDER THIS SECTION 6.4(c).  THE HF MEMBER FURTHER AGREES THAT A BREACH OF ANY OF THE AGREEMENTS CONTAINED IN THIS SECTION 6.4(c) WILL CAUSE IRREPARABLE INJURY TO THE SKECHERS MEMBER, THAT THE SKECHERS MEMBER DOES NOT HAVE AN ADEQUATE REMEDY AT LAW IN RESPECT OF SUCH BREACH AND, AS A CONSEQUENCE, THAT EACH AND EVERY COVENANT AND AGREEMENT CONTAINED IN THIS SECTION 6.4(c) SHALL BE SPECIFICALLY ENFORCEABLE AGAINST THE HF MEMBER, AND THAT THE HF MEMBER HEREBY WAIVES AND AGREES NOT TO ASSERT ANY DEFENSES TO THE EFFECT THAT SPECIFIC PERFORMANCE OF SUCH COVENANTS OR AGREEMENTS IS NOT AVAILABLE AS A REMEDY.

(d)Notwithstanding any provision to the contrary in this Agreement, at the time the Construction Loan or any replacement thereof is proposed to be refinanced (in whole or in part), the maturity date thereof is proposed to be extended, the principal amount thereof is proposed to be increased or the terms and conditions thereof are proposed to be changed in any material respect, Skechers shall be entitled to notice of any such proposal (which notice shall set forth the terms and conditions thereof), and Skechers (or one of its Affiliates) shall have the right to become the lender to the Company on the same terms and conditions so proposed, provided that Skechers gives the HF Member notice of such election within five (5) Business Days after receipt of such proposal.

Section 6.5Member Loans.

(a)Concurrently with the contribution of the Initial Capital Contributions as described above, HF will (and will cause its Affiliates to) transfer and assign to the Company all of its right, title and interest in all personal property and contracts relating to the development of the Project, and all plans, specifications, architectural drawings and renderings, surveys and other collateral material relating to the ownership and development of the Property.  In consideration of such transfer and assignment, HF will be deemed to have extended a loan to the Company in the amount of at least $1,781,768.26 (the “HF Loan”).  The foregoing amount was computed as of November 30, 2018 and may have increased as of the Effective Date.  The HF Loan will bear interest at the rate of six percent (6%) per annum, with interest and principal payable monthly from the first Available Cash (prior to any distributions of Available Cash to the Members), with any unpaid balance of interest and principle payable upon the earliest to occur of (i) the Construction Loan (if permitted by the Construction Lender), (ii) the refinancing or sale of the Project, or (iii) the liquidation of the Company (again, before any distributions of Available Cash to the Members except as provided in Section 5.2(c)).

(b)If the HF Managing Member determines in the exercise of its reasonable business judgment that additional capital is needed as a result of construction cost overruns relative to the construction of the Project on the Property (which specifically excludes increased construction costs due to change orders requested by Skechers and approved by the landlord under the Lease, or resulting from the acts or omissions of Skechers under the Lease), which cannot be funded from Available Cash or obtained through financing (or which are impractical to be obtained through financing), such capital shall be loaned to the Company 50% by HF (or its Affiliate) and 50% by Skechers (or its Affiliate) and the amount thereof will be added to the HF Loan and the Skechers Loan; provided, however, that cost overruns resulting from an Event of Default by HF under this Agreement or a default by the Development Manager under the Development Management Agreement, or which involves the gross negligence, fraud or willful misconduct of HF (or its Affiliate) shall not be considered part of the HF Loan.

(c)If the HF Managing Member determines in the exercise of its reasonable business judgment that additional capital is needed as a result of increased construction costs due to change orders requested by Skechers and approved by the Company, or resulting from the acts or omissions of Skechers under the Lease, then such capital shall be loaned to the Company by Skechers (or its Affiliate) (the “Skechers Loan”), provided that the increase in construction costs covered by the Skechers Loan shall not exceed One Million Dollars ($1,000,000), and any excess construction costs over $1,000,000 shall be paid by Skechers as its own expense, and such amount shall not be considered income of the Company, or a loan or a Capital Contribution to the Company, or part of the Skechers Loan, or an Additional Capital Contribution by Skechers.  Provided, however, that any increased construction costs resulting from acts or omissions of Skechers (or its Affiliate) which constitute an Event of Default by Skechers under this Agreement or a default by Skechers Parent under the Lease, or which involves gross negligence, fraud or willful misconduct of Skechers or Skechers Parent (or their Affiliates) shall not be considered as part of the Skechers Loan; and provided, further that to the extent that the Skechers Loan is increased as a result of the foregoing Base Rent under the Lease, shall be increased proportionately by the ratio that the increase in the Skechers Loan bears to the total Project Costs (as such term is defined in the Development Management Agreement).  The HF Managing Member shall not unreasonably withhold its consent to any change order requested by Skechers Parent if Skechers funds the entire cost of such change order (including any resulting increases in the Project Costs).  If there is a dispute as to whether the refusal of the HF Managing Member to give its consent to any change order proposed by Skechers is reasonable, the matter shall be submitted to expedited arbitration in accordance with Article 15.

(d)If there is any dispute regarding the reasonableness of the determination by the HF Managing Member that additional capital is required under Section 6.5(b) or (c), such dispute shall be submitted to expedited arbitration as set forth in Article 15.  During the pendency of such arbitration, even though the Member who has failed to make a loan to the Company shall not be deemed to be in default under this Agreement, the other Member may elect to loan to the Company the amount which the other Member failed to loan, and if it is determined through arbitration that the required loan was not reasonable, then the amount loaned by the other Member (to the extent of any amount which was not determined to be reasonable) shall not bear interest.

Section 6.6Default in Making Required Loans.

(a)If either Skechers or HF fails to make any required loan pursuant to Section 6.5 (an “Additional Funding Obligation”), the other Member may send a notice to such Member who failed to make the required Additional Funding Obligation, notifying such Member of its failure to make such Additional Funding Obligation, the amount to be funded and demanding that such Additional Funding Obligation be made immediately.

(b)If the Member who receives such notice fails to make the required Additional Funding Obligation within five (5) Business Days after the receipt of such notice, then the other Member shall have the following rights:

(i)Such Member may loan the required funds to the Company, which amount so loaned shall bear interest and be payable in the same manner as the loan described in Section 4.1.5(d)(i); or

(ii)Such Member may make an Additional Capital Contribution to the Company in the amount of the required Additional Funding Obligation, in which event the Distribution Percentages shall be adjusted in the manner set forth in Section 4.1.5(d)(ii).

Section 6.7EACH MEMBER ACKNOWLEDGES AND AGREES THAT IT FULLY UNDERSTANDS THAT ITS INTEREST IN DISTRIBUTIONS AND CAPITAL MAY BE SUBSTANTIALLY DILUTED FOR FAILING TO MAKE A REQUIRED ADDITIONAL FUNDING

OBLIGATION UNDER THIS Article 6.  EACH MEMBER FURTHER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SET FORTH IN THIS Section 6.7 AND IN SECTION 5.2(b), THE REMEDIES ABOVE ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE NON-DEFAULTING MEMBER AS A RESULT OF SUCH DEFAULT.  NOTWITHSTANDING THE FOREGOING, IF A DEFAULT BY SKECHERS UNDER Article 6 RESULTS IN THE INABILITY OF THE COMPANY TO PERFORM ITS OBLIGATIONS UNDER THE LEASE THEN THE TENANT UNDER THE LEASE SHALL NOT BE ENTITLED TO DECLARE THE COMPANY TO BE IN DEFAULT UNDER THE LEASE AS A RESULT THEREOF.  ADDITIONALLY, IF A DEFAULT BY ANY MEMBER UNDER Article 6 RESULTS IN THE INABILITY OF THE COMPANY TO PERFORM ITS OBLIGATIONS UNDER THE LEASE THEN, IN ADDITION TO ANY RIGHTS AND REMEDIES THAT THE NON-DEFAULTING MEMBERS MAY HAVE AGAINST THE DEFAULTING MEMBER HEREUNDER, THE DEFAULTING MEMBER SHALL BE SOLELY RESPONSIBLE FOR ALL CLAIMS OF TENANT UNDER THE LEASE AS A RESULT THEREOF.

Section 6.8Repayment of Loan.  Notwithstanding any provision to the contrary in this Agreement or otherwise, the Members hereby agree that if the obligations under any Loan, or any replacement or refinancing thereof which occurs after the HF Member has received a distribution of 50% of the excess value as described in Section 6.4(a) (other than a refinancing requested pursuant to Section 6.4(b)) (the "Subject Permanent Loan") become due at maturity, by acceleration, as a result of the occurrence of any prepayment event or for any other reason whatsoever (including, without limitation, the inability for any reason to refinance or replace the Subject Permanent Loan), the HF Member shall (to the extent it has received a greater distribution than the Skechers Member) be obligated to immediately contribute sufficient funds to the Company in order to cause the repayment of any and all obligations (whether for principal, interest, fees, costs, expenses or otherwise) due and payable under the Subject Permanent Loan and the loan documentation therefor (the "HF Repayment Contribution").  If the HF Member fails to make the HF Repayment Contribution as set forth above, the Skechers Member shall have all rights and remedies available under this Agreement, including, without limitation, Section 6.9, and, in addition, the Skechers Member shall have the right to (but shall not be obligated to) make a contribution to the Company in the amount of the HF Repayment Contribution in order to cause the repayment of any and all obligations (whether for principal, interest, fees, costs, expenses or otherwise) due and payable under the Subject Permanent Loan and the loan documentation therefor (the "Skechers Payoff Contribution").  Notwithstanding any provision to the contrary in this Agreement or otherwise (including, without limitation, Sections 4.1.4 and 17.14 of this Agreement), if Skechers makes the Skechers Payoff Contribution, the HF Member shall immediately be deemed to have transferred and assigned all of its Company Interests to the Skechers Member (for no additional consideration), the Skechers Member shall be deemed to be the legal and beneficial owner of all such Company Interests and the HF Member shall cease to be a Member of the Company and shall cease to have any rights or claims under this Agreement or with respect to the Company Interests.  Without limiting the automatic nature of the transfer of the Company Interests set forth in the preceding sentence, the HF Member hereby agrees to take any and all actions reasonably requested by the Skechers Member to evidence such transfer of the Company Interests, and the HF Member hereby irrevocably constitutes and appoints the Skechers Member and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the HF Member and in the name of the HF Member or in its own name, for the purpose of taking any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section or Section 6.9 and to evidence such transfer of the Company Interests by the HF Member to the Skechers Member in accordance with this Section or Section 6.9.  The Members hereby agree that the HF Member shall not be permitted to make demand for or request an Additional Capital Contribution or an additional Loan from Skechers for all or any part of the HF Repayment Contribution (whether under Section 4.1.2 or Article 6 of this Agreement or otherwise).  THE HF MEMBER

ACKNOWLEDGES AND AGREES THAT IT FULLY UNDERSTANDS THAT ITS COMPANY INTERESTS AND ITS INTEREST IN DISTRIBUTIONS AND CAPITAL MAY BE LOST FOR FAILING TO MAKE THE REQUIRED HF PREPAYMENT CONTRIBUTIONS UNDER THIS SECTION 6.8.  THE HF MEMBER further agrees that a breach of any of the AGREEMENTS contained in this Section will cause irreparable injury to THE SKECHERS MEMBER, that the SKECHERS MEMBER DOES NOT have AN adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant AND AGREEMENT contained in this Section shall be specifically enforceable against THE HF MEMBER, and THAT THE HF MEMBER hereby waives and agrees not to assert any DEFENSES TO THE EFFECT THAT SPECIFIC PERFORMANCE OF SUCH COVENANTS OR AGREEMENTS IS NOT AVAILABLE AS A REMEDY.

Section 6.9PLEDGE OF COMPANY INTERESTS BY HF MEMBER.

In the event that any Loan is refinanced resulting in an Unrecovered Contribution Difference, then in order to secure the prompt payment in full in cash, and the prompt and full performance, of the obligations of the HF Member under Section 6.4(c) and Section 6.8, the HF Member will then pledge to the Skechers Member and grant to the Skechers Member a security interest in and to all of the HF Member’s Company Interests, whether then existing or thereafter arising (the “Collateral”).  The security interest and pledge created hereby shall continue in effect so long as any obligation is owed to the Skechers Member under Section 6.4(c) and Section 6.8.  The agreements in this paragraph are a continuing and irrevocable agreement of the HF Member.  The Skechers Member may (and is hereby authorized to) file with any filing office such financing statements, amendments, addenda, continuations, terminations, assignments and other records (whether or not executed by HF Member) as the Skechers Member may deem necessary in its sole discretion to perfect and to maintain perfected its security interests in the Collateral.  Such documents may designate the Skechers Member as the secured party and the HF Member as the debtor, identify the Skechers Member security interest in the Collateral, and contain any other items required by law or deemed necessary by the Skechers Member.  Upon the occurrence of a breach by the HF Member of its obligations under Section 6.4(c) and Section 6.8 (each an “HF Default”), at the option of the Skechers Member, exercisable by giving written notice to the HF Member of its election to exercise this option, all rights of the HF Member to exercise the voting and other consensual rights which it would otherwise be entitled to exercise with respect to the Company Interests shall cease, and all such rights shall thereupon become vested in the Skechers Member who shall have the sole right to exercise such voting and other consensual rights.  Furthermore, upon the occurrence of an HF Default, the Skechers Member may pursue any remedy available under this Agreement or at law (including under the provisions of the Uniform Commercial Code) or in equity to collect, enforce or satisfy any of the obligations then owing under this Agreement, whether by acceleration or otherwise, all of which remedies may be pursued by the Skechers Member separately, successively or simultaneously, and at the sole option of and in the sole discretion of the Skechers Member, including the following specific remedies:  (a) in accordance with applicable law, to foreclose the liens and security interests relating to the Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Collateral or any part thereof, either at public or private sale or at any broker’s board or securities exchange, in whole or in parts (without omitting the generality of the foregoing, the Collateral may be sold in its entirety to one buyer or in parts to more than one buyer), for cash, on credit or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to the Skechers Member; and (b) whether or not any of the Collateral has been effectively registered under the Securities Act of 1933, as amended, or other applicable laws, the Skechers Member may, in its sole and absolute discretion, sell all or any part of the Collateral at private sale in such manner and under such circumstances as the Skechers Member may deem necessary or advisable in order that the sale may be lawfully conducted.  Without limiting the foregoing, the Skechers Member may (a)

approach and negotiate with a limited number of potential purchasers, and (b) restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale thereof.  In the event that any of the Collateral is sold at private sale, the HF Member agrees that if the Collateral is sold for a price which the Skechers Member in good faith believes to be reasonable, then (1) the sale shall be deemed to be commercially reasonable in all respects, (2) the HF Member shall not be entitled to a credit against the obligations owed in an amount in excess of the purchase price, and (3) the Skechers Member shall not incur any liability or responsibility to the HF Member in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale.  The HF Member recognizes that a ready market may not exist for Collateral which is not regularly traded on a recognized securities exchange or in another recognized market, and that a sale by the Skechers Member of any such Collateral for an amount substantially less than a pro rata share of the fair market value of the issuer’s assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell Collateral that is privately trade.  The HF Member represents and covenants that it has and at all times shall have good and marketable title to all Collateral in which the HF Member is purporting to grant a security interest to the Skechers Member, it has not transferred, pledged or assigned any of its interests in the Collateral since the Effective Date, and the Collateral shall not at any time be transferred or assigned to any Person (other than the Skechers Member) or be subject to any lien or encumbrance (other than in favor of the Skechers Member).  The HF Member represents that it has the right and power to pledge and grant to the Skechers Member a security interest in the Collateral on the terms set forth in this Agreement.

Article 7
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1Management.

7.1.1Powers of the Managing Members.

(a)Subject to the limitations set forth herein, all management powers over the business and affairs of the Company are exclusively vested in the Managing Members, and no Member other than the Managing Members shall have any right to participate in or exercise control or management power over the business and affairs of the Company.

(b)Unless and until it is removed as a Managing Member pursuant to Section 7.1.5, the Skechers Managing Member shall have exclusive management, responsibility and control over the operations of the building which is the subject of the Lease after completion of construction and Skechers taking possession of the premises described in the Lease (subject to the obligations of the tenant under the Lease).  In addition to the foregoing, the Skechers Managing Member shall have exclusive management responsibility and control over the Company’s or a Subsidiary’s rights to pursue remedies for any default by the Development Manager under the Development Management Agreement, for any default by any HF Affiliate under any agreement between the Company or a Subsidiary and such HF Affiliate, any default by HF under this Agreement, any negotiations with the POA which involve any wrongdoing or alleged wrongdoing by HF or any HF Affiliate.

(c)Unless and until it is removed as Managing Member pursuant to Section 7.1.5, the HF Managing Member shall have the exclusive management, responsibility and control over, (i) any consents, approvals or decisions to be made by the landlord under the Lease, (ii) [reserved], (iii) [reserved], (iv) all matters pertaining to the entitlements affecting the Property (including, but not limited to, zoning issues, CFD formation, mapping and subdivision), including interactions and negotiations with governmental entities, (v) except as set forth in Section 7.1.1(b), all matters pertaining to the Property Owners Association (“POA”) for the Corporate Park in which the Project is located (provided, however, HF Managing Member may not take any action in connection with the POA without Skechers Managing Member’s approval that will materially reduce or eliminate any of Skechers Parent’s rights as tenant under the Lease, or that will materially increase Tenant’s costs and expenses thereunder, other than the obligation to pay reasonable POA assessments), and (vi) subject to Section 7.1.1(e), all matters relating to the development (but not the sale) of the Project and other professionals, preparation of construction drawings, and all aspects of construction (subject to the rights of Skechers Parent as tenant under the Lease and the provisions of the Development Management Agreement).  Notwithstanding the exclusive rights granted to HF Managing Member hereunder, the Skechers Managing Member shall have the right to approve any insurance company recovery, award or settlement, any condemnation award and any settlement of any lawsuit or threatened lawsuit with respect to the Property or the Project, which consent will not be unreasonably withheld.  Further, subject to any provisions in the Lease, the Construction Loan documents and the Permanent Loan Documents, any insurance proceeds received by the Company or a Subsidiary as a result of damage or destruction to any improvements within the Project shall be used to reconstruct such improvements, to the extent legally permissible, and provided that the Lease continues in force and effect.  HF Managing Member shall keep Skechers reasonably informed about negotiations involving the construction contract (including the selection of the general contractor) and shall promptly upon request provide Skechers with copies of drafts of the proposed construction contract during the course of its negotiation.  HF Managing Member will consider any comments offered by Skechers with respect to the foregoing, but ultimately the decisions of HF Managing Member regarding the selection of the general contractor and the terms and conditions of the construction contract shall control, subject to any express provisions in this Agreement or the Development Management Agreement.  Notwithstanding item (i) of this Section 7.1.1(c), nothing herein shall be interpreted as a waiver of, or prohibition on, the right of Skechers Parent, as tenant under the Lease, to contest the withholding of any requested landlord consent or approval under the Lease.

(d)To the extent that the management and control of the Company is within the scope of the exclusive authority of either the HF Managing Member or the Skechers Managing Member, such Managing Member may act on behalf of the Company or a Subsidiary (and may bind the Company or such Subsidiary) alone and without the consent, approval, ratification or signature of the other Managing Member.  To that end, it is expressly agreed that the signature of the HF Managing Member alone on the Construction Loan Documents shall bind the Company.

(e)Any issues relating to the management and control of the Company which are not within the scope of the exclusive authority of either the HF Managing Member or the Skechers Managing Member shall be matters which require the joint consent, approval or ratification (and joint signature, as applicable) of both Managing Members, which consent shall not be withheld unreasonably or delayed; provided, however, that the Members acknowledge that the Skechers Managing Member may cause the Company or each Subsidiary to adopt such internal controls as are reasonably necessary, upon advice of Skechers Parent’s counsel, to comply with the Skechers Parent’s obligations under SEC Rule 404.  The Members acknowledge, without limitation, that (i) a sale of the Project or the Property, (ii) an amendment of the Development Management Agreement, and (iii) modifications of either the Development Budget or the Project Schedule requiring Company’s or a Subsidiary’s consent under the Development Management Agreement shall require the mutual consent of the Managing Members.  Additionally, the engagement of attorneys and accountants by the Company or a Subsidiary, other than with respect to the development of the Project, shall be mutually agreed to by the Managing Members.  In connection with the foregoing, HF Managing Member acknowledges that Skechers Parent is a publicly traded company and Skechers may need to require that particular accountants be used by the Company or any Subsidiary.  As such, HF Managing Member agrees to use KPMG or such other accountants as Skechers Parent may use as the Company’s or a Subsidiary’s accountants in accordance with Article 9.  If there is a dispute regarding the reasonableness of the withholding of consent, approval or ratification of any matter which requires the joint consent, approval or ratification of both Managing Members, unless otherwise provided herein, the matter shall be submitted to expedited arbitration in accordance with Article 15.  Except as set forth in Section 15.3, the Determination of the arbitrator shall be limited to whether or not the Managing Member acted reasonably, and the other Managing Member shall not be entitled to seek or obtain any monetary damages as a result of the unreasonable withholding of consent, approval or ratification.

(f)In addition to the powers now or hereafter granted to a manager of a limited liability company under the Act or under any other provision of this Agreement, the Managing Members, to the extent of either their exclusive scope of authority or joint authority as the case may be, shall have full power and authority to do all things deemed necessary or desirable by them to conduct the business of the Company and the Subsidiaries, to exercise all powers set forth in Section 3.2 and to effect the purposes set forth in Section 3.1, including, without limitation:

(i)the making of any expenditures, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Company Assets) and the incurring of any obligations of the Company;

(ii)the making of regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business of the Company and/or the Company Assets;

(iii)the acquisition, disposition and leasing of the Project and other Company Assets;

(iv)the negotiation, execution, performance and administration of (including the exercise of any rights or remedies under) any contracts (including contracts with Affiliates of the Members);

(v)the opening and closing of Company bank accounts (which bank accounts shall be in the name of the Company but on which representatives of both Managing Members shall be signatories, subject to the limitations set forth in the Development Management Agreement with respect to bank accounts into which Construction Loan draws will be funded prior to Completion of the Project), the investment of Company funds in securities, certificates of deposit and other instruments, and the distribution of Available Cash;

(vi)the engagement and dismissal of agents, outside attorneys, accountants, engineers, appraisers, consultants, contractors and other professionals for the Company and the determination of their compensation and other terms of any such engagement or dismissal;

(vii)the control of any matters affecting the legal rights and obligations of the Company, including the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation;

(viii)obtaining and maintaining casualty, liability and other insurance on the Company Assets, including the Project and the Members; and

(ix)the execution, acknowledgment and delivery of any and all documents and instruments to effect any or all of the foregoing.

(g)Notwithstanding the rights of the HF Managing Member under Section 7.1.1(c)(i), the Landlord Improvements (as defined in the Lease) will be bid competitively, and upon request of the Skechers Managing Partner, all bids will be disclosed to it on an “open book” basis.

No Approval Required for Above Powers

7.1.3.  The applicable Managing Member (or the Managing Members, jointly, as the case may be) is authorized to execute, deliver and perform the above-mentioned documents and transactions on behalf of the Company or a Subsidiary without any further act, approval or vote of the Members.  Notwithstanding the foregoing, if a Managing Member is authorized to act alone to the extent practical, it shall give at least five (5) Business Days prior notice (which shall be reduced to two (2) Business Days prior notice until Completion of the Project) to the other Managing Member of any actions it intends to take on behalf of the Company or a Subsidiary which might have a material impact on the business, Company Assets, a Subsidiary’s Assets or obligations of the Company or a Subsidiary.  In any event, the Members will cooperate in all reasonable respects with the Managing Members to facilitate the exercise of the powers of management and control by the Managing Members.

7.1.4No Obligation to Consider Tax Consequences to the Members.  In exercising authority under this Agreement, the Managing Members may, but shall be under no obligation to, take into account the tax consequences to the Members of any action taken by the Managing Members, and neither the Company or a Subsidiary nor any Managing Member acting in good faith shall have any liability to either Member under any circumstances as a result of an income tax liability incurred by such Member as a result of an action (or inaction) by the Managing Members pursuant to their authority under this Agreement.

7.1.5Removal of Managing Members.  A Managing Member may be removed by the other Managing Member (or by the other Member, if there is only one Managing Member), as follows:

(a)If such Managing Member materially defaults under this Agreement (except for a default under Article 4 or Article 6, which are governed by provisions in those Articles), subject to notice from the other Managing Member and ten (10) Business Days to cure such default; provided, however, that in the case of any default which can be cured but not within such ten (10) Business Day period, such Managing Member fails to begin reasonable steps to cure such breach within such ten (10) Business Day Period, or does not thereafter diligently prosecute such cure to completion or in any event if such default is not cured within sixty (60) days following the date of notice thereof from the other Managing Member; or

(b)If such Managing Member (or any of its controlling Persons) is convicted of any criminal act involving the Company Assets, a Subsidiary’s Assets, or business of the Company or a Subsidiary, or is found by a court of competent jurisdiction to have breached its fiduciary duty under this Agreement, or to have committed fraud involving the Company Assets, a Subsidiary’s Assets, or business of the Company or a Subsidiary, or to have been grossly negligent in performing its duties under this Agreement; or

(c)If such Managing Member becomes Incapacitated or commits or suffers a Bankruptcy Action; or

(d)In the case of the Skechers Managing Member, if the Skechers Parent commits a material default under the Lease and such default is not cured within any applicable time period set forth therein; or

(e)In the case of the HF Managing Member, if the Development Manager commits a material default under the Development Management Agreement and such default is not cured within any applicable time period set forth therein; or

(f)In the case of either Managing Member, if the Company or a Subsidiary defaults under the Lease by reason of any act or omission of such Managing Member and such default is not cured within any applicable time period set forth therein; or

If a Managing Member is so removed, the other Managing Member shall serve as the sole Managing Member (and shall thereafter have the management authority and attendant management obligations of replaced Managing Member in addition to the management authority and attendant management obligations which it previously had).  For clarification, if the HF Managing Member is removed, the Skechers Managing Member shall have the right to enforce the Company’s rights under the Development Management Agreement, and if the Development Management Agreement is terminated, the Skechers Managing Member may enter into a new development management agreement on behalf of the Company and may engage a new Development Manager, subject to the provisions of Section 7.5.  The removed Managing Member shall retain all of the rights and obligations hereunder as a Member, other than those which pertain to its management authority as a Managing Member, but such Managing Member shall remain liable to the Company and the other Member for any damages resulting from the acts (or omissions) which resulted in its removal.

Notwithstanding the foregoing, if the Managing Member whose removal is being sought gives notice of its objection to such removal within five (5) Business Days after receiving notice of any attempted removal, then the matter shall be submitted to expedited arbitration in accordance with Article 15.  If a Determination is made in the arbitration proceeding that the grounds for removal have been satisfied, then prior to the actual removal of such Managing Member, such Managing Member shall have an additional ten (10) Business Days to effectuate a cure of the default (if the default is of a nature that it can be cured).

Notwithstanding anything herein to the contrary, if the Lender declares a default under the Construction Loan Documents, other than due to the acts or omissions of Skechers or Skechers Parent, and refuses to continue to fund the Construction Loan, unless the HF Managing Member provides alternative funding at no additional cost or expense to Skechers or the Company within thirty (30) days of the expiration of the applicable notice and cure period set forth in the Construction Loan Documents, the Skechers Managing Member (and not the HF Managing Member) shall have exclusive management rights with respect to the development of the Project, to the same extent that the HF Managing Member previously had such exclusive management rights pursuant to Section 7.1.1(c)(vi).  In addition, if the Lender declares a default under the Construction Loan Documents as a result of any act or omission other than one caused by Skechers or Skechers Parent, and the Skechers Managing Member is reasonably dissatisfied with the progress of any attempt to cure such default by the HF Managing Member, then the Skechers Managing Member, in its sole discretion, may seek to effectuate the cure itself, without waiving any rights or remedies which it might have against HF or the HF Managing Member as a result of such default.  Any Lender may rely on the foregoing as the Members’ authorization to accept a cure by Skechers Managing Member on behalf of the Company.

Section 7.2Certificate of Formation.  The Managing Members shall file any required amendments to and restatements of the Certificate, and shall do all the things to maintain the Company and each Subsidiary as a limited liability company under the laws of the State of Delaware, the State of California and each other jurisdiction in which the Company or either Subsidiary may elect to do business or own property.  The Managing Members shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware, the State of California, and any other jurisdiction in which the Company or a Subsidiary may elect to do business or own property.

Section 7.3Compensation of Managing Members.

7.3.1No Compensation.  The Managing Members shall not be compensated for rendering services as Managing Members of the Company.  The foregoing is not intended to prohibit the payment to the Members, or their Affiliates, of fees under any agreement entered into by the Company or a Subsidiary and any such Member or its Affiliate pursuant to this Agreement (including the Development Management Agreement).

7.3.2Reimbursement for Expenses.  The Company shall be responsible for and shall pay all expenses relating to the Company’s ownership of the Company Asset or the ownership of a Subsidiary’s Assets, and the operation of, or for the benefit of, the Company, and the Managing Members shall be reimbursed on a monthly basis, for all reasonable and customary out-of-pocket expenses actually incurred by the Managing Members on behalf of the Company or any Subsidiary directly relating to the ownership of the Company Assets or the ownership of a Subsidiary’s Assets and the operation of, or for the benefit of, the Company or any Subsidiary; provided, however, that the Company shall not reimburse the legal fees and costs of a Member in any arbitration or court proceeding that is solely between the Company or any Subsidiary, on one hand, and either Member or its Affiliates, on the other hand, or between Members and their Affiliates, until the conclusion of such arbitration or court proceeding (at which time, legal fees and costs shall be awarded to the prevailing party).  Further, it is understood that neither Member nor its Affiliates shall be entitled to any property management fees for management of the Project (but the foregoing does not prohibit the payment of a fee to the Development Manger under the Development Management Agreement).

Section 7.4Devotion of Time and Outside Activities of the Members.

(a)Nothing herein contained shall prevent or prohibit the Members or any Affiliates of the Members from entering into, engaging in or conducting any other activity or performing for a fee any service, including engaging in any business dealing with real property of any type or location; owning, managing, leasing or disposing of any real property of any type or location; acting as a director, officer or employee of any corporation, as a trustee of any trust, as a general partner of any partnership, or as an administrative official of any other business entity; or receiving compensation for services to, or participating in profits derived from, the investments of any such business, property, corporation, trust, partnership or other entity, regardless of whether such activities are competitive with the Company or any Subsidiary (collectively, the “Outside Activities”), and nothing herein shall require any Member or any Affiliates thereof to offer any interest in such Outside Activities to the Company or any Subsidiary or to any other Member.

Section 7.5Contracts with Affiliates.  Neither Managing Member nor any of its Affiliates shall (a) sell, transfer or convey any property to, or purchase any property from, the Company or any Subsidiary, directly or indirectly, or (b) enter into any agreement (or amendment thereto) for the provision of services to the Company or any Subsidiary, or pursuant to other transactions or agreements unless the terms thereof are fair and reasonable, such terms and are no less favorable to the Company or any Subsidiary than those that would be obtained from an unaffiliated third party, and such Managing Member provides the other Member with at least ten (10) Business Days prior written notice of its intent to enter into such arrangement, together with the material terms thereof, and such Managing Member does not receive a written notice of objection from the other Member regarding the reasonableness of such arrangement.  Notwithstanding the foregoing, the Members acknowledge that Company has entered into the Development Management Agreement with an Affiliate of HF and HFPV.  Further, except as set forth in Section 6.1, no Affiliate of a Member may become either the Construction Lender or the Permanent Lender unless both Managing Members agree (and if there is a dispute in this regard, the matter shall not be subject to the expedited arbitration provisions in Article 15).

Section 7.6Indemnification.

7.6.1General.  The Company shall indemnify, to the full extent allowed by the Act, each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts (collectively, “Loss Items”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative brought by an unaffiliated third party, that relate to the operations of the Company or any Subsidiary as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise (but excluding indemnification for any Loan guarantees, which are separately addressed in Section 6.3), except to the extent it is established in a final court proceeding that the Loss Item is proximately caused by: (a) the act or omission of such Indemnitee that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, fraud, willful misconduct or gross negligence or such Indemnitee’s uncured breach of this Agreement, the Development Management Agreement, or the Lease; (b) such Indemnitee actually receiving an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, such Indemnitee having reasonable cause to believe that the act or omission was unlawful.  The termination of any proceeding by judgment, order or settlement does not create a presumption that such Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.6.1.  The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.6.1.  Any indemnification pursuant to this Section 7.6 shall be made only out of the Company Assets.  Notwithstanding anything in this Agreement to the contrary, no Indemnitee who is an individual shall be denied indemnification or shall have any personal liability to the Company or its Members or any Subsidiary with respect to any Loss Item, except to the extent such Loss Item is proximately caused by such Indemnitee’s actual active and deliberate dishonesty, or fraud.

7.6.2In Advance of Final Disposition.  Except as provided in Section 7.3.2, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (a)  a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 7.6 has been met and (b) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

7.6.3Other Than by This Section.  The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement with the Company or any Subsidiary, or under any other provision of this Agreement.

7.6.4Liability of the Managing Members.  Notwithstanding anything to the contrary set forth in this Agreement, the Managing Members shall not be liable to the Company or any Subsidiary or any Members for losses sustained or liabilities incurred as a result of errors in judgment, or as a result of any act or omission by such Managing Member, except for losses sustained or liabilities incurred in whole or in part by such Managing Member’s bad faith, fraud, willful misconduct, gross negligence, acting beyond the scope of such Managing Members’ authority or commission of any Event of Default under this Agreement (subject to limitations on remedies set forth elsewhere in this Agreement).  Neither Managing Member shall be liable to the Company or any Subsidiary, or to any Member for any losses sustained or liabilities incurred as a result of the acts or omissions of the other Managing Member.

Section 7.7Other Matters Concerning the Managing Members.

7.7.1Reliance on Documents.  The Managing Members may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by them to be genuine and to have been signed or presented by the proper party or parties.

Reliance on Consultants and Advisers

7.7.3.  The Managing Members may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by them, and any act taken or omitted to be taken in reliance upon and in accordance with the opinion of such Persons as to matters which the Managing Members reasonably believe to be within such Person’s professional or expert competence shall be prima facie evidence that such act was done or omitted in good faith.

7.7.4Action Through Officers and Attorneys In Fact.  The Managing Members shall have the right, in respect of any of their powers or obligations hereunder, to act through any of their duly authorized officers (or partners or managers, as applicable) and their duly appointed attorneys-in-fact.  Each such Person, to the extent provided by the Managing Members in the power of attorney or other authorizing instrument, shall have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the Managing Members hereunder.

Section 7.8Reliance by Third Parties.  Any Person dealing with the Company shall be entitled to assume that the Managing Members have full power and authority to encumber, sell or otherwise use in any manner any and all Company Assets and to enter into any contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Members, or either of them, as if they were the Company’s sole party in interest, both legally and beneficially.  In no event shall any Person dealing with the Managing Members or their representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Members or their representatives.  Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Members or their representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.  Nothing herein is intended to afford either Managing Member greater power or authority than is otherwise granted under this Agreement, or to exculpate either Managing Member from any liability for acting beyond the scope of such Managing Member’s authority as set forth herein.

Section 7.9Operating Budgets.  The initial Operating Budget for 2019 is attached as Exhibit “C” which has been approved by both Managing Members.  No later than the first (1st) day of the last quarter of each Company Year, the Skechers Managing Member shall submit a proposed Operating Budget (which shall include capital expenditures which are the landlord’s obligation under the Lease, and a business plan) for the next ensuing Company Year for approval by the HF Managing Member.  Proposed amendments to any Approved Operating Budget may be submitted by the Skechers Managing Member to the HF Managing Member at any time.  Such proposed Operating Budget (or any proposed amendment thereto) shall not be deemed to be effective until such time as it has been approved by the HF Managing Member.  The HF Managing Member shall respond in writing to each such proposed Operating Budget (or any proposed amendment thereto) within thirty (30) days after receipt thereof.  In such response, the HF Managing Member shall specify in detail its disapproval of any item or items therein or its disapproval of the whole, and any proposed modifications requested by the HF Managing Member or recommended changes therein.  Within fifteen (15) days after receipt by Skechers of the HF Managing Member’s disapproval of any proposed Operating Budget (or any proposed amendment thereto), the Skechers Managing Member may re-submit to the HF Managing Member a revised Operating Budget (or amendment) for its approval.  The HF Managing Member shall not unreasonably withhold or delay approval of any Operating Budget or amendment (with the issue of reasonableness being determined by expedited arbitration under Article 15).  In the event that any Company Year shall commence without an Operating Budget approved by both the Skechers Managing Member and the HF Managing Member pursuant to the terms of this Section, the Managing Members shall be entitled to make expenditures for items specified in the Operating Budget for the most recent Company Year which has been approved by both Managing Members, and for the actual amount of the utility cost, property taxes, insurance premiums or special assessments incurred by the Company or any Subsidiary in the current Company Year and any other non-discretionary items (including Debt service and stated increases in Company obligations or Subsidiary obligations under contracts for the year), and for any expenditures on the Project which, in the Managing Members’ reasonable good faith judgment, is necessary to prevent imminent damage to the Project and/or injury to Persons.  The Operating Budget shall not include the budget for development of the Project (although the Members acknowledge that a development budget has been approved and a copy is attached as an exhibit to the Development Management Agreement).

Article 8
BUY-SELL PROVISIONS

Section 8.1At any time commencing on a date which is one (1) year after the “Substantial Completion” (as defined in the Lease) of the Project, or the date that a Notice of Completion is recorded, whichever occurs earlier, either HF and HFPV together, or Skechers (hereinafter referred to as  “Invoking Member”) may deliver to the other (such other Member hereinafter referred to as the “Offeree Member”), written notice that the Invoking Member is invoking the provisions of this Section 8.1 (the “Buy-Sell Notice”).

Section 8.2The Buy-Sell Notice shall set forth the gross price (the “Stated Amount”) at which the Invoking Member would be willing to purchase all of the Company Assets from the Company.

Section 8.3The Buy-Sell Notice shall constitute an offer by the Invoking Member to purchase the entire Company Interest of the Offeree Member for a price equal to the amount of cash which would be distributable to such Offeree Member pursuant to Section 13.2.1 if the Project and all other Company Assets were sold to a third party pursuant to a bona-fide, arm’s length transaction at the Stated Amount and had the Company then (a) paid in full all of its Debt, including the repayment of the Loans and any loans payable to the Members (and made all apportionments customarily made in the closing of real estate transactions in the jurisdictions in which the Project is located, and all other customary closing costs, including, but not limited to title insurance premiums, survey costs, a reasonable and customary real estate commission and transfer taxes normally payable by a seller of real estate), (b) not established any Reserves and (c) distributed the net proceeds of the sale, and all other cash of the Company to the Members in accordance with the provisions of Section 13.2.1.  Such calculations shall be made as of the date of closing set forth in Section 8.8.  Provided, however, that the Stated Amount may not be less than an amount which would result in the distribution to the Selling Member of at least the Selling Member’s Unrecovered Contribution (or, if the Selling Member is Skechers, the Unrecovered Contribution Difference (if greater)), and the repayment of any Loans owed by the Company to the Selling Member as of the date of closing.  The Buy-Sell Notice shall also constitute an offer by the Invoking Member to sell its entire Company Interest to the Offeree Member for a price equal to the amount of cash which would be distributable to the Invoking Member in the manner described above if it were the Selling Member.

Section 8.4Upon receipt of the Buy-Sell Notice, the Offeree Member may, at its option, either elect to purchase the entire Company Interest of the Invoking Member at the price described above, or to sell its entire Company Interest to the Invoking Member at the price described above.

Section 8.5The Offeree Member shall give notice of its election under Section 8.4 to the Invoking Member within sixty (60) days after such Offeree Member’s receipt of the Buy-Sell Notice; provided, however, that in the event the Offeree Member shall fail to give the Invoking Member notice of its election within such sixty (60) day period, such Offeree Member shall be conclusively deemed to have elected to sell its entire Company Interest to the Invoking Member.

Section 8.6The Member, which under this Article 8 is to purchase the Company Interest of the other Member (the “Purchasing Member”) shall, within ten (10) days after the determination is made as to who the Purchasing Member will be (the “Deposit Date”), deliver to an escrow holder which is a national title insurance company selected by the Purchasing Member cash in the amount of five percent (5%) of the purchase price (the “Buy-Sell Deposit”) which Buy-Sell Deposit will be applied against the purchase price for the Company Interest of the Selling Member whose Company Interest is being purchased (the “Selling Member”).

Section 8.7Notwithstanding anything to the contrary contained in this Agreement, in no event may a Default Member, or a Member that is Incapacitated, or a Member that is subject to a Bankruptcy Event, or a Member that is a Breaching Member, be an Invoking Member under or otherwise initiate the procedures of this Article 8, and if a Member suffers any of the foregoing after it has initiated the procedures under this Article 8 as the Invoking Member, then at the option of the Offeree Member, the buy-sell process may be immediately terminated (provided that the closing of the purchase and sale of the Company Interest has not consummated).

Section 8.8The closing of a sale and purchase pursuant to this Article 8 shall be consummated through escrow on a date which is six (6) months after the Deposit Date (or sooner at the election of the Purchasing Member), or such other date and manner as the Members shall agree upon.  At such closing, the Purchasing Member shall pay the entire purchase price for the Company Interest of the Selling Member, in cash in immediately available funds, and the Selling Member shall execute all documents that may be necessary or desirable, in the reasonable opinion of counsel for the Purchasing Member (including customary representations and warranties regarding the Company Interest of the Selling Member, but not regarding the Project, the other Company Assets or the Company), to effect the sale of the Company Interest of the Selling Member to the Purchasing Member free and clear of all liens and encumbrances.  In the event the Selling Member or the Purchasing Member shall fail or refuse to execute any instruments required to consummate the closing, the other Member is hereby granted an irrevocable power of attorney, which shall be binding on the Member refusing to execute such documents as to all third Persons, to execute and deliver on behalf of the Member refusing to execute such documents all such required documents.  The aforesaid power, being coupled with an interest, is irrevocable by death, dissolution or otherwise.

Section 8.9In the event the Selling Member then has any outstanding Debt to the Company or any Subsidiary, all proceeds of the purchase price due the Selling Member shall be paid to the Company until all such Debt shall have been paid and discharged in full.  In the event that such proceeds are not sufficient to discharge such Debt, the Selling Member shall repay all such unpaid Debt at the closing.  In the event that any loans are then outstanding from the Company or any Subsidiary to the Selling Member, then all of such loans shall concurrently be repaid by the Company at the closing.  In the event the Selling Member or any Affiliate of the Selling Member shall have guaranteed any Loan, then either (a) the Loan which is the subject of such guaranty shall be paid in full by the Company at the time of closing or (b) the Selling Member and any such Affiliate of the Selling Member shall be unconditionally released by the obligee for any liability on account thereof.  If the Selling Member is a Breaching Member, the Company shall reserve any rights to pursue the Selling Member for damages after the closing, to the extent otherwise allowable under this Agreement.

Section 8.10The Selling Member and the Purchasing Member shall each pay their own expenses in connection with such purchase and sale of a Company Interest.

Section 8.11From and after the giving of a Buy-Sell Notice, and until either the consummation of the sale of the Company Interest in accordance with this Article 8, or termination of the buy-sell process as provided herein, neither Member shall exercise any transfer rights under Article 11.

Section 8.12In the event the Purchasing Member defaults in its obligation to purchase the Company Interest of the Selling Member, then Selling Member as its sole and exclusive remedy shall be entitled to retain the Buy-Sell Deposit as full liquidated damages for such default of the Purchasing Member, in which event the buy-sell transaction shall be terminated and the Purchasing Member shall have no further rights to initiate the buy-sell provisions (as an Invoking Member) under this Article 8.  The Selling Member, at its election and in lieu of the remedy set forth above, may elect within sixty (60) days of such default to dissolve and liquidate the Company and any Subsidiaries.  The Members hereby acknowledge and agree that it is impossible to more precisely estimate the damages to be suffered by the Selling Member upon the Purchasing Member’s default, and the Members expressly acknowledge and agree that the Buy-Sell Deposit which may be retained by the Selling Member is a reasonable and fair estimate of such damages and is intended not as a penalty, but as full liquidated damages for such default of the Purchasing Member.

Section 8.13In the event that the Selling Member defaults in its obligation to sell its Company Interest to the Purchasing Member, the Purchasing Member shall be entitled to pursue any and all remedies available at law or in equity, including specific performance.

Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1Records and Accounting.  The HF Managing Member shall keep appropriate books and records with respect to the Company’s business, all of which shall be and remain the property of the Company.  Any records maintained by or on behalf of the Company or a Subsidiary in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Company and each Subsidiary shall be maintained for financial purposes on an accrual basis in accordance with generally accepted accounting principles (except that Capital Accounts shall be maintained in accordance with Exhibit “A”) and for tax reporting purposes on the accrual basis.  The Members may, upon reasonable notice to the HF Managing Member and during normal business hours and at its own expense, examine the books and records of the Company and each Subsidiary, which will be maintained at the principal office of the HF Managing Member.

Section 9.2Fiscal Year.  The fiscal year of the Company and each Subsidiary shall be the calendar year, unless the Managing Members decide otherwise.

Section 9.3Reports.

9.3.1Annual Reports.  Within ten (10) days after the end of each Company Year, the HF Managing Member shall prepare or cause to be prepared and delivered to the Members an annual report, as of the close of the Company Year, containing financial statements of the Company and each Subsidiary for such Company Year, presented in accordance with generally accepted accounting principles.

9.3.2Quarterly Reports.  As soon as practicable, but not later than ten (10) days after the end of each calendar quarter, the HF Managing Member shall prepare or cause to be prepared and delivered to the Members a report as of the last day of the calendar quarter (except the last calendar quarter of each year), containing unaudited financial statements of the Company and each Subsidiary, and such other information as may be required by applicable law or regulation, or as the HF Managing Member reasonably determines to be appropriate.

9.3.3Other Reports.  Each Managing Member shall promptly give notice to the other Managing Member  of the occurrence of any of the following:  receipt by such Managing Member of actual knowledge of any material (that is, seeking damages in excess of $250,000 or seeking injunctive relief of any nature) threatened or pending litigation against the Company, any Subsidiary, the Property or the Project; the occurrence of any felony indictment or conviction of any Person in senior management at such Managing Member; receipt by such Managing Member of any offer to purchase all or any part of the Property or the project; and receipt of written notice from any governmental authority  which alleges any material adverse claim against the Company, any Subsidiary, the Property or the Project.

Section 9.4Special Provisions Re Books and Records, Accounting and Reports.  Notwithstanding the provisions of this Article 9, for so long as Skechers Parent is a publicly traded company and the operations of the Company are required to be consolidated with the operations of Skechers parent for reporting purposes, the following provisions shall apply:

(b)The Company and each Subsidiary will use KMPG (or another certified public accounting company designated by Skechers) as its auditor and preparer of its tax returns, as long as its fees for such work are competitive in the marketplace (if they exceed competitive fees, any excess shall be paid by Skechers);

(c)KMPG will undertake annual audits of the Company and each Subsidiary, at Company expense;

(d)All of the quarterly and annual reports and all Company tax returns must be in forms reasonably acceptable to the Skechers Managing Member as a result of consultation with KPMG and its legal counsel (it is expected that both GAAP and cash basis records will be required for the determination of distributions to Members), with appropriate and reasonable certifications by the HF Managing Member;

(e)Reasonable internal controls may be required to satisfy the obligations of Skechers Parent under the Federal Act and specifically SEC Rule 404; provided that if the cost of implementing such internal controls is more than nominal, it shall be borne by Skechers;

(f)The Skechers Managing Member shall have unrestricted right to speak with (and to give directions, to the extent that it is the sole Managing Member or otherwise in connection with any matter where Skechers Managing Member has the authority to take such action without the consent of the HF Managing Member) to the Company’s accountants, attorneys and other professional advisors, and those of any Subsidiaries and shall have the right to receive copies of documents in their possession which relate to the Company, any Subsidiary or its operations (and HF shall not be entitled to invoke attorney-client privilege as a basis to deny Skechers Managing Member access to any such Persons or documents); and

(g)Skechers Managing Member shall upon the advice of its legal counsel, have the right to disclose in Skechers Parent’s public reports and to Skechers Parent board of directors any information regarding the Company, any Subsidiary, the Property, the Project, the Lease, the Development Management Agreement, the Development Manager or the HF Managing Member notwithstanding the confidentiality provisions of this Agreement.

Article 10
TAX MATTERS

Section 10.1Preparation of Tax Returns.  The Tax Matters Partner shall arrange for the preparation and timely filing of all returns of Company and Subsidiary income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days after the close of each taxable year, the tax information reasonably required by the Members for federal and state income tax reporting purposes.  If the Tax Matters Partner fails to file the Company’s tax returns on or before any applicable deadlines (including extensions), the other Managing Member may prepare and file the Company’s tax returns as it determines.

Section 10.2Tax Matters Partner.

10.2.1General.  The HF Managing Member shall be the “Tax Matters Partner” of the Company for federal income tax purposes, and shall be referred to herein as the “Tax Matters Partner,” but such designation shall not be construed or used as evidence to support any claim that the Company is a partnership, rather than a limited liability company.  Upon the HF Managing Member becoming a Breaching Member or becoming Incapacitated or suffering a Bankruptcy Action, the Skechers Managing Member shall automatically become the Tax Matters Partner.  Pursuant to Section 6223(c) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, or any Subsidiary, the Tax Matters Partner shall furnish the IRS with the name, address and capital and profits interest of each of the Members.  The Tax Matters Partner shall keep the Members reasonably informed of any action that it takes in such capacity which has a material impact on the other Members or the Company or any Subsidiary.

10.2.2Powers.  The Tax Matters Partner is authorized, but not required:

(a)to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company or Subsidiary items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member or (ii) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice partner” (as defined in Section 6231 of the Code), and, to the extent provided by law, the Tax Matters Partner shall cause any Member to be designated a notice partner;

(b)in the event that a notice of a final administrative adjustment at the Company or Subsidiary level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed or otherwise given to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located or the United States Court of Federal Claims;

(c)to intervene in any action brought by any other Member for judicial review of a final adjustment;

(d)to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition, complaint or other document) for judicial review with respect to such request;

(e)to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item;

(f)to take any other action on behalf of the Members, a Subsidiary or the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations; and

(g)Subject to any restrictions contained elsewhere in this Agreement, to engage attorneys, accountants and other professionals to advise it and to file any required income tax returns and other documents associated with its rights and authority as the Tax Matters Partner.

(h)Notwithstanding the foregoing, the Tax Matters Partner shall not take any action under Section 10.2.2(b), (d), (e) or (f) unless it has given the other Member at least ten (10) Business Days prior notice of its intent to take such action and the other Member has not given notice of its objection within five (5) Business Days after receipt of such notice.  If notice of objection is timely given and the parties cannot otherwise resolve the dispute, either Member may submit the matter to expedited arbitration under Article 15.

The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the Tax Matters Partner, and the provisions relating to indemnification of the HF Managing Member set forth in Section 7.6 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

10.2.3Reimbursement.  The Tax Matters Partner shall receive no compensation for its services.  All reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including reasonable legal and accounting fees) shall be borne by the Company.  The costs of any professionals engaged by the Tax Matters Partner pursuant to Section 10.2.2(g) shall be paid or reimbursed by the Company.

10.2.4Partner Representative.  The Members shall take all reasonable actions to avoid the application to the Company of the provisions of Section 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, including filing all necessary elections to avoid the application of such provisions.  If, however, such provisions do apply to the Company, the Tax Matters Partner shall act as the “Partnership Representative” for purposes of Sections 6221 through 6241 of the Code, as so amended.

Section 10.3Organizational Expenses.  The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company, or its Subsidiaries, either immediately or ratably over a one hundred eighty (180) month period (or such other period) as permitted by and provided for in Section 709 of the Code.

Section 10.4Withholding.  The Members hereby authorize the Company to withhold from or pay on behalf of or with respect to the Members any amount of federal, state, local, or foreign taxes that the Tax Matters Partner reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to the Members pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, 1445, or 1446 of the Code.  The Tax Matters Partner shall give prompt notice to the Members with respect to which withholding is effected in accordance with this Section 10.4 and shall provide each such Member with a written explanation of the basis for their determination so to withhold or pay.  Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member which loan shall be repaid by such Member within fifteen (15) days after notice from the Tax Matters Partner that such payment must be made unless (a) the Company withholds such payment from a distribution which would otherwise be made to such Member in accordance with Section 5.2 or Section 13.2 or (b) the Tax Matters Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Company which would, but for such payment, be distributed to such Member.  Any amounts withheld pursuant to the foregoing clauses (a) or (b) shall be treated as having been distributed to such Member and shall be promptly paid, solely out of funds of the Company, by the Tax Matters Partner to the appropriate taxing authority.  Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Company Interest to secure the Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 10.4.  In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 10.4 when due, the Tax Matters Partner may, in its sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions which would otherwise be made to the Member until such loan, with interest, has been paid in full).  Any amounts payable by a Member hereunder shall bear interest at a per annum rate of interest equal to the Prime Rate, plus five percent (5%) (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  The Members shall take such actions as the Company or the Tax Matters Partner shall request in order to perfect or enforce the security interest created hereunder.

Section 10.5Tax Elections.  Except as otherwise provided herein, the Tax Matters Partner shall, in its reasonable discretion, determine whether to make any available election pursuant to the Code; provided, however, that the Tax Matters Partner shall make the election under Section 754 of the Code in accordance with applicable Regulations thereunder and shall do so at the request of either Member who transfers its Company Interest.  The Tax Matters Partner shall have the right, after the first taxable Company Year, to seek to revoke any election (other than the election under Section 754 of the Code, which revocation requires the consent of both Members) upon the HF Tax Matters Partner’s determination in its reasonable discretion that such revocation is in the best interests of the Company.

Article 11
TRANSFERS AND WITHDRAWALS

Section 11.1Transfer.

11.1.1Definition.  The term “transfer” (including the term “transferred”), when used in this Article 11 with respect to a Company Interest, shall be deemed to refer to a transaction by which a Member transfers its Company Interest, or any part thereof, to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise of the Company Interest, any part thereof.

11.1.2Requirements.  No Company Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11.  Any transfer or purported transfer of a Company Interest not made in accordance with this Article 11 shall be null and void.

11.1.3Transfer of Member’s Company Interest.  The HF Member may not transfer any portion of its Company Interest without Skechers’ consent until the Completion of the Project pursuant to the Plans and Specifications.  Neither the HF Member nor Skechers may transfer its Company Interest (other than any transfer to an Affiliate which shall require the consent of the other Member, which consent may not be unreasonably withheld or delayed), in whole or in part, to any Person, without first offering such Company Interest (or part thereof) to the other Member on the same terms and conditions.  If a Member desires to transfer its Company Interest, or any part thereof (whether or not it has received an offer to purchase same), it shall send notice to the HF Member (in the case of a transfer by Skechers) or Skechers (in the case of a transfer by the HF Member) stating the extent of the Company Interest which it intends to transfer, the terms and conditions of the proposed transfer, including the purchase price therefor, and the identity of the proposed transferee.  Upon request of the receiving Member, additional information regarding the proposed transfer and financial and other information concerning the transferee will be promptly provided.  Within twenty (20) days after receipt of the notice of intended transfer, the receiving Member may, by notice to the Member proposing to transfer, elect to purchase the entire Company Interest proposed to be transferred at the same purchase price and on the same terms and conditions as set forth in the notice, but the closing shall not occur sooner than six (6) months after the date of such notice to the Member proposing to transfer.  If the Member receiving the notice of proposed transfer fails to elect to purchase the Company Interest as set forth above within such twenty (20) day time period, the Member proposing the transfer may proceed to transfer the Company Interest, but only on the terms and conditions and to the proposed transferee set forth in the notice, and provided that such proposed transfer is consummated within sixty (60) days thereafter (if there is any change in the foregoing or the transfer is not consummated within such sixty (60) day period, then a new notice of intent to transfer is required).  If the transfer is consummated, the transferring Member shall promptly give notice to the other Member.  The transferee shall be an Assignee and shall not become a Member of the Company until the provisions of Article 12 have been complied with.  Any transfer or purported transfer of a Member’s Company Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2Prohibited Transfers.  Notwithstanding anything herein to the contrary, a Member may deny any proposed transfer of the other Member’s Company Interest to any Person which is owned and controlled directly or indirectly, by any Person described below (and the Member who denies such transfer need not elect to purchase the Company Interest of such other Member pursuant to Section 11.1.3 to prevent such transfer):

(a)A business competitor of the non-transferring Member or any Affiliate thereof; or

(b)A Person which does not have the financial strength to fulfill its obligations under this Agreement; or

(c)A Person who is an Embargoed Person or who has been convicted of a felony or any violations of State Acts, the Federal Act, or any other securities laws;

(d)A Person who has been engaged in any pending or previous litigation or arbitration in opposition to the non-transferring Member or any Affiliate thereof; or

(e)A Person who has a reputation in the real estate community as being “litigious” as a result of the filing of multiple “strike suits”.  The Member seeking to prohibit a transfer on the grounds set forth in this clause (e) shall have the burden of proof, and if there is a dispute regarding this matter, it shall be submitted to expedited arbitration under Article 15.

11.2.1Timing of Transfers.  Transfers pursuant to this Article 11 may only be made on the first day of a calendar month, unless the Managing Members otherwise agree.

11.2.2Allocations and Distributions When Transfer Occurs.  If any Company Interest is transferred during any quarterly segment of the Company’s fiscal year, income and loss of the Company and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method.  Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Member as of midnight on the last day of said month.  All distributions of Available Cash with respect to which the Company Record Date is before the date of such transfer or redemption shall be made to the transferor Member, and all distributions of Available Cash thereafter shall be made to the transferee Member.

11.2.3Certain Prohibited Transfers.  Notwithstanding anything herein to the contrary, no transfer by a Member of its Company Interest may be made to any Person if legal counsel for the Company or the other Member renders written advice to the effect that it believes that there is a significant risk that (a), such transfer would be effected or would be deemed to be effected through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and the Regulations thereunder, or (b) such transfer would violate any Securities Laws.

11.2.4Default.  Notwithstanding anything herein to the contrary, no transfer of any Company Interest shall be permitted if such transfer would create a default under any Loan, or any material agreement to which the Company or any Subsidiary is a party.

11.2.5Withdrawal.  Except in connection with a permitted Transfer, no Member may withdraw from the Company without the consent of both Managing Members (and any dispute in this regard shall not be subject to the expedited arbitration provisions in Article 15).

11.2.6Management.  If a Member transfers its Company Interest, the transferee will (upon admission to the Company as a Member) be entitled to appoint a Managing Member to the same extent as the transferring Member.

Article 12
ADMISSION OF MEMBERS

Section 12.1Admission of Successor Members.  A successor to a Member’s Company Interest that is transferred pursuant to Section 11.1.3 shall be entitled to admission to the Company as a Member on the terms and conditions set forth herein.  The business of the Company and any Subsidiary shall be carried on after such transfer without dissolution.  In each case, the admission to the Company is conditioned upon the successor Member executing and delivering to the Company an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required by the remaining Managing Member(s) to effect the admission.  Upon admission of the successor Member to the entire Company Interest of the transferring Member, the transferring Member shall be released from all further liability under this Agreement.

Section 12.2Amendment of Agreement and Certificate.  Upon the admission to the Company of any successor Member, the Managing Members shall take all steps necessary and appropriate under the Act to amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate.

Article 13
DISSOLUTION AND LIQUIDATION

Section 13.1Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each an “Event of Dissolution”):

Expiration of Term

13.1.2.  The expiration of its term as provided in Section 2.4;

Judicial Dissolution Decree

13.1.4.  Entry of a decree of judicial dissolution of the Company pursuant to the provisions of Section 18-802 of the Act;

Sale of Company’s Assets

13.1.6.  The sale, exchange or other disposition of all or substantially all of the Company Assets, unless such sale or other disposition involves the deferred payment of the consideration for such sale or disposition, in which latter event the Company shall dissolve on the last day of the calendar month during which the balance of such deferred payment is received by the Company;

Mutual Agreement

13.1.8.  The agreement of both Managing Members (and any dispute in this regard shall not be subject to the expedited arbitration provisions in Article 15); or

13.1.9Other Event.  Any other event permitting the dissolution or liquidation of the Company under this Agreement.

Section 13.2Winding Up.

13.2.1General.  Upon the occurrence of an Event of Dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Members.  No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs.  A Person appointed by the Managing Members (excluding any Managing Member which is a Breaching Member) which may be one (1) or both Managing Members who is not a Breaching Member (the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property and the Company Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:

(a)First, to the payment and discharge of all of the Company’s Debt to creditors other than the Members;

(b)Second, to Skechers, until the Unrecovered Contributions of the Members are proportionately equal;

(c)Third, to the payment and discharge of all of the Company’s Debt to the Members, first with respect to any such Debt which has priority under any other provision of this Agreement, and thereafter pro rata in accordance with amounts owed to each such Member;

(d)Fourth, to the Members pari passu, in proportion to their respective Unrecovered Contributions; and

(e)Finally, the balance, if any, shall be distributed to the Members in the order and priority set forth in Section 5.2.

No Member shall receive any additional compensation for any services performed as Liquidator pursuant to this Article 13, but any Liquidator which is not otherwise a Member or an Affiliate of a Member shall be entitled to receive reasonable compensation for rendering such services.

13.2.2When Immediate Sale of Company Assets Impractical.  Notwithstanding the provisions of Section 13.2.1 which require liquidation of the Company Assets, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time (consistent with the provisions of Section 13.2.3 below) the liquidation of any Company Assets except those necessary to satisfy current liabilities of the Company (including to those Members who are also creditors) or, with the consent of both Members, distribute to the Members, in lieu of cash, as tenants in common, either directly or in trust, and in accordance with the provisions of Section 13.2.1, undivided interests in the Company Assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  Any property distributed in kind shall be valued at fair market value by the Liquidator using such reasonable method of valuation as it may adopt (for purposes of adjusting Capital Accounts) and treated as though the property were sold for such value and the cash proceeds were distributed.

13.2.3Compliance With Timing Requirements of the Regulations; Allowance for Contingent or Unforeseen Liabilities or Obligations.  Notwithstanding anything to the contrary in this Agreement, in the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and with respect to such liquidation there is an Event of Dissolution, distributions under Section 13.2.1(d) to the Members who have positive Capital Account balances shall be made in compliance with the requirements in Regulations Section 1.704-1(b)(2)(ii)(b)(2) but all distributions shall still be made in the order of priority set forth in Section 5.2.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 13 may be: (a) distributed to a liquidating trust established for the benefit of the Members for the purposes of liquidating the Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Liquidator arising out of or in connection with the Company (the assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement); or (b) withheld to provide a reasonable Reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided, that such withheld amounts shall be distributed to the Members as soon as practicable.

13.2.4Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Article 13, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Event of Dissolution has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.  Instead, the Company shall be deemed to have transferred all of the Company Assets and liabilities to a successor entity (having the same federal income tax characteristics as the Company) in exchange for an interest in the successor entity and, immediately thereafter, the Company will be treated as distributing its interest in the successor entity to the Members in liquidation of the Company.

13.2.5Rights of Members.  Except as specifically provided in this Agreement, each Member shall look solely to the Company Assets for the return of its Capital Contribution and repayment of any loans owned to it by the Company or a Subsidiary to the extent provided in this Agreement and shall have no right or power to demand or receive property other than cash from the Company or a Subsidiary to the extent provided in this Agreement.  Except as specifically provided in this Agreement, no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.  No Member has any ownership interest in any Company Assets and the Company Interest of the Members shall be personal property for all purposes.

13.2.6Notice of Dissolution.  In the event an Event of Dissolution occurs, the Liquidator shall, within ten (10) days thereafter, provide written notice thereof to each of the Members and to all other Persons with whom the Company or any Subsidiary regularly conducts business and shall publish notice thereof in a newspaper of general circulation in each place in which the Company or any Subsidiary regularly conducts business.

13.2.7Cancellation of Certificate of Formation.  When all liabilities and obligations of the Company and each Subsidiary have been paid or discharged, or adequate provision has been made therefor, and all of the remaining Company Assets have been distributed to the Members according to their respective rights and interests as provided in Section 13.2.1, the Company shall be terminated and a Certificate of Cancellation shall be executed on behalf of the Company by the Members (or such other Person or Persons as the Act may require or permit) and shall be filed with the Office of the Secretary of State of the States of Delaware and California, and the Liquidator or such other Person or Persons shall take such other actions, and shall execute, acknowledge and file any and all other instruments, as may be necessary or appropriate to reflect the dissolution and termination of the Company and each Subsidiary.

13.2.8Reasonable Time for Winding-Up.  Subject to Section 13.2.3, a reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and each Subsidiary and the liquidation of its assets pursuant to this Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

Article 14
AMENDMENT OF AGREEMENT

Section 14.1Amendments.

14.1.1General.  Amendments to this Agreement may be proposed by Member.  Except as provided in Section 14.1.2 or Section 14.1.3, a proposed amendment shall be adopted and be effective as an amendment hereto only if it is approved by all Members.  Any dispute among the Members regarding any proposed amendment shall not be subject to the expedited arbitration provisions in Article 15.

14.1.2Managing Member’s Power to Amend.  Notwithstanding Section 14.1.1, either Managing Member shall have the power to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(a)to reflect the admission, substitution, termination, or withdrawal of Members in accordance with this Agreement; or

(b)to satisfy any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law applicable to the Company or any Subsidiary and required to be complied with; or

(c)to conform to any “single-purpose entity” requirements of a Lender; or

(d)to correct any non-substantive, typographical errors in this Agreement.

The Member proposing the amendment will provide at least ten (10) days’ prior written notice to the other Member when any action under this Section 14.1.2 is taken.

14.1.3Consent of Adversely Affected Member Required.  Notwithstanding Section 14.1.2 hereof, this Agreement shall not be amended without the consent of any Member adversely affected if such amendment would (a) modify the limited liability of such Member, (b) alter rights of such Member to receive distributions pursuant to Article 5 or Article 13, the allocations specified in Exhibit “A”, or the Capital Contribution obligations set forth in Article 4, (c) cause the termination of the Company prior to the time set forth in Section 2.4 or Section 13.1, or (d) amend this Section 14.1.3.  Further, no amendment may alter the restrictions on the Managing Members’ authority set forth herein without the consent of all Members.

Article 15
DISPUTE RESOLUTION

Section 15.1Mediation.  In the event of any dispute among the Members under this Agreement, prior to (and as a condition which must be satisfied before) any Member institutes litigation or arbitration (but not arbitration under a Section of this Agreement calling for expedited arbitration), the Members agree to submit the dispute to nonbinding mediation with JAMS or another mutually acceptable mediator.  Such Mediation shall be completed no later than ninety (90) days after it is requested by any Member by notice to the other.  Notwithstanding the foregoing, if appropriate, any Member may seek a provisional remedy (such as, but not limited to, injunctive relief) prior to commencing or completing such mediation.

Section 15.2Arbitration.  Should any dispute arise among the Members for which expedited arbitration is expressly called for under this Agreement, the parties shall submit such dispute to final and binding arbitration to be administered in accordance with the Streamlined Arbitration Rules and Procedures of JAMS (Judicial Arbitration and Mediation Service).  Should any other dispute (other than pursuant to Section 3.1 or Section 14.1) arise among the Members which has not been resolved by mediation under Section 15.1, such dispute shall likewise be submitted to final and binding arbitration with JAMS.  Unless the parties mutually agree otherwise, the arbitration shall take place at a JAMS Resolution Center in Los Angeles County, California, the arbitration shall be conducted by one arbitrator (who must be disinterested and independent of the Members), and the arbitrator shall award attorneys’ fees and the costs of arbitration (JAMS fees and the fees of the arbitrator) to the prevailing party.  The decision of the arbitrator (the “Determination”) shall be binding and conclusive on the parties, except to the extent that appeals are permitted under California Code of Civil Procedure §1286.2.  After the Determination, subject to any cure rights set forth in this Agreement, the prevailing party under the Determination may enforce its rights under this Agreement notwithstanding the filing or pendency of any appeal, but such party shall be responsible for any damages caused as a result of the taking of such action if the Determination is eventually set aside on appeal and either the court renders a decision on the merits in favor of the appealing party, or the appealing party is eventually the prevailing party in any subsequent arbitration proceeding.  The arbitration award may be enforced in accordance with California Code of Civil Procedure §1285, et seq. or the Federal Arbitration Act (9 U.S.C. §1, et seq.).  To the extent that matters of law are to be considered by the arbitrator, Delaware law shall apply (but the procedural aspects of the arbitration, as described above, shall be in accordance with California law).  The Members need not submit any matter for which expedited arbitration is called for to Mediation under Section 15.1.  Nothing herein shall prohibit a Member from seeking a provisional remedy from a court of competent jurisdiction (e.g., a temporary restraining order or preliminary injunctive relief) pending the results of any mediation or arbitration.

Section 15.3Increased Costs. If, as a result of the institution of any arbitration among the Members, there is any increase in the cost to complete the construction of the Project, then any such increased cost shall be funded by the Member who is not the prevailing party in such arbitration (with no increase in such Member’s Capital Account, Capital Contributions, or in either the HF Loan or the Skechers Loan, as the case may be).  The amount of any such increase in cost shall be determined by the arbitrator, and any Member may raise such issue in the arbitration regardless of who initiated the arbitration or the nature of the dispute which caused the arbitration.

Article 16
DEFAULTS / REMEDIES

Section 16.1Defaults.  Except as otherwise expressly provided in this Agreement, if any Member defaults in the performance of its obligations under this Agreement, either of the other Members shall provide notice of such default and the allegedly defaulting Member shall have a period of fifteen (15) days to cure the default (but if the nature of the default is such that it cannot reasonably be cured within such fifteen (15) day period, then the allegedly defaulting Member shall have an additional reasonable amount of time, not to exceed another sixty (60) days, to cure the default if it commences the cure within the fifteen (15) day period and diligently pursues same to completion.  Provided, however, that if the default cannot be cured, then no cure period shall be required.  Provided, further, that this provision shall not apply to a default in making required Capital Contributions or loans under Article 4 or Article 6, as the provisions of Article 4 or Article 6 control under those circumstances.  Any material breach by a Member of any of its material representations or warranties under this Agreement shall be a default (but subject to notice and cure as provided herein, to the extent applicable).  In addition to other possible defaults under this Agreement, the following shall constitute defaults hereunder:

(a)If the HF Affiliate who has executed the assignment of contracts to the Company pursuant to Section 6.5(a) fails to honor its indemnification obligations thereunder, it shall be a default by HF hereunder.

Section 16.2Remedies.  Except as provided in this Agreement to the contrary, upon a default by any Member which is not cured as provided herein (or which cannot be cured) the non-defaulting Members shall have all rights and remedies at law and equity, as well as all rights and remedies afforded under this Agreement.  If there is a dispute regarding whether or not a Member is in default, the matter shall be submitted to expedited arbitration in accordance with Article 15.

Section 16.3Offset Rights.  If any final judgment of a court of competent jurisdiction (or arbitration award, if arbitration is called for under this Agreement) is rendered against a Member, the other Members shall have the right to offset the amount thereof against any amounts thereafter due to be distributed to or otherwise payable to such Member, including distributions of Available Cash, the HF Loan or the Skechers Loan, as applicable, or any proceeds due to such Member under the Buy-Sell provisions in Article 8.

Article 17
GENERAL PROVISIONS

Section 17.1Addresses and Notice.  All notices to be given under this Agreement shall be in writing, and may be either delivered personally, by certified mail return receipt requested, or by a nationally recognized overnight courier providing proof of delivery (e.g., United Parcel Service or Federal Express) directed to the parties at their respective addresses set forth below. Notices to the Company shall be delivered at its principal place of business.

HF:

HF Logistics I, LLC

c/o Highland Fairview Properties

14225 Corporate Way

Moreno Valley, California 92553

Attention:  Iddo Benzeevi

With Copy To:

Baker & Hostetler LLP

11601 Wilshire Boulevard, Suite 1400

Los Angeles, California 90025-7120

Attention:  Bruce R. Greene, Esq.

With Additional Copy To:

James Lieb, Esq.

Executive Vice President

The Trump Group
400 Park Avenue
New York, NY  10022

SKECHERS:

Skechers U.S.A., Inc.

228 Manhattan Beach Boulevard

Manhattan Beach, California 90266

Attention:  David Weinberg, COO

With Copy To:

Greenberg Traurig, LLP

2450 Colorado Avenue

Suite 400 East

Santa Monica, California 90404

Attention:  Eric Rowen, Esq.

With Additional Copy to:

Philip Paccione, Esq.

Skechers U.S.A., Inc.

228 Manhattan Beach Boulevard

Manhattan Beach, California 90266

Notices given personally shall be deemed received upon delivery.  Notices sent by overnight courier shall be deemed given upon delivery to the courier service.  Mailed notices shall be deemed given on the date of mailing by certified mail.  The time to respond to any notice shall begin to run on the date of delivery at the proper address (or refusal of delivery during normal business hours).  Any Member hereto may designate a different address to which notices shall thereafter be directed by notice to the other Members given in the manner hereinabove set forth.

Section 17.2Titles and Captions.  All article or section titles or captions in this Agreement are for convenience only and shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Section” are to Articles and Sections of this Agreement.  All schedules and exhibits annexed or attached hereto are expressly incorporated into and made a part of this Agreement.

Section 17.3Interpretation.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The terms “include” and “including” shall be construed as if followed by the phrase “without limitation”.

Section 17.4Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17.5Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and assigns, subject to the restrictions on transfer set forth herein.  No Member may assign its rights under this Agreement or delegate its obligations under this Agreement, except as expressly permitted hereunder.

Section 17.6Waiver of Partition.  The Members hereby agree that the real property of the Company and each Subsidiary is not and will not be suitable for partition.  Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that it may have to maintain any action for partition of any of the Company Assets or any Subsidiary’s Assets or to maintain an action to compel a judicial dissolution except to compel a liquidation or dissolution of the Company or a Subsidiary  as expressly provided in this Agreement.

Section 17.7Entire Agreement.  This Agreement and the other agreements referenced herein constitute the entire agreement among the parties with respect to the matters contained herein; they supersede any prior letters of intent, agreements or understandings among them with respect to the matters contained herein and the Agreement may not be modified or amended in any manner other than pursuant to Article 14.

Section 17.8Securities Law Provisions.  The Company Interests have not been registered under the federal or state securities laws of any state and, therefore, may not be resold unless appropriate federal and state securities laws, as well as the provisions of Article 11, have been complied with.

Section 17.9Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any third party creditor of the Company, any Subsidiary, or any Person who is not a Member.

Section 17.10Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 17.11Execution Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 17.12Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.  The parties both agree to submit to the jurisdiction of any state or federal court in the State of California, and further agree that venue in any legal action shall be in the County of Los Angeles.

Section 17.13Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 17.14Limitation of Member Liability.  Any obligation or liability whatsoever of the Members which may arise at any time under this Agreement shall be satisfied, if at all, out of the Members’ assets only, except as expressly provided in this Agreement.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of the Members’ shareholders, partners, members, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, except as expressly provided in this Agreement.  NEITHER THE COMPANY NOR ANY SUBSIDIARY NOR ANY MEMBER SHALL BE RESPONSIBLE OR LIABLE TO ANY MEMBER, OR ANY OF THEIR RESPECTIVE AFFILIATES, FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE BREACH OF THIS AGREEMENT.

Section 17.15WAIVER OF JURY TRIAL.  BECAUSE DISPUTES IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE MEMBERS WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE MEMBERS DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS; THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION (WITHOUT SUBMITTING TO ARBITRATION), TO THE FULLEST EXTENT ALLOWABLE BY LAW, THE MEMBERS WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 17.16Construction.  This Agreement shall be deemed to have been drafted jointly by all Members and the provisions of this Agreement shall not be construed against any Member as a result of any claim that such Member (or its legal counsel) drafted same.

Section 17.17Attorneys’ Fees.  Should any Member be required to bring legal action or arbitration to enforce its rights under this Agreement, the prevailing party in such legal action or arbitration shall be entitled to recover from the losing party its reasonable attorneys’ fees and costs in addition to any other relief to which it is entitled.  Such recovery of attorneys’ fees shall include any attorneys’ fees incurred in connection with any bankruptcy or reorganization proceeding (including stay litigation) and any attorneys’ fees incurred on appeal.  The parties further agree that any attorneys’ fees incurred in enforcing any judgment are recoverable as a separate item, and that this provision is intended to be severable from the other provisions of this Agreement, shall survive the judgment, and is not to be deemed merged into the judgment.

Section 17.18Confidentiality.  Subject to the provisions in Section 9.1, the terms and conditions of this Agreement, including its existence, shall be confidential information and shall not be disclosed by any Member to any Person without the prior consent of the other Members, except that a Member may disclose the terms and conditions of this Agreement to such party’s Affiliates, attorneys and other advisers, and any Lender, provided that such Persons are advised of the confidentiality restrictions contained herein, and except that any other disclosure may be made if required by law (including any required SEC filings or disclosures).  If any Member determines that it is required by law to disclose information regarding this Agreement, such Member shall, within a reasonable time before making any such disclosure, consult with the other Members regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be reasonably requested by the other Members.

Section 17.19Adjacent Development.  HF represents to Skechers that HF or its Affiliates own certain property which is situated in the proximity of the Property, which is under development or which will be developed during the term of this Agreement and the Lease.  Skechers acknowledges that it has no interest in any such property or the developments thereon (except for the property which is owned by T1), and that there will be a certain amount of noise, construction dust and debris and inconvenience associated with such development.

Section 17.20HF-SKX Property Development.  Notwithstanding anything in this Agreement to the contrary, in the event that Skechers Parent elects to terminate the Lease as a result of the failure of the Company to obtain Entitlements (as more fully set forth in the Lease), then the following shall occur.

(a)The Initial Capital Contribution of $7,000,000 made by Skechers’ Parent pursuant to Section 4.1.1(a) shall be returned to Skechers within thirty (30) days after the date that the Lease has been terminated.

(b)Within ninety (90) days after the date that the Lease has been terminated, HF shall make an Additional Capital Contribution in the amount of $7,000,000 to the Company, and the Company, shall distribute such amount to Skechers in full redemption of the entire Company Interest of Skechers, and Skechers shall thereafter cease to be a Member of the Company.  Skechers shall represent and warrant to the Company and its remaining Members that it is the sole lawful owner of its Company Interest, and that its Company Interest is not subject to any liens, security interests or encumbrances.

(signature page follows)

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first written above.

“HF”	“SKECHERS”

HF LOGISTICS I, LLC, a Delaware limited liability company	SKECHERS R.B., LLC, a Delaware limited liability company

By:	By:	Skechers U.S.A., Inc., a Delaware corporation, its sole member
Iddo Benzeevi, President and Chief Executive Officer

By:
David Weinberg, Chief Operating Officer

“HFPV”

HIGHLAND FAIRVIEW PARTNERS V, a Delaware limited liability
By:
Its:

By its signature hereon, Skechers Parent guarantees to HF, the Company and the Subsidiaries its obligation to fund the Seven Million Dollar ($7,000,000) Initial Capital Contribution of Skechers as set forth in Section 4.1.1(a), subject to any conditions to such funding set forth in the Agreement for the benefit of Skechers.

“SKECHERS PARENT”

SKECHERS U.S.A., INC., a Delaware corporation

By:
David Weinberg, Chief Operating Officer

EXHIBIT “A”

CAPITAL ACCOUNTS,

ALLOCATIONS OF PROFIT AND LOSS,

AND OTHER TAX MATTERS

ARTICLE 1
DEFINITIONS

Section 1.1Definitions.

All capitalized terms used herein shall have the meanings assigned to them in the Agreement.  Notwithstanding the foregoing, the following definitions shall be applicable to the following terms as used in this Exhibit “A” and such definitions shall prevail in the event of a conflict with the definitions in the Agreement. Referring to Sections “hereof” shall mean Sections of this Exhibit “A”.

(a)Agreed Value.

“Agreed Value” of any property contributed to the capital of the Company shall mean the fair market value of such property at the time of contribution (as agreed to in writing by the Members without regard to Section 7701(g) of the Code (i.e., determined without regard to the amount of Nonrecourse Liabilities to which such property is subject)).

(b)Book Basis.

The initial “Book Basis” of any Company property shall be equal to the Company’s initial adjusted tax basis in such property; provided, however, that the initial “Book Basis” of any Company property contributed to the capital of the Company shall be equal to the Agreed Value of such property.  Effective immediately after giving effect to the allocations of profit and loss, as computed for book purposes, for each fiscal year under Section 3.1 hereof, the Book Basis of each Company property shall be adjusted downward by the amount of Book Depreciation allowable to the Company for such fiscal year with respect to such property.  In addition, but subject in all events to the provisions of Section 3.5 hereof, effective immediately prior to any Revaluation Event, the Book Basis of each Company property shall be further adjusted upward or downward, as necessary, so that it will be equal to the fair market value of such property at the time of such Revaluation Event (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)).

(c)Book Depreciation.

The amount of “Book Depreciation” allowable to the Company for any fiscal year with respect to any Company property shall be equal to the product of (i) the amount of Tax Depreciation allowable to the Company for such year with respect to such property, multiplied by (ii) a fraction, the numerator of which is the property’s Book Basis as of the beginning of such year (or the date of acquisition if the property is acquired during such year) and the denominator of which is the property’s adjusted tax basis as of the beginning of such year (or the date of acquisition if the property is acquired during such year).  If the denominator of the fraction described in clause (ii) above is equal to zero, the amount of “Book Depreciation” allowable to the Company for any fiscal year with respect to the Company property in question shall be determined under any reasonable method selected by the Tax Matters Partner.

Exhibit “A” - 1

(d)Book Gain or Loss.

“Book Gain or Loss” realized by the Company in connection with the disposition of any Company property shall mean the excess (or deficit) of (i) the amount realized by the Company in connection with such disposition (as determined under Section 1001 of the Code) over (ii) the Book Basis of such property at the time of the disposition.

(e)Book/Tax Disparity Property.

“Book/Tax Disparity Property” shall mean any Company property that has a Book Basis which is different from its adjusted tax basis to the Company.  Thus, any property that is contributed to the capital of the Company by a Member shall be a Book/Tax Disparity Property if its Agreed Value is not equal to the Company’s initial tax basis in the property. In addition, once the Book Basis of a Company property is adjusted in connection with a Revaluation Event to an amount other than its adjusted tax basis to the Company, the property shall thereafter be a “Book/Tax Disparity Property”.

(f)Capital Accounts.

“Capital Account” shall have the meaning assigned to such term in Section 2.1 hereof.

(g)Capital Transaction.

“Capital Transaction” means any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or a portion of any Company Asset (but not including sales in the ordinary course of business of inventory, operating equipment or furniture, fixtures, and equipment); (ii) any financing or refinancing of, or with respect to, any Company Asset except for equipment leases or purchase money financing for movables; (iii) any condemnation or transfer in lieu of condemnation of all or a portion of any Company Asset; (iv) any collection in respect of property, hazard, or casualty insurance (but not business interruption insurance) or any damage award; or (v) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature.

(h)Company Minimum Gain.

“Company Minimum Gain” shall mean the amount of “partnership minimum gain” that is computed in accordance with the principles of Section 1.704-2(d)(1) of the Regulations. A Member’s share of such Company Minimum Gain shall be calculated in accordance with the provisions of Section 1.704-2(g) of the Regulations.

(i)Deductible Expenses.

“Deductible Expenses” for any fiscal year (or portion thereof) shall mean all items, as calculated for book purposes, which are allowable as deductions to the Company for such period under federal income tax accounting principles (including Book Depreciation but excluding any expense or deduction attributable to a Capital Transaction).

(j)Economic Risk of Loss.

“Economic Risk of Loss” borne by any Member for any Company liability shall mean the aggregate amount of economic risk of loss that such Member and all Related Persons to such Member are treated as bearing with respect to such liability pursuant to Section 1.752-2 of the Regulations.

Exhibit “A” - 2

(k)Gross Asset Value.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes except as follows:

(i)the initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross Fair Market Value of the asset;

(ii)the Gross Asset Value of all Company Assets will be adjusted to equal their respective gross fair market values as of the following times: (a) the occurrence of a Revaluation Event; (b) the liquidation of the Company within the meaning of Section 1.704- 1(b)(2)(ii)(g) of the Regulations; and (c) upon any other event on which it is necessary or appropriate in order to comply with the Regulations under Code Section 704(b);

(iii)the Gross Asset Value of any Company Asset distributed to any Member will be adjusted to equal the gross fair market value of the asset on the date of distribution; and

(iv)the Gross Asset Value of Company Assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of these assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(l)Gross Income.

“Gross Income” for any fiscal year (or portion thereof) shall mean the gross income derived by the Company from all sources (other than from capital contributions and loans to the Company and other than from Capital Transactions) during such period, as calculated for book purposes in accordance with federal income tax accounting principles.

(m)Liquidation.

“Liquidation” of a Member’s Company Interest shall mean and be deemed to occur upon the earlier of (i) the date upon which the Company is terminated under Section 708(b)(1) of the Code, (ii) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Company properties to the Members) or (iii) the date upon which there is a liquidation of the Member’s Company Interest (but the Company is not terminated) under Section 1.761-1(d) of the Regulations.  “Liquidation” of the Company shall mean and be deemed to occur upon the earlier of (x) the date upon which the Company is terminated under Section 708(b)(1) of the Code or (y) the date upon which the Company ceases to be a going concern (even though it may continue in existence for the limited purpose of winding up its affairs, paying its debts and distributing any remaining Company properties to the Members).

(n)Member Minimum Gain.

“Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain,” as defined in Section 1.704-2(i)(2) of the Regulations and determined in accordance with Sections 1.704-2(i)(3) and 1.704-2(k) of the Regulations.

Exhibit “A” - 3

(o)Member Nonrecourse Deductions.

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions,” as defined in Section 1.704-2(i) of the Regulations.

(p)Member Nonrecourse Debt.

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt,” as defined in Section 1.704-2(b)(4) of the Regulations.

(q)Nonrecourse Deductions.

“Nonrecourse Deductions” shall mean any and all items of Book Depreciation and other Deductible Expenses that are treated as “nonrecourse deductions” under Section 1.704-2(c) of the Regulations.

(r)Nonrecourse Liability.

“Nonrecourse Liability” shall mean any Company liability (or portion thereof) treated as a nonrecourse liability under Section 1.704-2(b)(3) of the Regulations. Subject to the foregoing sentence, Nonrecourse Liability shall mean any Company liability (or portion thereof) for which no Member bears the Economic Risk of Loss.

(s)Operations.

“Operations” shall mean all revenue producing activities of the Company other than activities constituting or relating to Capital Transactions.

(t)Profits and Loss.

“Profits” and “Loss” mean, for each Tax Period, an amount equal to the Company’s taxable income or loss for such Tax Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)Any income of the Company that is exempt from United States federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss; and

(iii)Any items of income, loss or deduction specially allocated under Article 3 of this Exhibit “A” shall not be taken into account in computing “Profits” or “Loss.”

Exhibit “A” - 4

(u)Recourse Debt.

“Recourse Debt” shall mean any Company liability (or portion thereof) that is not a Nonrecourse Liability.

(v)Regulations.

“Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Regulations.

(w)Related Person.

“Related Person” shall mean, as to any Member, any person who is related to such Member (within the meaning of Section 1.752-4(b) of the Regulations).

(x)Revaluation Event.

“Revaluation Event” shall mean any of the following occurrences: (i) the contribution of money or other property (other than a de minimis amount) by a new or existing Member to the capital of the Company as consideration for the issuance of an additional interest in the Company; (ii) the distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an interest in the Company or (iii) any other event permitting a revaluation of Capital Accounts under the Regulations.  Notwithstanding the foregoing, an event described in the preceding sentence shall not constitute a Revaluation Event if both Members reasonably determine that it is not necessary to adjust the Book Basis of the Company’s Property or the Members’ Capital Accounts in connection with the occurrence of any such event.

(y)Tax Depreciation.

“Tax Depreciation” for any fiscal year shall mean the amount of depreciation, cost recovery or other amortization deductions allowable to the Company for federal income tax purposes for such year.

(z)Tax Items.

“Tax Items” shall mean, with respect to any property, all items of profit and loss (including Tax Depreciation) recognized by or allowable to the Company with respect to such property, as computed for federal income tax purposes.

(aa)Unrealized Book Gain or Loss.

“Unrealized Book Gain Or Loss” with respect to any Company property shall mean the excess (or deficit) of (i) the fair market value of such property (as agreed to in writing by the Members taking Section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)), over (ii) the Book Basis of such property.

Exhibit “A” - 5

ARTICLE 2
CAPITAL ACCOUNTS

Section 2.1Capital Accounts.

A separate “Capital Account” (herein so called) shall be maintained for each Member for the full term of the Agreement in accordance with the capital accounting rules of Section 1.704-1(b)(2)(iv) of the Regulations.  Pursuant to the basic rules of Section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:

(a)Increased by the amount of money contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to ARTICLE 4 of the Agreement and this Exhibit “A” and decreased by the amount of money distributed to such Member (or such Member’s predecessor in interest) pursuant to ARTICLE 5 or ARTICLE 13 of the Agreement;

(b)Increased by the fair market value of the Property (determined without regard to Section 7701(g) of the Code) (i.e., determined without regard to the amount of Nonrecourse Liabilities to which such property is subject)) contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to ARTICLE 4 or ARTICLE 13 of the Agreement and this Exhibit “A” (net of all liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) and decreased by the fair market value of the Property (determined without regard to Section 7701(g) of the Code (i.e., determined without regard to the amount of Nonrecourse Liabilities to which such property is subject)) distributed to such Member (or such Member’s predecessor in interest) by the Company pursuant to ARTICLE 5 of the Agreement (net of all liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code);

(c)Increased by the amount of each item of Company Profit (and other items of income or gain) allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 hereof;

(d)Decreased by the amount of each item of Company Loss (and other items of loss or deduction) allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 3.1 hereof; and

(e)Otherwise adjusted in accordance with the other capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations including, without limitation, the capital account maintenance rules for the treatment of liabilities as set forth in Section 1.704-1(b)(2)(iv)(c) of the Regulations (provided that there shall be no double counting of items taken into account in the definition of “Profit” or “Loss.”

Section 2.2Additional Provisions Regarding Capital Accounts.

(a)If a Member pays any Company indebtedness, such payment shall be treated as a contribution by that Member to the capital of the Company, and the Capital Account of such Member shall be increased by the amount so paid by such Member.

(b)Except as otherwise provided herein, no Member may contribute capital to, or withdraw capital from, the Company.  To the extent any monies which any Member is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Members consents to the withdrawal of such capital.

Exhibit “A” - 6

(c)A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned.  No repayment of principal or interest on any such loan, reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company or payments of fees to a Member or Related Person to such Member which are made by the Company shall be considered a return of capital, or any other form of distribution, or in any manner affect the balance of such Member’s Capital Account.  No Member or Related Person to such Member shall make a loan to the Company unless such loan is authorized pursuant to the provisions of the Agreement.

(d)No Member with a deficit balance in its Capital Account shall have any obligation to the Company, any other Member or any other Person to restore said deficit balance.  In addition, no venturer or partner in any Member shall have any liability to the Company or any other Member for any deficit balance in such venturer’s or partner’s capital account in the Member in which it is a partner or venturer.  Furthermore, a deficit Capital Account balance of a Member (or a capital account of a partner or venturer in a Member) shall not be deemed to be a liability of such Member (or of such venturer or partner in such Member) or a Company Asset or property.  The provisions of this Section 2.2(d) shall not affect any Member’s obligation to make capital contributions to the Company that are required to be made by such Member pursuant to the Agreement.

(e)Except as otherwise provided herein or in the Agreement, no interest will be paid on any capital contributed to the Company or the balance in any Member’s Capital Account.

ARTICLE 3
ALLOCATIONS OF PROFIT AND LOSS

Section 3.1Allocations of Profit and Loss.  Subject to the provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.5, hereof, all items of Profit and Loss realized by the Company during each fiscal year shall be allocated among the Members (after giving effect to all adjustments attributable to all contributions and distributions of money and property effected during such year) in the manner prescribed in this Section 3.1.

(a)Minimum Gain Chargeback.  Pursuant to Section 1.704-2(f) of the Regulations (relating to minimum gain chargebacks) and notwithstanding any other provision of the Agreement, if there is a net decrease in Company Minimum Gain for such year (or if there was a net decrease in Company Minimum Gain for a prior fiscal year and the Company did not have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Members under this Section 3.1(a), then items of Company Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Member in an amount equal to such Member’s share of the net decrease in such Company Minimum Gain (as determined under Section 1.704-2(g)(2) of the Regulations), subject to any exceptions to such requirement contained in the Regulations.  Such items shall consist of (i) Book Gain from the disposition of property subject to a Nonrecourse Liability, and (ii) if necessary, a pro rata portion of other items of Gross Income and Book Gain.  This Section 3.1(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)Member Minimum Gain Chargeback.  Pursuant to Section 1.704-2(i)(4) of the Regulations (relating to chargebacks of partner nonrecourse debt minimum gain) and not withstanding any other provisions of this Agreement, if there is a net decrease in Member Minimum Gain for such year (or if there was a net decrease in Member Minimum Gain for a prior fiscal year and the Company did not

Exhibit “A” - 7

have sufficient amounts of Gross Income and Book Gain during prior years to allocate among the Partners under this Section 3.1(b)), then items of Company Gross Income and Book Gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year, to each Member in an amount equal to such Member’s share of the net decrease in such Member Minimum Gain (as determined pursuant to Section 1.704-2(i)(4) of the Regulations), subject to any exceptions to such requirement contained in the Regulations.  Such items shall consist of (i) Book Gain from the disposition of property subject to a Member Nonrecourse Debt, and (ii) if necessary, a pro rata portion of other items of Gross Income and Book Gain not allocated pursuant to Section 3.1(a) above.  This Section 3.1(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)Qualified Income Offset.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Regulation Sections 1.704-I (b)(2)(ii)(d)(4), (5) or (6) of the Regulations that causes a deficit balance in its Capital Account (in excess of any amounts which such Member is obligated to restore to the Company, if any, or any deemed deficit restoration obligation pursuant to Regulation Sections 1.704-2(g)(1) and (i)(5) of the Regulations), shall be allocated items of Gross Income and Book Gain before any other allocation is made pursuant to the succeeding provisions of this Section 3.1 for such year in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible.  This Section 3.1(c) is intended to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied in a manner consistent therewith.

(d)Nonrecourse Deductions.  All Nonrecourse Deductions shall be allocated among the Members, pro rata in accordance with their respective Contribution Percentages and in a manner consistent with Section 1.704-2(e) of the Regulations.

(e)Member Nonrecourse Deductions.  All Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated among the Members bearing the Economic Risk of Loss for such debt consistent with Section 1.704-2(i)(1) of the Regulations.

(f)Nonrecourse Liabilities.  For purposes of Section 752 of the Code, all Nonrecourse Liabilities of the Company shall be shared among the Members in the ratio of their Contribution Percentages.

(g)Code Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Company property, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in accordance with their interests in the Company (in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies) or to the Members to whom such distribution was made (in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies).

(h)Special Allocation of Amounts Required.  In the event and to the extent that any amount paid by the Company to a Member or to a person related to a Member is treated as having been received in a partner capacity for federal income tax purposes, there shall be specially allocated to such Member, before any allocation is made pursuant to Section 3.1(i) hereof, an amount of Gross Income equal to such amount that is so treated.

Exhibit “A” - 8

(i)General Allocations.  After giving effect to the special allocations in Sections 3.1(a) through (h) above, all items of Profit and Loss realized by the Company shall be allocated among the Members in such a manner that would cause their respective Capital Account balances (determined prior to taking into account distributions actually made within the fiscal year), to the greatest extent possible, to be equal to (i) the amount that would be distributed to each Member, if (a) the Company were to sell all of its assets for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), and (c) the Company were to distribute the sale proceeds and other assets of the Company pursuant to Section 5.2 of the Agreement, plus (ii) the amount of cash and other property that was distributed to the Member within such fiscal year, minus (iii) such Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(j)Character of Income and Loss.  For purposes of determining the nature (as ordinary or capital) of any Company profit allocated among the Members for federal income tax purposes pursuant to this Section 3.1, the portion of such profit required to be recognized as ordinary income pursuant to Sections 1245 and/or 1250 of the Code shall be deemed to be allocated among the Members in the same proportion that they were allocated and claimed the Book Depreciation deductions, or basis reductions, directly or indirectly giving rise to such treatment under Sections 1245 and/or 1250 of the Code or in any other manner required by temporary or final Regulations.

(k)Limitations On Allocations.  Notwithstanding the provisions of Section 3.1(h) above:

(i)No Loss or items of loss or deduction shall be allocated to any Member that has a deficit Capital Account balance exceeding its actual or deemed obligation to restore the same or would have a deficit Capital Account balance exceeding its actual or deemed obligation to restore the same as a result of any such allocation while any other Member has a positive Capital Account balance, it being the intention of the Members that such loss shall be allocated in those circumstances solely to the Member(s) with positive Capital Account balances;

(ii)In the event no Member has a positive Capital Account balance, Loss shall be allocated between the Members pro rata based on their respective Contribution Percentages; and

(iii)Any Loss from a Liquidating Transaction, as well as any Profit or Loss for the fiscal year in which the Liquidating Transaction takes place, shall be allocated among the Members in such a manner as to cause their respective positive Capital Account balances, immediately following such allocations, to be equal, to the maximum extent possible, to the distributions each would receive under ARTICLE 5 of the Agreement upon the distribution of the available liquidation proceeds.

Section 3.2Allocations of Income and Loss in Respect of Interests Transferred.

If any Company Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any fiscal year, each item of Profit and Loss for such year shall be divided and allocated among the Members in question by taking account of their varying interests in the Company during such year (on a daily, monthly or other basis, an interim closing of the books method or any other permissible method under Section 706 of the Code and the Regulations thereunder) as determined by the Managing Members.

Exhibit “A” - 9

Section 3.3Allocation of Tax Items.

(a)Except as otherwise provided in the succeeding provisions of this Section 3.3, each Tax Item shall be allocated among the Members in the same manner as each correlative item of Profit or Loss, is allocated pursuant to the provisions of Section 3.1 hereof.

(b)The Members hereby acknowledge that all Tax Items in respect of Book/Tax Disparity Property are required to be allocated among the Members in the same manner as under Section 704(c) of the Code (as specified in Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) of the Regulations) and that the principles of Section 704(c) of the Code require that such Tax Items must be shared among the Members so as to take account of the variation between the adjusted tax basis and Book Basis of each such Book/Tax Disparity Property.  Thus, notwithstanding anything in Section 3.1 or 3.3(a) hereof to the contrary, the Members’ distributive shares of Tax Items in respect of each Book/Tax Disparity Property shall be separately determined and allocated among the Members in accordance with the principles of Section 704(c) of the Code.  The method for making all Section 704(c) allocations of the Company with respect to the Initial Capital Contribution shall be mutually agreed upon by the Managing Members, and if the Managing Members cannot mutually agree, then the “traditional method” shall be used.  HF agrees to provide Skechers with its adjusted tax basis in the Property (as of the Closing Date) within sixty (60) days after the Closing Date.

(c)The Members agree that the contribution by HF of all property relating to the Project (including fee title to the Property and all of right, title and interest in all personal property and all plans, specifications, architectural drawings and renderings, surveys and other collateral material relating to the ownership and development of the Property) to the Company pursuant to Section 4.1.1(b) of the Agreement and the HF Loan made pursuant to Section 6.4 of the Agreement will be treated by the Company and HF on their respective tax returns as follows under the Regulations under Code Section 707:

(i)Pursuant to Section 1.707-4(d) of the Regulations, the first payments of principal made under the HF Note are to be treated for all purposes as payments made to HF to reimburse HF for capital expenditures incurred by HF with respect to all property relating to the Project during the two (2) year period preceding the transfer by HF to the Company of such property, subject to the limitation contained in such Regulation that such pre-formation expenditures shall not exceed twenty percent (20%) of the fair market value of such property at the time of contribution (the “20% Limitation”) unless the fair market value of such property does not exceed one hundred twenty percent (120%) of the adjusted basis of such property at the time of contribution (in which case such 20% Limitation shall not apply);

(ii)The remainder of the principal payments made under the HF Note shall be treated as payments made with respect to a sale to the Company by HF of a proportionate amount of all property relating to the Project on the date of the contribution of such property to the Company (with the portion of such property that is deemed to have been sold by HF to the Company being determined under the Regulations under Section 707 of the Code); and

(iii)As required by Regulations Sections 1.707-3(c)(2) and 1.707-8, the Company shall disclose to the IRS the Company’s treatment of the HF Note payments as pre-formation expenses to the extent described in Section 3.3(c)(i) above.

Exhibit “A” - 10

Section 3.4The allocations set forth in Sections 3.1(a) through 3.1(h) hereof (the “Regulatory Allocations”) are intended to comply with the requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations and, in all events, shall be interpreted and applied consistently therewith.

Section 3.5Revaluation Events and Capital Adjustments for Book Items.

Pursuant to the capital account maintenance rules of Section 1.704-1(b)(2)(iv) of the Regulations, effective immediately prior to any Revaluation Event, the Capital Account balance of each Member shall be adjusted to reflect the manner in which items of Profit or Loss, equal to the Unrealized Book Gain or Loss then existing with respect to each asset owned (to the extent not previously reflected in the Members’ Capital Accounts) by the Company would be allocated among the Members pursuant to Section 3.1 hereof if there were a taxable disposition of such property immediately prior to such Revaluation Event for its fair market value (as determined by the Managing Member taking Section 7701(g) of the Code into account).  In all events with respect to all items of Company Profit and Loss, the balances of the Members’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 hereof and shall not be adjusted for allocations of correlative Tax Items under Section 3.3 hereof.

Section 3.6Intent of Liquidating Distributions.

The parties intend that the allocation provisions of this Exhibit “A” shall produce final Section 704 Capital Account balances of the Member being equal to the distributions required pursuant to Section 5.2 of the Agreement.  To the extent that the allocations required in this Exhibit “A” would fail to produce such Capital Account balances (determined at the close of each taxable year as provided in Section 3.1(i)), (a) such allocations provisions shall be amended by the Managing Members if and to the extent necessary to produce such result and (b) items of Company income, gain, loss, or deduction for prior open taxable years shall be reallocated among the Members to the extent it is not possible to achieve such result with allocations of Company income, gain, loss or deduction for the current taxable year and future taxable years.  This Section 3.6 shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

Section 3.7Curative Allocations.

The Regulatory Allocations are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.7.  Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Managers shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

Exhibit “A” - 11

ARTICLE 4
OTHER TAX MATTERS

Section 4.1Consistent Treatment.

The Members shall take positions with respect to Tax Items that are consistent with the positions taken by the Company with respect to the same Tax Items in all U.S. federal, state, local, or foreign tax returns, all notices to government bodies, and in any audit or other proceedings with respect to taxes.

Exhibit “A” - 12

EXHIBIT “B”

DEVELOPMENT MANAGEMENT AGREEMENT

(Attached)

Exhibit “B”

EXHIBIT “C”

INITIAL APPROVED OPERATING BUDGET

SKX Expansion Opinion of Cost
General Liability Insurance	$109,792
Difference in Conditions (Earthquake)	$258,542
Property Taxes	$1,073,500
POA	$103,531
Repair, Replace & Maintenance	$87,125
Annual:	$1,632,489
Monthly:	$136,041

Exhibit “C”

EXHIBIT “D”

HFPV REPRESENTATIONS AND WARRANTIES

The following constitute representations and warranties of HFPV to Skechers, HF and the Company, which are made as of the Effective Date, and also as of the Closing Date, and which may be enforced by any of Skechers, HF or the Company:

a.HFPV has all legal power, right and authority to convey, or cause to be conveyed, its entire right, title and interest in the HFPV Property to the Company pursuant to this Agreement and to execute and deliver, or cause the execution and delivery, of all documents required to consummate the transactions contemplated hereby.

b.All requisite action has been taken in connection with the conveyance of HFPV’s interest in the HFPV Property to the Company pursuant to this Agreement and the execution of all documents required to consummate the transactions contemplated hereby.

c.The execution and delivery of the conveyance documents contemplated hereby do not require the consent or approval of any third party nor shall such execution and delivery result in a breach or violation of any applicable law or conflict with, breach, result in a default under or violate any contract or agreement to which HFPV is a party, or by which HFPV or the HFPV Property is bound.

d.Neither HFPV nor any HFPV Affiliate has received written notice or has actual knowledge of any pending or threatened actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the HFPV Property, or in which HFPV is, or will be, a party by reason of its interest in the HFPV Property.

e.Neither HFPV nor any HFPV Affiliate has received written notice of or has actual knowledge of any attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending against HFPV.

f.Neither HFPV nor any HFPV Affiliate has entered into any contracts for the sale, exchange or other disposition of the HFPV Property, or any portion thereof, which are still in force and effect, nor do there exist any rights of first refusal, options or other rights of any other Person to purchase all or any portion of the HFPV Property.

g.HFPV holds fee simple title to the HFPV Property.

h.Neither HFPV nor any HFPV Affiliate has received written notice of or has actual knowledge of the commencement or intended commencement of any proceeding in eminent domain, or similar proceeding by any governmental authority which would affect the HFPV Property.

i.In accordance with California Health and Safety Code §25359.7, HFPV hereby gives HF, Skechers and the Company notice and informs them that HFPV has no knowledge of the release of any hazardous materials located on or beneath the HFPV Property, except to the extent (if any) reflected in any environmental reports delivered to Skechers and HFPV.

j.Neither HFPV nor any of its Affiliates has received any written notice or has other actual knowledge of any change contemplated in any laws, ordinances or restrictions affecting the HFPV Property, or any judicial or administrative action, or any action by adjacent landowners with respect to the HFPV Property, and neither HFPV nor any of its Affiliates has received any written notice

Exhibit “D” - 1

or has other actual knowledge or any other fact, circumstance or condition, financial or otherwise, which would materially present, limit, impede or render materially more costly the construction of the Project or the use or operation of the HFPV Property as contemplated by this Agreement.

k.To HFPV’s and the HFPV Affiliates’ actual knowledge, except as disclosed in any environmental reports delivered by HFPV to HF and Skechers, there are no acts, omissions, events, circumstances or conditions on, at, under or in connection with the HFPV Property that constitute a material violation of, or require remediation under, any applicable environmental law, including any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of a hazardous material at the HFPV Property (an “Environmental Condition”).  HFPV or an HFPV Affiliate has satisfied all material applicable governmental reporting requirements in connection with any known Environmental Condition existing on the HFPV Property.  To HFPV’s actual knowledge, there is no basis for a claim by any third party against HFPV in connection with an Environmental Condition at the HFPV Property.

l.Neither HFPV nor any HFPV Affiliate has entered into or is subject to any leases, occupancy agreements, licenses or similar agreements affecting the occupancy or possession of the HFPV Property.

m.The HFPV Property is not subject to any monetary liens or encumbrances (other than the lien of current real property taxes), or to any nonmonetary encumbrances which would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or Skechers Parent’s ability to perform its obligations under the Lease, or which could result in the termination or extinguishment of the Lease.

Exhibit “D” - 2

EXHIBIT “E”

HF AND SKECHERS REPRESENTATIONS AND WARRANTIES

The following constitute representations and warranties of Skechers and HF (collectively, the “Contributing Members”) to HFPV and the Company, which are made as of the Effective Date, and also as of the Closing Date, and which may be enforced by either HFPV or the Company.  The representations and warranties of the Contributing Members hereunder are several and not joint, and neither HF nor Skechers shall be liable for the breach of any representation or warranty of the other.

a.Neither Contributing Member nor any Affiliate of such Contributing Member has received written notice or has actual knowledge of any pending or threatened actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the HF-SKX Property, or in which such Contributing Member is, or will be, a party by reason of such Contributing Member’s interest in the HF-SKX Property.

b.Neither the Contributing Member nor any Affiliate of such Contributing Member has received written notice of or has actual knowledge of any attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending against such Contributing Member.

c.There are no contracts for the sale, exchange or other disposition of the HF-SKX Property, or any portion thereof, which are still in force and effect, nor do there exist any rights of first refusal, options or other rights of any Person to purchase all or any portion of the HF-SKX Property from SKX LLC.

d.Immediately prior to the execution of this Agreement, each Contributing Member held a 50% Company Interest, and the Company holds fee simple title to the HF-SKX Property.

e.Neither Contributing Member nor any Affiliate of such Contributing Member has received written notice of or has actual knowledge of the commencement or intended commencement of any proceeding in eminent domain, or similar proceeding by any governmental authority which would affect the HF-SKX Property.

f.In accordance with California Health and Safety Code §25359.7, each Contributing Member hereby gives HFPV and the Company notice and informs them that such Contributing Member has no knowledge of the release of any hazardous materials located on or beneath the HF-SKX Property, except to the extent (if any) reflected in any environmental reports delivered to HFPV.

g.Neither Contributing Member nor any of its Affiliates has received any written notice or has other actual knowledge of any change contemplated in any laws, ordinances or restrictions affecting the HF-SKX Property, or any judicial or administrative action, or any action by adjacent landowners with respect to the HF-SKX Property, and neither the Contributing Member nor any of its Affiliates has received any written notice or has other actual knowledge or any other fact, circumstance or condition, financial or otherwise, which would materially present, limit, impede or render materially more costly the construction of the Project or the use or operation of the HF-SKX Property as contemplated by this Agreement.

h.To each Contributing Member’s and such Contributing Member’s Affiliates’ actual knowledge, except as disclosed in any environmental reports delivered to HFPV, there are no acts, omissions, events, circumstances or conditions on, at, under or in connection with the Property that

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constitute a material violation of, or require remediation under, any applicable environmental law, including any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, use, handling, treatment, storage, disposal, discharge, emission or release of a hazardous material at the HF-SKX Property (an “Environmental Condition”).  SKX LLC has satisfied all material applicable governmental reporting requirements in connection with any known Environmental Condition existing on the HF-SKX Property.  To each Contributing Member’s actual knowledge, there is no basis for a claim by any third party against SKX LLC or either Contributing Member in connection with an Environmental Condition at the Property.

i.There are no leases, occupancy agreements, licenses or similar agreements affecting the occupancy or possession of the HF-SKX Property.

j.The HF-SKX Property is not subject to any monetary liens or encumbrances (other than the lien of current real property taxes), or to any nonmonetary encumbrances which would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or Skechers Parent’s ability to perform its obligations under the Lease, or which could result in the termination or extinguishment of the Lease.

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089402.000005 4845-7650-5721.3

DEVELOPMENT MANAGEMENT AGREEMENT

THIS DEVELOPMENT MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the ____ day of ____________, 2019 (the “Effective Date”), by and between HF LOGISTICS-SKX T2, LLC (hereinafter, “Owner”); and HFC HOLDINGS, LLC, a Delaware limited liability company (“Development Manager”).

RECITALS:

A.Owner is a Delaware limited liability company formed pursuant to that certain Amended and Restated Limited Liability Company Agreement (as further amended from time to time, the “LLC Agreement”) dated of even date herewith between HF Logistics I, LLC, a Delaware limited liability company and Highland Fairview Partners V, a Delaware general partnership (together, the “HF Member”), and Skechers R.B., LLC, a Delaware limited liability company (“Skechers Member”).

B.Section 7.5 of the LLC Agreement provides that the Owner shall enter into this Agreement.

C.The Owner has caused the Project Architect to prepare the Approved Plans for the Improvements (the construction of the Improvements on the Land in accordance with the Approved Plans is herein called the “Project”).

D.The Owner has approved the Development Budget for the Project.

E.Owner and Development Manager intend that the Development Manager perform or cause to be performed the Development Services and receive the Development Manager Fee, in accordance with this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing (all of which is incorporated in this Agreement by this reference) and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Owner and Development Manager hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Added Costs” has the meaning given to that term in Section 4.1.

“Agreement” has the meaning given to that term in the introductory paragraph.

“Applicable Laws” means all applicable statutes, ordinances, rules, regulations, codes and interpretations by all federal, state and local governmental authorities having jurisdiction over the Project.

“Approval by (or of) Owner” means to be approved in writing by Owner.

“Approved Plans” has the meaning given to that term in Section 2.4.

“Bid Documents” has the meaning given to that term in Section 2.7(e)(i).

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“Building” means the building which constitutes part of the Improvements.

“Close-Out” has the meaning given to that term in Section 2.11(a).

“Completion Notice” means a notice from Development Manager (or the General Contractor) to the Owner that Substantial Completion has occurred for the Improvements, as described in Section 2.10(a).

“Completion of the Project” has the meaning given to that term in Section 2.11(c).

“Construction Loan” means the loan to be made to Owner by Lender, the proceeds of which shall be used to construct the Project.

“Contract Documents” means the Approved Plans, the Project Construction Contract, and other documents governing the performance obligations of the General Contractor.

“Development Approvals” has the meaning given to that term in Section 2.7(g).

“Development Budget” has the meaning given to that term in Section 2.3.

“Development Budget Amendment” has the meaning given to that term in Section 2.8(f).

“Development Manager” has the meaning given that term in the introductory paragraph.

“Development Manager Fee” has the meaning given to that term in Section 5.1.

“Development Services” has the meaning given to that term in Section 2.1.

“Due Care” means to act in good faith, within the scope of one’s authority, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent real estate professional experienced in such matters would use in the conduct of the development of an industrial/warehouse building of the type and quality envisioned in the Approved Plans.

“Effective Date” has the meaning given to that term in the introductory paragraph.

“Entitlement Requirements” has the meaning given to that term in Section 2.7(a)(i).

“Force Majeure” has the meaning given to that term in Section 4.2.

“General Contractor” means the general contractor selected by the Development Manager and engaged by Owner to construct the Project.

“Hard Costs” means those Project Costs so designated in the Development Budget.

“Hazardous Materials” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local law, ordinance, rule or regulation applicable to the Land or the Project, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

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“Improvements” means an approximately 750,000 rentable square foot Building and other improvements to be constructed by Owner on the Land in accordance with the Lease and the Approved Plans.

“Indemnified Parties” has the meaning given to that term in Section 4.3.

“Land” means the tract of land which is the subject of the Lease and upon which the Project will be constructed.

“Lease” means that certain Lease of even date herewith between Owner, as landlord, and Skechers Parent, as tenant, as amended.

“Lender” means the lender which extends the Construction Loan to Owner, or any future holder of the note and other documents which evidence the Construction Loan.

“LLC Agreement” has the meaning given that term in the Recitals.

“Owner” has the meaning given to that term in the introductory paragraph.

“Party” means either Owner or Development Manager.

“Project” has the meaning given that term in the Recitals.

“Project Architect” means [HPA Architects].

“Project Construction Contract” has the meaning given to that term in Section 2.7(e)(v).

“Project Costs” means all costs of construction of the Project (Hard Costs and Soft Costs) as reflected in the Development Budget.

“Project Engineers” means the mechanical, structural and electrical engineers’ engaged in connection with the Project.

“Project Manager” has the meaning given to that term in Section 3.2.

“Project Schedule” has the meaning given to that term in Section 2.3.

“Project Team” has the meaning given to that term in Section 2.2.

“Punchlist” has the meaning given to that term in Section 2.10(c).

“Punchlist Items” means any items necessary to complete the Improvements in compliance with Applicable Laws, the Approved Plans and the other requirements of this Agreement after receipt of the Completion Notice (it being understood that the nature of the Punchlist Items is such that they will, not materially interfere with the use, occupancy or enjoyment of the Building by Skechers Parent as tenant under the Lease).

“Skechers Parent” means Skechers USA, Inc., a Delaware corporation.

“Soft Costs” means those Project Costs so designated in the Development Budget.

“Standard of Quality” has the meaning given to that term in Section 2.5.

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“Statement of Project Costs” has the meaning given to that term in Section 2.11(b).

“Substantial Completion” has the meaning set forth in the Lease.

Section 1.2Other Definitions.  Other terms defined in this Agreement have the meanings so given them.  Capitalized terms used but not defined herein shall have the same meaning herein as in the LLC Agreement.

Section 1.3Terminology.  Unless the context of this Agreement clearly requires otherwise, (a) pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations, partnerships, limited liability companies and entities of every kind and character, (b) the singular shall include the plural wherever and as often as may be appropriate, (c) the word “includes” or “including” shall mean “including without limitation”, and (d) the words “hereof”, “herein”, “hereunder”, and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  The section, article, and other headings in this Agreement are for reference purposes and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.  Article, section, subsection, and exhibit references are to this Agreement unless otherwise specified.  All exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein.

ARTICLE 2

SCOPE OF SERVICES

Section 2.1General.  Development Manager shall perform, using Due Care, the services described in this ARTICLE 2 (the “Development Services”) required for the development of the Project.  Development Manager will coordinate with the Owner with respect to the matters for which the Owner is involved in accordance with this Agreement and Development Manager will coordinate with the Skechers Member with respect to matters for which the Skechers Member is involved in accordance with this Agreement.  It is understood that any decisions, approvals, consents or other rights or obligations of the Owner under this Agreement shall be subject to the provisions of the LLC Agreement which allocate the authority to make such decisions, approvals, consents or to exercise such rights or obligations between the Skechers Member and the HF Member, and nothing in this Agreement is intended to modify or amend such provisions of the LLC Agreement.

Section 2.2Project Team.  Development Manager shall coordinate and provide leadership for the development, design and construction team (the “Project Team”) for the Project.  The Project Team shall consist of Development Manager, Owner, the Project Architect, the Project Engineers and the General Contractor, and others engaged by Owner to work on the development, design or construction of the Project.

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Section 2.3Development Budget and Project Schedule.  Attached hereto marked Exhibit “A” is a development budget (as amended, the “Development Budget” and which includes any Added Costs) and a project schedule (as amended, the “Project Schedule”) for the Project.  It is understood and agreed that the Development Budget contains estimates of the costs of construction of the Project (including both the costs of the Landlord Improvements and the Tenant Improvements, as such terms are defined in the Lease), and that such costs of construction may change based upon the actual time of construction, final specifications, tariffs and regulatory changes.  Landlord has no control over the cost of labor and material, competitive bidding, or market conditions, and the opinion of costs is based on consultations with experienced general contractors and adjusted to accommodate factors known at the time.  Development Manager shall revise the Development Budget and the Project Schedule from time to time, but except as set forth in Section 4.1, no amendment or modification of the Development Budget or the Project Schedule shall be effective until Approved by Owner and approved by Skechers Member.  Notwithstanding anything herein to the contrary, the Development Manager shall not be responsible if Completion of the Project does not occur by the date set forth in the Project Schedule, except as a result of the gross negligence or the willful misconduct of Development Manager.

Section 2.4Plans.  Development Manager has coordinated the preparation of the plans and specifications for the Project which have been approved by both the tenant under the Lease, and Owner (the “Approved Plans”).  The Approved Plans may not be amended or modified in any material respect without the approval of Owner and the approval of the tenant under the Lease.

Section 2.5Standard of Quality.  Development Manager has prepared and Owner has approved detailed general and specific standards for the overall development of the Project, as set forth in the Approved Plans and covering site use, selection of materials, building systems, landscaping, parking and other features related to development of the Project (the “Standard of Quality”).

Section 2.6Compliance With Applicable Laws.  Development Manager shall have the Project Architect (or other appropriate professional) confirm that the Approved Plans for the Project satisfy the Standard of Quality, and are in substantial compliance in all material respects with the requirements of the Construction Loan and all Applicable Laws.

Section 2.7Predevelopment Phase.  Subject to the general provisions of Section 2.1 through Section 2.6 above, Development Manager shall perform the following predevelopment phase services, to the extent that it has not already done so:

(a)Initial Planning.  Development Manager shall:

(i)Ascertain the significant subdivision, zoning, building code and other governmental compliance issues for the Project (collectively, the “Entitlement Requirements”);

(ii)Provide to Owner soils reports, environmental reports and other reports and studies in Development Manager’s possession in connection with the Project;

(iii)Obtain preliminary site plans, surveys, topographical surveys and schematic designs and elevations for the Project; and

(iv)Coordinate preparation and submission of materials, plans and information as necessary under the Entitlement Requirements, and coordinate the Project development requirements of governmental agencies.

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(b)Schematic Design.  Development Manager shall coordinate the Project Architect’s preparation of schematic design drawings for the Project and assist in evaluating design alternatives in light of Owner’s construction, timing, function and marketing goals and objectives.

(c)Design Development.  Development Manager shall review all plans and specifications prepared by the Project Architect and evaluate such plans and specifications in light of the approved design concept for the Project, Owner’s cost and time constraints and Owner’s objectives.

(d)Working Drawings.  Development Manager shall:

(i)Coordinate the preparation by the Project Architect of the construction drawings; and

(ii)Make recommendations regarding alternative design and construction solutions whenever design details appear to adversely affect construction feasibility, the Development Budget or the Project Schedule or to deviate from the Approved Plans.

(e)Contractor Bidding and Selection.  Development Manager shall:

(i)Coordinate the preparation of the “Bid Documents,” which shall consist of, among other things, the Approved Plans, construction drawings (to the extent completed), proposed form of Project Construction Contract and instructions to bidders.

(ii)Make recommendations for prequalification criteria for bidders, including any need for performance bonding of any bidder if selected as a contractor, and develop a bid list for prospective contractors and subcontractors.

(iii)Develop competitive bidding procedures and requirements.

(iv)If appropriate, conduct prebid conferences to familiarize bidders with the Bid Documents and any special or unique systems, materials, methods or requirements.

(v)Prior to commencement of construction of any Improvements, including any site work, the General Contractor and the Owner will enter into a guarantied maximum cost construction contract for the Project (the “Project Construction Contract”).  Development Manager shall assist Owner in negotiating the Project Construction Contract and advise Owner as to holdbacks or retentions on contractor payments and other contract provisions to be incorporated in the Project Construction Contract so that Development Manager can properly manage the General Contractor’s performance.

(vi)Provide recommendations regarding the General Contractor’s proposed temporary Project facilities, equipment, materials and services during construction and the assignment of responsibilities relating to same.

(vii)Conduct pre-award conferences with the successful bidders, prepare and negotiate the Project Construction Contract on terms and conditions acceptable to Owner (for approval and execution by Owner) and advise Owner regarding subcontractors and major suppliers for the Project.

(f)Payment of Project Architect and Project Engineers.  Development Manager shall review and advise Owner with regard to all requests for payment from the Project Architect, the

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Project Engineers and any other consultants having contracts with Owner or Development Manager for the Project.

(g)Development Approvals.  Development Manager shall assist Owner, the General Contractor, the Project Architect and the Project Engineers with any governmental authorities having jurisdiction over the Project and shall process and obtain all governmental and third party approvals required in connection with the Project, including all approvals, permits, and authorizations necessary for development, construction, use or occupancy of the Project, the subdivision of the land, construction, use and occupancy of the Project, establishment of communities facilities districts, establishment of a property owner’s association and related documentation, and all necessary public improvement agreements, easements, dedications or other similar agreements required in connection with the Project (collectively, the “Development Approvals”).

(h)Meetings.  Development Manager shall meet with a representative of Owner on a regular basis, to update Owner on the status of the Project and apprise Owner of major events and issues anticipated by Development Manager with respect to the Project.

(i)Contracts with Project Architect and the Project Engineers.  Development Manager shall negotiate on Owner’s behalf (for approval and execution by Owner) and advise Owner with respect to service contracts, including, but not limited to, contracts with the Project Team and other consultants, if any, as are necessary or appropriate in order to construct the Project.

(j)Development Easements.  Upon Development Manager’s request, Owner shall enter into and grant such development easements, rights of way and other similar encumbrances affecting title to the Project to the extent reasonably required for or in connection with the orderly development of the Project.

Section 2.8Construction Phase.  The “Construction Phase” shall commence at the time designated in the Project Schedule.  Subject to the general provisions of Section 2.1 through Section 2.6 above, and in addition to services described under Section 2.7, which (to the extent applicable) continue throughout the term of this Agreement, Development Manager shall perform the following construction phase services, to the extent that it has not already done so:

(a)Critical Path Schedule.  Development Manager shall direct the General Contractor (and others, where appropriate) to prepare and update a critical path schedule for completion of the Project.  In the event of delays impacting the critical path schedule, Development Manager shall make recommendations for corrective action by the General Contractor.

(b)Site Preparation.  Development Manager shall monitor site work for the Project, as well as any environmental remediation to be performed upon the Land.

(c)Applications for Payment Requirements.  Development Manager shall (i)prepare procedures for the review and, subject to the provisions in subparagraph (o), processing of applications for payment received from the General Contractor, (ii) assure that permitted holdbacks or retentions are maintained upon payments to the General Contractor, (iii) confirm that applications for payment are complete and correct and accompanied by all required documents, (iv) obtain the Project Architect’s certification of each application for payment and (v) make recommendations to Owner concerning payment of applications for payment and other Project Costs.  Development Manager shall prepare and coordinate orderly procedures, consistent with the requirements of the Construction Loan, for payment of all Project Costs.

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(d)Certificate.  Whenever certificates of the Project Architect or the Project Engineers are required in accordance with the Construction Loan Agreement, Development Manager shall coordinate delivery of such certificates to assure that necessary certificates are received.

(e)Construction Administration.  Development Manager will provide overall coordination of development of the Project, including the following:

(i)Meetings.  Schedule and conduct (not less than once per month) job-site meetings to discuss construction procedures, progress and scheduling with General Contractor and the Project Architect.  Development Manager shall prepare or direct the General Contractor or Project Architect to prepare minutes of construction meetings and distribute such meeting minutes to the Project Team.

(ii)Contract Performance.  Monitor the performance, assure maintenance of applicable holdbacks and assist in the enforcement (short of instituting any legal proceeding) of the obligations of the General Contractor under the terms of the Project Construction Contract.

(iii)Bonds.  If required under the terms of the Construction Loan, prior to the General Contractor performing Work (as defined in the Project Construction Contract), Development Manager shall obtain from the General Contractor both a General Contractor’s payment bond and a performance bond in the full value of the Project Construction Contract issued by a corporate surety or sureties reasonably satisfactory to Owner or the Lender, as applicable, naming Owner or the Lender, as applicable, as a beneficiary.

(iv)General Contractor Identification.  Make timely recommendations to Owner for the employment or dismissal of the General Contractor and all attorneys, architects, engineers, consultants and other professionals and personnel as are necessary or appropriate to construct and complete the Project.

(v)Lien Claims.  Obtain from the General Contractor the negotiation of settlements with all material mechanics, materialmen and subcontractors, and if any mechanic’s, materialman’s or similar lien and/or stop notices are filed with respect to the Project, take such action (short of instituting legal proceedings) which is within the power of Development Manager, or cause the General Contractor to take such lawful action, as is appropriate to contest or settle and discharge such lien or liens and/or stop notices and to remove the same by bonding or otherwise within thirty (30) days after receiving notice of the filing thereof.

(vi)Warranty Corrections.  Cause to be enforced (short of instituting any legal proceeding) all warranties and guaranties of the General Contractor or materialmen with a view to correcting any known or identified defects in the construction of the Project or in the installation or operation of any equipment or fixtures therein, at the expense of the General Contractor or materialmen and cause inspections of the completed Project to be made by the Project Architect with a view to discovering any such defects.

(vii)Monitor Work.  Monitor the performance of work by the Project Team concerning matters relating to the Project.  If the Development Manager determines that any members of the Project Team are not in compliance with the terms and conditions of their respective agreements or contracts with Owner, Development Manager shall notify Owner of such noncompliance and the nature thereof and of Development Manager’s recommendations with respect thereto.  Any legal action to be taken with respect to such noncompliance shall be entirely at the discretion of and under the direction of Owner.  In connection with monitoring the work, Development Manager shall not cause or knowingly

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permit any Hazardous Materials to be brought upon, kept or used in or about the Land or Project except to the extent such Hazardous Materials: (A) are necessary for the construction of the Project, (B) are required by the Approved Plans,  and (C) are used, stored and disposed of in compliance with all Applicable Laws.

(viii)Accidents.  Notify Owner of any material accidents or damage or injury claims arising from work on the Project promptly after Development Manager has actual knowledge of such events.

(ix)Shop Drawings and Other Submittals.  Coordinate the Project Architect’s review and approval of shop drawings, product data and other submittals by the General Contractor.  Coordinate the delivery by the General Contractor to Owner of the guaranties, warranties, releases, affidavits, bonds, manuals, insurance certificates and other items required by the Project Construction Contract.

(x)Utilities.  Coordinate the obtaining and installation of all utilities and similar services required for the Project.

(f)Change Orders.  Development Manager shall coordinate the negotiation and processing of all change orders to the Project Construction Contract for Approval by Owner.  Copies of all change orders will be promptly provided to Skechers Member.  The Development Budget and/or Project Schedule, as applicable, will be revised to reflect Added Costs, if any, resulting from change orders which are Approved by Owner.  Development Manager shall process and administer change orders.  Owner and agrees to reasonably and timely consider and act upon change orders and resulting changes in the Development Budget (each, a “Development Budget Amendment”) and the Project Schedule (each, a “Project Schedule Amendment”).  Notwithstanding the foregoing, Owner need not give approval of any change order unless (i) the change is permitted under the Construction Loan, and conforms to the Standard of Quality, and (ii) the aggregate estimated total costs of the Project following such change order, Development Budget Amendment do not exceed (and, prior to Completion of the Project, are not reasonably estimated to exceed) the amount available to pay such costs under the Development Budget immediately prior to such Development Budget Amendment therefor (as a result of available funds in the contingency line item or realized cost savings in another line item in the Development Budget), or alternatively either the HF Member or the Skechers Member agrees to fund such excess costs (as required under the LLC Agreement). Subject to approval of the Lender, Development Manager may allocate any contingency line item (Hard Cost or Soft Cost) in the Development Budget and realized cost savings to other line items within the Development Budget.

(g)Construction Phase Reporting.  Development Manager shall furnish to Owner and Skechers Member reports, not less frequently than monthly, containing (i) a status of construction; (ii) a comparison of the Development Budget (which shall be presented in such a fashion that it shows the original Development Budget and all changes thereto, including Added Costs, if any) on a major line item basis to construction costs by trade incurred through the date of the report and a comparison of the Project Schedule to the work actually completed through the date of the report; (iii) a summary of change orders made during the month covered by the report; (iv) any revision to the Project Schedule and/or Development Budget made during the month covered by the report; (v) an estimate of the costs to be incurred in completing the Project and (or) any other information reasonably requested by Owner or Skechers Member.  Reports will be provided on a timely basis consistent with any Construction Loan requirements.

(h)Technical Inspections.  In instances where technical inspection and testing unless are being provided by the Project Architect or other third party (which shall be a Project Cost paid by

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Owner), Development Manager shall assist the Project Architect or other third parties and the General Contractor in coordinating such technical inspection and testing.  All technical inspection reports will be in a format approved by and will be reviewed by Development Manager.

(i)Contract Enforcement.  When appropriate, Development Manager shall advise and make recommendations with respect to the exercise of Project Construction Contract prerogatives such as accelerating the work when scheduled goals are in jeopardy or requiring that work found to be defective be repaired or replaced.

(j)Construction Loan.  Development Manager shall (i) act as Owner’s agent in administering Owner’s responsibilities and assuring compliance by Owner with the terms and provisions of the Construction Loan documents, and (ii) subject to Owner’s cooperation with Development Manager, coordinate the timely delivery of all necessary documents and information to obtain monthly advances of proceeds of the Construction Loan to pay Project Costs in accordance with the Construction Loan documents, including the General Contractor’s approved monthly applications for payment, interest on the Construction Loan, fees and other Project Costs reflected in the Development Budget.

(k)Insurance of Project Architects and Engineers.  Development Manager shall confirm that the Project Architect, the General Contractor and all Project Engineers obtain all insurance policies required under their respective contracts, and shall obtain appropriate certificates of insurance from each as required.

(l)Claims.  Development Manager shall keep track of delays in progress of the work and perform a preliminary evaluation of the contents of all claims (including claims for increases in the guarantied maximum cost under the Project Construction Contract or extensions of time), obtain the factual information concerning the claim, review the time/cost impact of the alleged claim and make recommendations as to Owner’s position to the General Contractor or applicable subcontractor.  Development Manager shall also coordinate the submission of all insurance claims (whether by the General Contractor, Development Manager, Owner or others) and shall process all paperwork relating to such claims.

(m)Preparation of Punchlist.  Development Manager shall assist the General Contractor, the Project Architect and the Project Engineers in scheduling inspections (which shall include Skechers Parent, as tenant under the Lease) to determine the date of Substantial Completion (or Substantial Completion of phases, if the Improvements are completed in phases), and the preparation of the Punchlist.  Development Manager shall assist the Project Architect in reviewing the Punchlist Items and interface with the Project Architect, the General Contractor, and Skechers Parent, as tenant under the Lease, in coordinating completion of all Punchlist Items.  Development Manager shall monitor the General Contractor’s completion of all Punchlist Items.

(n)Shop Drawings.  Development Manager shall monitor the Project Architect’s review of shop drawings, product data, sample and submittals, and will use reasonable efforts to cause the Project Architect to respond in a timely fashion so as not to cause delay in construction of the Project.

(o)Bank Accounts/Withdrawals.

(i)Owner shall establish a bank account into which shall be deposited sufficient funds to timely pay Project Costs as they are incurred (including deposits of proceeds of the Construction Loan advanced by the Lender).  Designated representatives of the Development Manager shall be the signatories on such bank account, and withdrawals from such bank account (which includes checks, wire transfers or other withdrawals) may be made upon the signature of any one of such

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designated representatives.  Designated representatives of Skechers Member shall also be signatories on such bank account, but shall not exercise any right to withdraw funds from such bank account unless and until the HF Member has been removed as a Managing Member under the LLC Agreement.  Notwithstanding the foregoing,  Development Manager covenants that it shall diligently and prudently coordinate and administer expenditures from the bank account in accordance with the Development Budget and that all expenditures from the bank account shall be made in strict conformance with the Development Budget in all respects (including the nature, amount and timing of each such expenditure).

(ii)From time to time, but not more frequently than once each month (except under unusual circumstances) Developer Manager shall submit to Skechers Member a detailed schedule of all withdrawals which Development Manager has approved for the payment of Project Costs, together with reasonable back-up documentation such as invoices or statements for labor and/or material for which payment will be made.

Section 2.9Affiliate Contracts.  Without the express prior written consent of Owner, Development Manager shall not enter into any contract with an affiliate of Development Manager or HF Member in connection with the Project, except to the extent permitted under the LLC Agreement.

Section 2.10Occupancy; Punchlist.

(a)Upon Substantial Completion of the Project, the Development Manager shall certify to the Owner (or cause the General Contractor to certify to the Owner) in AIA form G-704 or substantial equivalent:  (i) that, to its knowledge, the Substantial Completion of the Project has been achieved, in conformity with the requirements of the Project Construction Contract, and in compliance in all material respects with Applicable Laws, all Development Approvals, the Standard of Quality and the Construction Loan documents, free of liens or outstanding claims for payment for labor (excepting only liens or claims of liens relating to matters that may be the subject of legitimate disputes between the Developer and the General Contractor or subcontractors performing work on the Project, provided the same have been bonded off or insured over to the reasonable satisfaction of the Owner and the Lender by Development Manager), services, materials or supplies, subject only to completion of the Punchlist Items; and (ii) that, to its knowledge, the total cost to complete any remaining Punchlist Items on the Punchlist is reflected on the Statement of Project Costs.

(b)Upon Substantial Completion of the Project, Development Manager shall apply for, or have the General Contractor apply for, and obtain all required occupancy permit(s) for the Improvements which are required to be obtained by Owner pursuant to the Lease.

(c)Within five (5) business days following the Owner’s receipt of the Completion Notice with respect to the Improvements (or portions thereof, if completed in phases), Development Manager and the Owner (and, if requested by Owner, the Project Architect and such other consultants as Owner shall desire), together with representatives of Skechers Parent, as tenant under the Lease, will conduct a walk-through inspection of the Improvements confirming that such Improvements have achieved Substantial Completion in accordance with the requirements of this Agreement, the Lease and the Contract Documents, and to jointly prepare a list (the “Punchlist”) of the Punchlist Items needing correction or completion.  Development Manager shall cause to be completed the Punchlist Items for the Improvements within forty-five (45) days following delivery of the Completion Notice for the Improvements, subject to delay for items which due to season or the nature of the item are not practical to complete and which do not interfere in any material respect with the use or enjoyment of the Building by the tenant under the Lease.

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Section 2.11Close-Out.

(a)Upon Substantial Completion of the Project, Development Manager shall give notice to Owner and Skechers Member.  Within thirty (30) days following delivery of such notice (or, with respect to items that cannot reasonably be expected to be completed within such thirty (30) day period, as soon thereafter as Development Manager can, with the exercise of due diligence, complete such items), Development Manager shall complete the following (herein sometimes referred to as “Close-Out” of the Project), (i) deliver to Owner and Skechers Member a Statement of Project Costs prepared by Development Manager and certified as true and correct to its knowledge by Development Manager; (ii) prepare or cause to be prepared and delivered to the Owner all certificates and documents that Owner and/or Development Manager are required to deliver to the Lender in accordance with the Construction Loan documents; (iii) prepare or cause to be prepared and delivered to Owner such other documents and information as Development Manager may be obligated to deliver to Owner in connection with the Substantial Completion of the Project; (iv) monitor the compliance of the Project Architect, the Project Engineers, and the General Contractor, as appropriate, with the provisions of their respective contracts with the Owner relating to the Close-Out of the Project; and (v) without limiting the foregoing, ensure that each of the following shall have been completed and delivered to Owner:

(i)As built drawings and specifications.

(ii)Change orders.

(iii)Reports including, but not limited to, soils reports, concrete reports, equipment testing and balancing reports, termite reports, etc.

(iv)Operation maintenance manuals for all equipment.

(v)Certifications and test results required in accordance with Applicable Laws.

(vi)Warranties or guaranties, including but not limited to the roof warranties, HVAC warranties, plumbing warranties, etc.

(vii)Keys for all locks.

(viii)Progress photos taken at least monthly throughout the Project.

(ix)Completion Notices as described in Section 2.10(a) above.

(x)All necessary governmental and municipal permits or approvals (including certificates of occupancy) for the Improvements.

(xi)Final lien waivers from the General Contractor and all material subcontractors and suppliers supplying services or material in connection with the construction and equipping of the Project (excepting only liens or claims relating to matters that may be the subject of legitimate disputes between the Development Manager or Owner, on the one hand, and the General Contractor or subcontractors performing work on the Project or any portion thereof, on the other hand, provided the same have been bonded off or insured over to the reasonable satisfaction of the Owner and the Lender).

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(xii)An “ALTA-ACSM As Built” survey of the Project completed by a licensed surveyor, certified as to accuracy.

(xiii)The Punchlist, including for each item shown thereon, the estimated time and cost of completing such item.

(b)For purposes hereof, the “Statement of Project Costs” shall mean a statement of the total of all Project Costs incurred in connection with the completion of the Project, and also including all items on the Punchlist.  Development Manager shall prepare and deliver to Owner a reconciliation of the Statement of Project Costs with the Development Budget, both in the aggregate and for each major line item in the Development Budget.

(c)Development Manager acknowledges that the Project shall not be deemed complete until Development Manager has completed the Closeout of the Project, including satisfaction of all of the conditions set forth in this Section 2.11, completion of all items on the Punchlist, and satisfaction of all other conditions to completion set forth in the Construction Loan Agreement (herein referred to as “Completion of the Project”).  Upon Completion of the Project (or if this Agreement is otherwise terminated), to the extent not previously done, Development Manager shall do, and execute and/or deliver to Owner (and Skechers Member with respect to item (i)) the following with respect to the Project, all of which shall be done, executed and/or delivered as promptly as is reasonably practicable:

(i)Prepare a final accounting of all funds possessed by or under the coordination or control of Development Manager, reflecting receipts and disbursements in connection with the Project through the date of Completion of the Project or termination, as applicable.

(ii)Return the balance of monies of Owner held by Development Manager.

(iii)Execute and/or deliver all documents and instruments necessary to transfer to Owner or its nominee, to the extent transferable, all permits held by Development Manager necessary to construct the Project.

(iv)Take such other actions as Owner may reasonably require to assure an orderly transition of management of the completion of the Project.

ARTICLE 3

TERM OF AGREEMENT AND PERSONNEL

Section 3.1Term.  The term of this Agreement shall commence upon the date of this Agreement and shall continue, unless sooner terminated in accordance herewith, until Completion of the Project.

Section 3.2Personnel.  Development Manager shall designate an individual to serve as the project manager (the “Project Manager”).  Development Manager shall ensure that the Project Manager shall be competent to perform the services required as such.

(a)Project Manager shall devote such portion of his or her time, efforts and management skills to the Project using Due Care as is reasonably necessary and appropriate to complete the Project, subject to Force Majeure, in accordance with the Project Schedule and Development Budget.

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(b)Any communication given to the Project Manager by Owner shall be deemed to have been given to Development Manager.

(c)Development Manager will also provide such personnel and assistants, including professional and secretarial/clerical support staff, as may be necessary to perform its Development Services in a diligent and timely manner.  Development Manager shall be responsible out of its own funds for all salaries, overhead, costs and expenses related to the employment of the Project Manager and any other personnel by Development Manager, which salaries, overhead, costs and expenses shall expressly not be a reimbursable item.  All persons, other than independent contractors, employed by Development Manager in the performance of its responsibilities hereunder shall be exclusively controlled by and shall be the employees of Development Manager and not of Owner, and Owner shall have no liability, responsibility or authority with respect thereto.

ARTICLE 4

DEVELOPMENT BUDGET AND LIABILITY
OF DEVELOPMENT MANAGER

Section 4.1Increases in Development Budget.  Subject to any restrictions set forth herein or in the LLC Agreement regarding increases in the Development Budget, the Development Budget will automatically be increased from time to time to include therein all of the following (collectively, the “Added Costs”):

(a)Increases in the Project Costs resulting from change orders which are Approved by Owner;

(b)Increases in the Project Costs incurred in connection with changes in the scope of the Project caused by changes in Applicable Laws that are required by such Applicable Laws to be complied with;

(c)Increases in Project Costs due to expressly permitted increases in the guarantied maximum cost under the Project Construction Contract;

(d)Increases in Project Costs due to (i) Force Majeure (as defined herein); or

(e)Increases in Project Costs pursuant to Section 4.6 below.

Increases in Project Costs include (without duplication) those increases which result from time delays due to the occurrence of any of the foregoing events ((a)-(d)).

Section 4.2For purposes hereof, the term “Force Majeure” means the following events or circumstances, to the extent that they cause the delay of performance of any obligation hereunder by Development Manager and (except as otherwise provided below) that could not, through the use of Due Care by Development Manager, be anticipated and mitigated:  (a) strikes, lockouts or picketing; (b) riot, civil commotion, insurrection and war; (c) fire or other casualty, accidents, acts of God or public enemy; (d) unusually adverse weather conditions not reasonably expected for the location of the Project and the time of year in question, or (e) any other similar event which delays the Completion of the Project and which is beyond the reasonable control of the Development Manager.  However, in no event shall any of the following be deemed to constitute Force Majeure: (i) failure to obtain financing for or, failure to refinance, the purchase, construction or ownership of the Project; (ii) inability to pay when due monetary sums; or (iii) the acts or omissions of the Development Manager or any other Person acting by, through or

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under the Development Manager (including without limitation, the acts or omissions of such Person that cause the event of Force Majeure).  If the Development Manager shall be delayed, hindered or prevented from performance of its obligation to achieve Completion of the Project in accordance with this Agreement by reason of Force Majeure, the time for such performance shall be extended on a day-for-day basis for each day of actual delay, provided that the following requirements are complied with by the Development Manager:  (y) the Development Manager shall give prompt written notice of such occurrence to Owner and Skechers Member, describing the Force Majeure event with specificity, and (z) the Development Manager shall diligently attempt to remove, resolve or otherwise eliminate such Force Majeure event and minimize the cost and time delay associated with such event, keep the Owner and Skechers Member advised with respect thereto, and commence performance of its obligations under this Agreement promptly upon such removal, resolution or elimination.

Section 4.3Development Manager’s Indemnity.  Development Manager shall indemnify Owner and its partners, members, managers, shareholders, directors, officers and employees and the heirs, successors and assigns of each of the foregoing (collectively, the “Indemnified Parties”), defend the Indemnified Parties and hold the Indemnified Parties harmless from and against any and all suits, actions or claims and from resulting damages, losses, costs or expenses (including reasonable attorneys’ fees and court costs, but excluding consequential damages and punitive damages) incurred by the Indemnified Parties or any one or more of them due to or arising from, directly or indirectly, (a) the grossly negligent acts, or omissions, willful misconduct or material breach of this Agreement by Development Manager, (b) the misapplication or misappropriation by Development Manager of any funds of Owner, (c) the actions of Development Manager outside the scope of authority granted to Development Manager under this Agreement, or (d) the material breach by the Development Manager of any of its material obligations under this Agreement.

Section 4.4Owner’s Indemnity.  Owner shall indemnify the Development Manager and its members, managers, shareholders, directors, officers and employees and the heirs, successors and assigns of each of the foregoing (collectively, the “Manager Indemnified Parties”), defend the Manager Indemnified Parties and hold the Manager Indemnified Parties harmless from and against any and all suits, actions or claims and from resulting damages, losses, costs or expenses (including reasonable attorneys’ fees and court costs, but excluding consequential damages and punitive damages) incurred by the Manager Indemnified Parties or any one or more of them due to or arising from, directly or indirectly, the willful misconduct or breach of this Agreement by Owner or any other loss not subject to the indemnification obligations set forth in Section 4.3 arising from the performance of Development Manager’s obligations under this Agreement (except to the extent resulting from the acts or omissions of HF Member in violation of any provisions in the LLC Agreement).

Section 4.5Records.  Records of all time charged to the Project, and records of Development Services performed shall be maintained on a customary and consistent basis and shall be available to Owner at mutually convenient times and upon reasonable prior written notice for review and audit. Development Manager shall maintain all accounting records and receipts for at least three (3) years from Completion of the Project.  Records regarding any dispute involving this Agreement shall be maintained until such dispute is resolved.

Section 4.6Time Delays/Arbitration.  Under the LLC Agreement, certain matters may be submitted to binding arbitration.  If, as a result of the institution of any arbitration between HF Member and Skechers Member, the arbitrator determines that there is a resulting change in the Project Schedule, then the Project Schedule shall be modified accordingly.

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ARTICLE 5

COMPENSATION

Section 5.1Development Manager Fee.  In consideration of Development Manager’s Services hereunder, Owner shall pay to Development Manager a fee (the “Development Manager Fee”), equal to three and one-half percent (3.5%) of the total Project Costs (including both Hard Costs and Soft Costs, but exclusive of the cost of the Land, as reflected in the Development Budget) minus the original principal balance of the HF Loan (as defined in the LLC Agreement).  Subject to availability of draws under the Construction Loan, such fee shall be paid in equal monthly installments over the pro-forma construction period (as set forth in the Project Schedule).  Development Manager shall not be entitled to reimbursement of any expenses incurred in performing the Development Services that represent compensation of any of Development Manager’s employees or otherwise represent Development Manager’s overhead, but Development Manager shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in performing the Development Services.

Section 5.2Third Party Consultants.  It is contemplated that Owner will engage all contractors, architects, engineers, attorneys and other consultants and professionals to be employed in connection with the Project.  Development Manager is not obligated to pay the compensation of any such third party consultants or professionals (other than on behalf of Owner).

ARTICLE 6

INSURANCE

Section 6.1Development Manager Insurance.  Development Manager shall procure and maintain (or cause the General Contractor to procure and maintain), throughout the term of this Agreement all insurance required pursuant to this Section 6.1.

(a)The form and substance of all insurance policies obtained by Development Manager in meeting the requirements under this Section 6.1 shall be subject to reasonable approval by Owner.  All such policies shall be issued by insurance companies qualified to transact insurance in the state or commonwealth in which the Project is located and with a minimum financial rating of A- Class IX by A.M. Best, or otherwise acceptable to Owner.  Development Manager shall furnish a certificate from its insurance carrier(s) ten (10) days before commencement of the work, and annually thereafter, demonstrating that it has complied with the above requirements and stating that the insurer will provide not less than thirty (30) days prior notice of the cancellation, non-renewal, or material change in any of the coverages so required.

(b)Insurance provided under Section 6.1(c):

(i)Shall be primary and not in excess of or contributing to any insurance or self-insurance maintained by Owner, any other party whom Owner identifies, or its respective consultants and agents;

(ii)For insurance specified by Section 6.1(c) shall be endorsed to state that Owner, and any other party whom Owner identifies and their respective partners, members, managers, directors, officers, and employees are named as Additional Insureds as per ISO Form CG2037 1001. if reasonably available,  or its substantial  equivalent.

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(c)(i)Commercial General Liability Insurance, with a combined single limit of $1,000,000 for bodily injury and property damage per occurrence and annual project aggregate of $2,000,000, and $1,000,000 for completed operations.

(ii)Business Automobile Liability Insurance, with a combined single limit for bodily injury and property damage per accident of $1,000,000 covering any and all owned, non-owned and hired autos and including Broadened Pollution Coverage per CA9948 or its equivalent.

(iii)Worker’s Compensation and Employer’s Liability Insurance that provides the statutory benefits required by law (but not less than $1,000,000 for Employer’s Liability Insurance) .

(iv)Excess  liability insurance, following the form,  supplementing the general liability, auto liability, and employers liability referenced above with minimum limits of $5,000,000.

(d)Any insurance that contains a deductible or self-insured retention in excess of $25,000 shall require Approval by Owner.

(e)Development Manager shall require the General Contractor to procure and maintain insurance as specified in Section 6.1(c).

(f)If Development Manager desires to have limits in excess of those required or desires to carry additional coverages for its own protection, the arrangements therefor and the cost thereof shall be the sole responsibility of Development Manager.  Otherwise, such insurance shall be paid for by Owner, to the extent not paid by the General Contractor.

(g)Within ten (10) days of Owner’s request, Development Manager shall provide such requesting party copies of all insurance policies required under Section 6.1(c).

(h)In the event Development Manager does not comply with the insurance requirements as set forth under Section 6.1, Owner may, at its option (and without waiving any other rights or remedies),to the extent possible, obtain and maintain such  insurance, and the cost of such insurance shall be paid by Development Manager and may be deducted from Development Manager’s compensation.

Section 6.2Owner Insurance.  Owner shall procure and maintain all insurance pursuant to this Section 6.2 covering Development Manager, the General Contractor and all other contractors and professionals and Owner.

(a)All such policies shall be issued by insurance companies qualified to transact insurance in the state or commonwealth in which the Project is located and with a minimum financial rating of A- Class IX by A.M. Best.

(b)Insurance provided under Section 6.2(c):

(i)Shall be endorsed to state that the right of cancellation or material change in coverage by the insurance carrier is waived, unless thirty (30) days’ written notice is furnished by registered mail to Development Manager.

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(c)Within thirty (30) days following the Effective Date and for so long as the Improvements are under construction pursuant to the Project Construction Contract, Owner shall obtain and maintain “Builders Risk” Property Insurance on an “all risk” peril form ( including all usual and customary coverage for a Project of this nature) for an amount equal to the completed replacement value of the Improvements.  Such insurance shall include the interests of Owner, Development Manager, the General Contractor and subcontractors in the work, as their interests may appear.  A certificate of insurance evidencing the foregoing shall be provided to Development Manager upon request.

Section 6.3Waiver of Subrogation.  To the fullest extent permitted without invalidating any insurance policies required hereunder, Owner and Development Manager waive all rights against (a) each other and any of their subcontractors, agents and employees, each of the other, and (b) the General Contractor, the Project Architect, and any of their subcontractors, agents and employees, for damages caused by fire or other perils to the extent covered by property insurance obtained to this Section 6.3 or other property insurance applicable to the construction of the Project, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary.  The Owner or Development Manager, as appropriate, shall require of the General Contractor, the Project Architect, and the subcontractors, agents and employees of each of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein.  The policies shall provide such waivers of subrogation by endorsement or otherwise.  A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

ARTICLE 7

LIMITATION AS TO SERVICES AND AUTHORITY

Section 7.1Limitation.  Without otherwise relieving Development Manager of its obligation to perform the Development Services:

(a)Nothing in this Agreement shall be construed to relieve the Project Architect, the Project Engineers, or any other contractors, subcontractors, consultants, suppliers, attorneys or other professionals rendering services in connection with the Project of their responsibilities to perform their duties in accordance with the terms of their respective contracts, or to preclude Owner or Development Manager from pursuing their respective rights vis-à-vis such consultants or professionals.  Furthermore, the furnishing of services by the Owner or other consultants of Owner shall not be construed to relieve Development Manager of its responsibility to perform its duties in accordance with this Agreement.

(b)Development Manager shall have no right or obligation to execute any contract or agreement for or on behalf of Owner except as expressly authorized in writing from time to time by Owner.

Section 7.2Owner and Skechers Member Approvals.   Except to the extent expressly permitted under the Development Budget or this Agreement, and without limitation on the other restrictions contained in this Agreement, Development Manager shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, enter into any agreement or incur any obligation with respect to any of the following matters unless and until the same have been Approved by Owner and approved by Skechers Member: (a) any change in the Approved Plans; or (b) any material expenditure or incurring of any material obligation by or on behalf of Owner except for expenditures made and obligations incurred pursuant to and specifically set forth in the Development Budget.

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ARTICLE 8

OWNER AND INDEPENDENT CONSULTANTS

Section 8.1Owner’s Inspection Rights.

(a)Development Manager acknowledges that Owner has the right to inspect the Project and to review all of General Contractor’s applications for payment and all of Development Manager’s applications for disbursement of Construction Loan proceeds during normal business hours and upon reasonable prior written notice to Development Manager.  Development Manager agrees (i) to reasonably cooperate with Owner in connection with the performance by Development Manager of its Development Services hereunder, (ii) to provide Owner and Skechers Member copies of all correspondence, notices, schedules and other information that Development Manager provides, or is required hereunder to provide to Lender, such delivery to be simultaneous with delivery of such information to Lender, (iii) except as expressly permitted under this Agreement and/or the LLC Agreement, not to amend this Agreement, the Approved Plans, the Development Budget or the Project Schedule without the Approval by Owner and approval by Skechers Member.

(b)Skechers Member may retain (at its expense) independent third-party consultants to advise and assist with the Project. Development Manager agrees to reasonably cooperate with such consultants, and to allow such consultants access, with no time, place or prior notice requirement or other restrictions, requirements or limitations (except as provided in this Agreement and reasonable safety regulations of the General Contractor that apply also to Development Manager) to inspect the Project, the work in progress, all work sites involved in connection with construction of the Project (whether located on the Land or otherwise) and Development Manager’s and the General Contractor’s books and records in connection therewith.  Without limiting the generality of the foregoing, representatives of Skechers Member shall have the right to attend all monthly construction meetings of the General Contractor and the Project Architect or the Project Engineers, and all construction meetings of the General Contractor and representatives of the Lender.  Development Manager shall keep Skechers Member reasonably informed of any such meetings so that representatives of Skechers Member may attend.

ARTICLE 9

TERMINATION

Section 9.1Termination by Owner.  If (a) Development Manager defaults in the performance of any of its obligations hereunder in any material respect and fails to cure such failure within thirty (30) days following written notice thereof or, in the case of any such failure which can be cured but not within such thirty (30) day period, if Development Manager fails to begin reasonable steps to cure such failure within thirty (30) days following written notice thereof or does not thereafter diligently prosecute such cure to completion within ninety (90) days in the aggregate following written notice thereof, or (b) Development Manager commits any act in its capacity as Development Manager involving fraud, bad faith, willful misconduct or gross negligence, or (c)  the HF Member defaults under the LLC Agreement (after any applicable notice and cure period) then Owner may, without prejudice to Owner’s other rights or remedies under the LLC Agreement, at law or in equity, terminate this Agreement and take possession of all work performed hereunder by Development Manager and perform the Development Services by whatever method Owner may deem expedient including continuing to use any contractors, subcontractors or other professional consultants engaged on the Project.  In the event this Agreement is terminated pursuant to this Section 9.1, Development Manager shall not be entitled to any portion of the Development Manager Fee not theretofore paid to Development Manager, and if termination is pursuant to clauses (a) or (b) above, in addition to any other measure of damages available

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under the LLC Agreement, at law or in equity, Owner shall be entitled to recover from Development Manager all actual damages (expressly excluding consequential or punitive damages) incurred by Owner in connection with the Project resulting from Development Manager’s default hereunder, including all costs and expenses incurred by Owner in pursuing remedies hereunder or in contracting with another development manager to complete the Project.

Section 9.2Suspension and Termination by Development Manager.  If Owner fails to pay Development Manager any portion of the Development Manager Fee due to Development Manager hereunder, then (except in the case of a good faith dispute as to amounts due or in the case of a failure to pay resulting from the acts or omissions of the HF Member), Development Manager may, without prejudice to Development Manager’s other rights or remedies, after giving Owner ten (10) days’ written notice, suspend performance unless Owner makes the required payment within such ten (10) day period.  If Development Manager suspends performance, it will be without prejudice to Development Manager’s right to terminate this Agreement at any time after the date that is thirty (30) days following the date of such default by Owner unless Owner timely cures the default in question within the aforesaid 30-day period.  Any suspension by Development Manager of its performance hereunder pursuant to this Section 9.2 shall in no event cause Development Manager to be in default hereunder and (a) any additional costs incurred for the Completion of the Project as a result of or in connection with such suspension of performance shall be deemed to be included within the meaning of “Added Costs” as used in this Agreement; and (b) any delays in the Completion of the Project as a result thereof or in connection therewith shall be deemed to extend all affected dates set forth in the Project Schedule.  In addition, whether Development Manager suspends performance or terminates this Agreement pursuant to this Section 9.2, Development Manager shall be entitled to any and all rights and remedies available at law or in equity (expressly excluding consequential or punitive damages).

ARTICLE 10

MISCELLANEOUS

Section 10.1Protection of Persons or Property.  If Development Manager becomes aware of any emergency on the Project affecting the safety of persons or property, Development Manager shall take all commercially reasonable prudent actions to prevent threatened damage, injury or loss, and Development Manager shall notify Owner as soon as practicable thereafter of such emergency.  Unless such emergency was caused by the gross negligence or willful misconduct of Development Manager, Owner shall reimburse Development Manager for all reasonable costs incurred by it in connection with such actions.

Section 10.2Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of California.

Section 10.3Jurisdiction.  Jurisdiction for all legal actions, including cross claims brought by Owner or Development Manager against the other, which may arise as a result of any question, matter or dispute concerning the Project or this Agreement shall lie exclusively with the appropriate California court in the County of Los Angeles.

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Section 10.4Notices.  All notices required under this Agreement shall be deemed to have been received by the addressee if delivered to a duly authorized representative of the Person for whom they are intended or if sent by certified mail, return receipt requested, by hand or by overnight courier, addressed as follows:

If to Owner:	HF Logistics-SKX T2, LLC c/o Highland Fairview Properties 14225 Corporate Way Moreno Valley, California 92553 Attention:Iddo Benzeevi
With a copy to:	Skechers R.B., LLC c/o Skechers USA, Inc. 228 Manhattan Beach Boulevard Manhattan Beach, California 90266 Attention:David Weinberg Chief Operating Officer
If to Development Manager:	HFC Holdings, LLC c/o Highland Fairview Properties 14225 Corporate Way Moreno Valley, California 92553 Attention:Iddo Benzeevi
With Additional Copy to:	James Lieb, Esq. Executive Vice President The Trump Group 400 Park Avenue New York, NY 10022

Either party may change its address for the giving of notices by notice given in accordance with this Section.

Section 10.5Extent of Agreement.  This Agreement represents the entire and integrated agreement between the parties hereto with respect to Development Services and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may only be amended by written instrument executed by Development Manager, Owner, and Skechers Member.

Section 10.6Severability.  In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, such invalid or unenforceable provision shall in no way affect the validity and enforceability of the remaining provisions, or portions or applications thereof.

Section 10.7Successors and Assigns.  Owner and Development Manager, respectively, bind themselves, their successors, assigns and legal representatives to the other party to this Agreement and to the successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement.  Neither party may assign this Agreement or any of its obligations to perform under this Agreement without the express written consent of the other.  However, Owner has the right to assign its rights hereunder to the Lender.

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Section 10.8Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which together shall constitute one agreement.

Section 10.9Third Party Beneficiaries.  This Agreement is intended for the benefit of, and shall be enforceable by, only Development Manager, Owner, Skechers Member and their respective permitted successors and assigns, and not by any third parties, including creditors of Owner or Development Manager, except to the extent that Owner’s rights under this Agreement have been assigned to the Lender.

Section 10.10Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any party in the performance of that party of its obligations under this Agreement is not a consent or waiver to or of any other breach or fault in the performance by that party of the same or any other obligation with that party with respect to this Agreement.  Failure on the part of that party to complain of any act of any party or to declare any party in default with respect to this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to that default until the applicable statute of limitations has run.

Section 10.11Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments in performing additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 10.12Attorneys’ Fees.  If any litigation is instituted by any party against another party relating to this Agreement or the subject matter thereof, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees incurred in connection therewith.

Section 10.13Independent Contractor; Licenses.  In performing its services hereunder, Development Manager shall be an independent contractor.  Development Manager shall, at its own expense, qualify to do business in California (if not already qualified) and obtain and maintain such licenses, if any, as may be required to be issued and held in its name for the performance by Development Manager of the Development Services under this Agreement.

Section 10.14Agreement Negotiation.  This Agreement is the result of detailed negotiations between the parties and the terms herein have been agreed upon after prolonged discussions.  All parties agree and acknowledge that they were represented by competent counsel in such negotiations and that in construing this Agreement neither party shall be considered to have drafted this Agreement.

Section 10.15Skechers Member Approvals.  Any approvals or consents to be given by Skechers Member hereunder shall not be unreasonably withheld or delayed.

(signature pages follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“OWNER”					“DEVELOPMENT MANAGER”

HF LOGISTICS –SKX T2, LLC, a Delaware limited liability company					HFC HOLDINGS, LLC, a Delaware limited liability company

By:	HF Logistics I, LLC, a Delaware limited liability company, it’s Managing Member
By
Iddo Benzeevi, its Chief Executive Officer
By:
Iddo Benzeevi, President and Chief Executive Officer

By:	Skechers R.B., LLC, a Delaware limited liability company, it’s Managing Member

	By:	Skechers R.B., LLC, a Delaware limited liability company, it’s Managing Member

By:
David Weinberg, Chief Operating Officer

By:
Robert Greenberg, Chief Executive Officer

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JOINDER

Skechers R.B., LLC, a Delaware limited liability company and Skechers USA, Inc., a Delaware corporation, each hereby joins in the execution of this Agreement as a third party beneficiary of this Agreement and for the purposes of confirming their agreement to comply with and perform those obligations applicable to Skechers Member or Skechers Parent set forth herein.

“SKECHERS PARENT”		“SKECHERS MEMBER”

SKECHERS USA, INC., a Delaware corporation		SKECHERS R.B., LLC, a Delaware limited liability company

		By:	Skechers USA, Inc, a Delaware corporation, its sole member
By:
	David Weinberg, Chief Operating Officer		By:
David Weinberg, Chief Operating Officer
By:
	Robert Greenberg, Chief Executive Officer		By:
Robert Greenberg, Chief Executive Officer

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EXHIBIT “A”

DEVELOPMENT BUDGET AND PROJECT SCHEDULE

SKX Expansion Budget

750,000 SF (45' Clear)

SKX Expansion Estimated budget subject to final design and specification	750,000 SF 45' Clear		
Building Shell	SF Price	Unit	Cost
Building Shell 45' Clear w Architectural Standards, TPO & Solar Ready Roof	$ 41.73	Building SF	$ 31,297,500
Sub-Total	**$ 41.73**	**Building SF**	**$ 31,297,500**
Contingency	$ 5.49	Building SF	$ 4,114,346
Sub-Total Building Shell	**$ 47.22**	**Building SF**	**$ 35,411,846**
On-Site Improvements			
On-Site Improvements and Landscaping	$ 11.75	Building SF	$ 8,812,500
Sub-Total	$ 11.75	Building SF	$ 8,812,500
Contingency	$ 1.47	Building SF	$ 1,100,179
Sub-Total On-Site Improvements	**$ 13.22**	**Building SF**	**$ 9,912,679**
Solar			
Solar (@$2.80/kw)	$ 1.40	Building SF	$ 1,050,000
Sub-Total	$ 1.40	Building SF	$ 1,050,000
Contingency (20%)	$ 0.28	Building SF	$ 210,000
Sub-Total Solar	**$ 1.68**	**Building SF**	**$ 1,260,000**
Tenant Improvements allowance	$ 4.00	@720k SF	$ 2,880,000
Total Budget for TI Improvements	**$ 3.84**	**Building SF**	**$ 2,880,000**
Total Hard Costs for Building and On-sites	**$ 65.95**	**Building SF**	**$ 49,464,526**
Soft Costs	Unit Price	Unit	Cost
Design			
Design Development	$ 1.15	Building SF	$ 865,000
Engineering » Architecture and Construction Ready Design	$ 1.72	Building SF	$ 1,290,000
Fees			
Plan Check	$ 0.60	Building SF	$ 450,000
Inspection	$ 0.11	Building SF	$ 80,000
Public Improvement Bonds	$ 0.09	Building SF	$ 70,000
Permits / Other Fees (Caltrans, WQ, Encroachment, ect)	$ 0.10	Building SF	$ 75,000
Sub-Total	$ 3.77	Building SF	$ 2,830,000
Contingency (20%)	$ 0.75	Building SF	$ 566,000
Sub-Total Fees & Design for Building and On-Site	**$ 4.53**	**Building SF**	**$ 3,396,000**
Impact Fees, G&A, Property Tax and Insurance	SF Price	Unit	Cost
Impact Fees			
EMWD Fees	$ 0.80	Building SF	$ 600,000
DIF (Based on $1.02 for DIF)	$ 1.02	Building SF	$ 765,000
TUMF	$ 0.82	Building SF	$ 616,845
Schools	$ 0.61	Building SF	$ 457,500
Project and Construction G&A	$ 3.28	Building SF	$ 2,463,586
Property Tax (Vacant Land)	$ 0.16	Building SF	$ 120,000
Insurance	$ 0.34	Building SF	$ 257,216
Sub-Total Impact Fees, G&A, Tax and Insurance for Building and On-Site	**$ 7.04**	**Building SF**	**$ 5,280,146**
Total Soft Costs for Building and On-sites	**$ 11.57**	**Building SF**	**$ 8,676,146**
Total Building Cost (Hard and Soft Costs)	**$ 77.52**	**Building SF**	**$ 58,140,672**

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SKX Expansion Budget

750,000 SF (45' Clear)

Offsite Costs		750,000 SF 45' Clear			
Hard Costs		Unit Price	Unit		Cost
Eucalyptus Street - Parcel 2 Frontage	$	2.63	Building SF	$	1,970,000
Eucalyptus Street - Parcel 3 Frontage					
Eucalyptus Street - Additional Improvements (Lane and Landscape)	$	-	Building SF	$	-
Roundabout @ Eucalyptus and Truck Entry	$	0.41	Building SF	$	310,000
Redland Blvd - Parcel 3 Frontage (Roundabout)	$	2.35	Building SF	$	1,760,000
Backbone Water	$	2.53	Building SF	$	1,900,000
Wayfinding Signage (new wayfinding)	$	0.10	Building SF	$	76,000
Sub-Total	**$**	**8.02**	**Building SF**	**$**	**6,016,000**
Contingency (20%)	$	1.60	Building SF	$	1,203,200
Total Hard Costs for Offsite	**$**	**9.63**	**Building SF**	**$**	**7,219,200**
Soft Costs		Unit Price	Unit		Cost
Entitlements (CEQA Compliance & Plot Plan)	$	0.93	Building SF	$	700,000
Engineering and Construction Ready Design for Offsite Improvements	$	1.06	Building SF	$	795,000
Plan Check	$	0.30	Building SF	$	225,000
Inspection	$	0.07	Building SF	$	50,000
Public Improvement Bonds	$	0.27	Building SF	$	200,000
Permits / Other Fees	$	0.03	Building SF	$	25,000
Sub-Total	**$**	**2.66**	**Building SF**	**$**	**1,995,000**
Contingency (20%)	$	0.53	Building SF	$	399,000
Sub-Total Entitlements, Engineering, Plan Check, Inspection, Bonds, Fees and Permits	**$**	**3.19**	**Building SF**	**$**	**2,394,000**
Project and Construction G&A	$	0.42	Building SF	$	312,426
Property Tax	$	-	Building SF	$	-
Insurance	$	0.05	Building SF	$	37,540
Sub-Total G&A, Tax, and Insurance for Offsite Improvements	**$**	**0.47**	**Building SF**	**$**	**349,966**
Total Soft Costs for Offsite	**$**	**3.66**	**Building SF**	**$**	**2,743,966**
Total Offsite Cost (Hard and Soft Costs)	**$**	**13.28**	**Building SF**	**$**	**9,963,166**
Legal, Financing & Leasing (LFL)		Unit Price	Unit		Cost
Legal	$	3.20	Building SF	$	2,400,000
Leasing Commission	$	-	Building SF	$	-
Land Parcel 2 (included in existing partnership, 22.37 AC)	$	-	Building SF	$	-
Land Parcel 3 (12.91 AC @ $14.24 / SF on Land)	$	9.33	Building SF	$	7,000,000
Loan origination Fee 2% (less legal)	$	1.95	Building SF	$	1,465,000
Loan Legal Fees	$	0.13	Building SF	$	100,000
Construction interest 6%	$	3.41	Building SF	$	2,555,000
Development Fee 3.5% on All Development Cost (includes TI, excludes Land & Settlement)	$	3.88	Building SF	$	2,911,497
Sub-Total Fees for Legal, Financing & Leasing	**$**	**21.91**	**Building SF**	**$**	**16,431,497**
Total Project Costs	**$**	**112.71**	**Building SF**	**$**	**84,535,335**

Building Size

Warehouse SF	750,000	SF
Clear Height	45	FT
Ridge Height	50	FT
Cubic Foot of Warehouse	33,750,000	CF
Site Area	1,537,668	SF

Confidential 1/8/2019 Page 2

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TI Improvements Requested by Tenant			
Three (3) additional 4,000 AMP Services		$	841,500
Stairs to Roof Access		$	66,000
Float and Grind VNA for a F-min of 70/80 (Long/ Trans)		$	500,000
Electrical distribution on each column		$	281,184
Guardhouse (2)		$	169,814
Driver Check-In Enterance		$	68,845
Dock Door Equipment		$	1,000,536
Facility Area - Battery Charging		$	280,897
Electrical Connections for Compactors		$	48,847
Electric Drop and Data Runs for Supervisor Work Stations	Allowance	$	400,000
Facility Areas / Office Area (7,500 SF Total)			
Open Offices (2,500 SF)		$	286,831
Breakroom (600 SF)		$	98,742
Supply Closet & Storage Closet (160 SF)		$	49,720
Other Office Area with Restrooms (aprox. 4,240 SF)		$	370,368
Lighting System		$	1,262,695
Signage	Allowance	$	50,000
Smoking Area (400 SF)		$	75,425
Conveyor Bridge & Conveyor Openings + Reinforcement of Bldg A wall		$	400,000
Roof reinforcement for ceiling hanging of conveyor	No Estimate Provided		
Equipment canopies (if any) & supporting wall openings	No Estimate Provided		
4" empty conduit for fiber run from current data center to MDF in new building—no 90° bends	No Estimate Provided		
UPS & back-up generators	No Estimate Provided		
Mezzanine footings	No Estimate Provided		
Sub-Total of Construction Cost for TI's		**$**	**6,251,404**
Design / Plan Check & Inspection Cost for TI's (excludes allowances)		$	1,155,196
20% Contingency (excludes allowances)		$	1,155,196
Total Budget for TI Improvements	**$ 11.42 Building SF**	**$**	**8,561,796**

This opinion of cost is intended solely as information and guidance. The opinion of estimate cost have been prepared based on general understanding of the items and without any specific construction documents. Landlord has no control over the cost of labor and material, competitive bidding, or market conditions. The Opinion of costs is based on consultations with experienced general contractors and adjusted to accommodate factors known at the time the Opinion was prepared.

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